PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JULY 30, 2024

BIRCHBIOMED INC.

130 Kingscross Drive, King City, Ontario, Canada L7B 1E6

(905)-833-3414

Up to 2,000,000 common shares without par value

Minimum investment 200 common shares

The offering price has been arbitrarily determined by BirchBioMed Inc. (the “Company”) a corporation incorporated under the laws of the Province of British Columbia, Canada. The Company does not currently list its common shares for trading on a national securities exchange or for trading or quotation of its common shares on an over-the-counter market, and investors should therefore be prepared to hold their shares indefinitely.

SEE “DESCRIPTION OF SECURITIES” AT PAGE 93

	Price to Public	Broker Commissions and Fees (1)	Proceeds to Company (3)
Price Per Common Share	$5.00	$0.33	$4.67
Processing Fee(2)	0.18	.01
Total Maximum (2)	$10,350,000	$672,750	$9,677,250

1.	The Company has engaged DealMaker Securities LLC, member FINRA/SIPC (“Broker”) and its affiliates, to perform administrative and technology related functions in connection with this offering (the “Offering”), but not for underwriting or placement agent services. Once the United States Securities and Exchange Commission has qualified the offering statement (the “Offering Statement”) and this Offering commences, Broker will receive a cash commission equal to 6.5% of the amount raised in the Offering. Additionally, Broker and its affiliates will receive certain other fees. The cash commissions and certain other compensation in aggregate shall not exceed a maximum compensation limit for this Offering of $981,750, (9.49%). See “Plan of Distribution” for details.

2.	Investors will be required to pay a processing fee of 3.5% to the Company at the time of the subscription to help offset transaction costs. Broker will receive a cash commission on this fee. The total gross proceeds of 10,350,000 is inclusive of 2,000,000 Shares sold to the public at $5.00/Common Share plus the processing fee of 3.5% ($350,000). See “Plan of Distribution” for more detail.

3.	In the event that the maximum offering amount is sold, the Company expects the total offering expenses will be approximately $1,103,303.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion. Unless terminated, at least every 12 months after the Offering Statement has been qualified by the Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within one year, although the Offering statement of which this offering circular (“Offering Circular”) forms a part may be used for up to three years and 180 days under certain conditions.

The Company may undertake one or more closings on a rolling basis. The initial closing will occur as soon as funds clear. We expect to hold subsequent closings on at least a monthly basis. Assuming additional information does not need to be provided for due diligence and the investment has been funded it will take up to three business days to determine whether a subscription agreement has been accepted or rejected. In the event additional information is required from the subscriber, within three business days, Broker will reach out to the subscriber for that information.

The Company has engaged Enterprise Bank and Trust as escrow agent to hold any funds that are tendered by investors. Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions and receipt of funds for the Securities by the Company.

Prior to each closing, funds tendered by investors will be held in a segregated account owned by the Company, but with viewing privileges assigned to Broker, and will remain in that account until the applicable closing. As there is no minimum offering, provided that an investor purchases shares in the amount of the minimum investment, $1,035 (200 shares, plus a 3.5% processing fee), upon the acceptance of any subscription to this Offering Circular and receipt of funds, the Company may immediately deposit those funds into the operating bank account of the Company and may use the proceeds in accordance with the Use of Proceeds. For details, see “How to Subscribe.”

The shares of the Company’s common shares (“Common Shares”) will not initially be listed for trading on a stock exchange or other trading market, and the Common Shares are subject to certain transfer restrictions. Though the Company intends to seek to list its Common Shares on a national securities exchange in the United States in the future, there is no assurance that it will be able to meet the initial listing standards or will qualify to list its Common Shares. Even if the Company is able to list its Common Shares, an active trading market for its Common Shares may not develop, or, even if it develops, may not last, in which case the trading price of the Common Shares could be adversely affected. Investing in our Common Shares is speculative and involves substantial risk. You should purchase these securities only as a long-term investment and be prepared to hold them for an indefinite period of time and only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our Common Shares.

Each holder of the Company’s Common Shares is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 20.

Sales of these securities will commence on [_], 2024.

This Offering Circular follows the format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

1

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements to this Offering Circular, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See “Additional Information” below for more details.

The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on our website, www.birchbiomed.com. The contents of our website (other than this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

Our Officers and those selling the Securities on our behalf in this Offering will be permitted to make a determination that the purchasers of the Securities in this Offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Industry and Market Data

This Offering Circular contains estimates made, and other statistical data published, by independent parties relating to market size and growth and other data about our industry. We obtained the industry and market data in this Offering Circular from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This third-party data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such third-party projections, assumptions, and estimates. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

Trademarks

We own or have rights to trade names that we use in connection with the operation of our business, including our corporate name, logos, and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This Offering Circular may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Offering Circular is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Offering Circular are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

Currency

Unless otherwise noted, all reference to dollars or $ herein are to U.S. dollars.

Glossary

The following is a glossary of certain industry terms used throughout this Offering Circular:

●	Adult Cells: Cells that have limited replication potential and can only sustain a certain number of repeated cell divisions. Cell populations with expanded life span or increased replication potential, such as stem cell-derived lineages, are at the forefront of actual tissue-engineering strategies.

2

●	AI-001: First generation candidate autoimmune therapy that comprises a one-time injection of antigen presenting cells (APCs) and daily administration of FS2 (kynurenic acid), our proprietary lead drug candidate.
●	Allogeneic: Tissue, cells or otherwise, derived from one human and transplanted onto (or into) another human.
●	Alopecia: An umbrella term for conditions characterized by hair loss. Alopecia can affect just your scalp or your entire body, and it can be temporary or permanent. It can be the result of heredity, hormonal changes, medical conditions or a normal part of aging.
●	Alopecia Areata (AA): An autoimmune disease that causes patchy to complete hair loss in both men and women.
●	Alopecia Totalis: A condition characterized by the complete loss of hair on the scalp. It is an advanced form of AA.
●	Amino Acid: The basic building block of all proteins.
●	Antagonist: A chemical, small molecule or protein that inhibits the function of its target.
●	Antifibrogenic: Blocking or preventing tissue scarring, which is caused by overproduction and insufficient breakdown (or remodeling) of ECM proteins, predominantly collagen and fibronectin, within an organ – i.e., excess growth and accumulation of fibrous tissue in response to tissue damage or inflammation.
●	Antigen: A fragment of a protein the length of approximately 22 amino acids. In immunology, an antigen is a molecule, moiety, foreign particulate matter, or an allergen, such as pollen, that can bind to a specific antibody or T-cell receptor. The presence of antigens in the body may trigger an immune response. Where most antigens are foreign, auto-antigens are fragments of immuno-reactive self-proteins that are implicated in autoimmune diseases.
●	Antigen Presenting Cells (APCs): A subset of the immune system (white blood cells), most often referred to as dendritic cells, that consume antigens and present them on the cell surface so that T-lymphocytes can recognize them and determine whether or not to mount an immune response. Almost all cell types can present antigens in some way. They are found in a variety of tissue types. Professional antigen-presenting cells, including macrophages, B cells and dendritic cells, present foreign antigens to helper T cells, while virus-infected cells (or cancer cells) can present antigens originating inside the cell to cytotoxic T cells.
●	Autoimmune Disease: A disease consisting of immune responses of an organism against its own cells and tissues.
●	cGMP: Current Good Manufacturing Practices.
●	Cell Therapy: The use of cells to treat a disease or for other medical purposes.
●	CIHR: Canadian Institutes of Health Research, the Canadian counterpart to the U.S. National Institutes of Health, is a governing research body for managing academic research programs/initiatives and government funding within the health sciences and life sciences.
●	Clinical Trial: A scientific study conducted on humans. In drug development (through to commercialization), there are typically three phases. Phase 1 is typically conducted with less than 20 healthy volunteers and investigates safety; Phase 2 is typically 20-100 patients of a specific population and investigates efficacy and safety; Phase 3 is typically greater than 100 patients and investigates a wider patient population for efficacy and safety, and comparison to current modalities in many cases.
●	Collagen: A highly conserved, structural ECM protein consisting of three polypeptide chains that provides strength and rigidity to tissues and organs. Collagen is the most abundant protein in the body and is the primary component of all connective tissue.
●	Contracture: The process whereby a tissue, such as skin, tightens or contracts during wound repair. Contracture of tissue can also occur around objects such as implants and devices as a result of a reaction to a foreign body and the trauma caused during implantation. Contracture of the skin is most evident in a burn patient and often occurs around the joints, face and neck.
●	CRO: Contract Research Organization
●	Cytokines: Small proteins produced by and secreted from cells. Cytokines are in basic terms communication signals that cells send out into the body to cause specific biological effects.
●	Dermal (dermis): Refers to the components in the mid- and deep sections of the skin.
●	Drug Product: A formulation or embodiment preparation of both active drug (chemical entity) and excipients (non-medical ingredients). The drug product refers to the formulation intended for market.
●	EMA: European Medicines Agency. The EMA is a decentralized agency of the European Union (EU) responsible for the scientific evaluation, supervision and safety monitoring of medicines in the EU.
●	Enzyme (in biology): A protein that facilitates the catalytic conversion of a compound (or protein) into a new, chemically different compound. For example, some enzymes break compounds into smaller parts, others build larger compounds and others modify compounds in ways that render them chemically reactive (on) or non-reactive (off).
●	Epidermal: Refers to components in the most superficial sections (top layer) of the skin.
●	Epithelialize: The process in which cells of the epidermis (epidermal layer) migrate across a wound in order to heal it and form a new epidermis.
●	Extracellular Matrix (ECM): The non-cellular component of the human body, comprising predominantly of collagen and elastin proteins, as well as nutrients. The ECM provides a three-dimensional (3D) scaffold in which cells reside.
●	FDA: The U.S. Food and Drug Administration. The FDA is the regulatory body for food, drugs, medical devices, and cosmetics in the United States.
●	Fibroblast: The most abundant and primary cell of the dermis (and connective tissue). Fibroblasts are the primary producers of ECM proteins, in addition to serving as non-official immune modulating cells.
●	Fibroproliferative: The excess growth and accumulation of fibrous tissue in response to tissue damage or inflammation.
●	Fibronectin: A critically important ECM protein found in connective tissue, fibronectin mediates cell:ECM interaction during fundamental events such as development, wound healing, fibrosis, and tumor progression; as such it aids in reinforcing collagen networks.
●	Fibrosis: Overproduction and insufficient breakdown (or remodeling) of ECM proteins, predominantly collagen and fibronectin, within an organ.

3

●	FS1: A first-generation candidate initially developed as monotherapy for skin fibrosis (anti-scarring). Chemical Name: kynurenine. Although it can be made by conventional chemical methods, kynurenine is also produced within the body through the breakdown of tryptophan.
●	FS2: A second-generation candidate developed as topical monotherapy for anti-scarring. It is currently being developed for use as a topical monotherapy for facial atrophic acne scarring, wrinkles, organ fibrosis (pulmonary, liver or kidney), burns, and in AI-001 for Type 1 Diabetes and Alopecia Areata (autoimmune diseases). Chemical Name: kynurenic acid. Although it can be made by conventional chemical methods, kynurenic acid is also produced within the body through the breakdown of kynurenine (FS1). Unlike kynurenine, kynurenic acid is end-product tryptophan metabolite that remains unchanged prior to excretion from the body.
●	Health Canada (HC): Health Canada is the regulating body for food, drugs, medical devices, and cosmetics in Canada.
●	Hypertrophic Scars: The result of excess ECM (i.e., collagen) deposits following cutaneous wound closure, thereby forming itchy, bulky raised scars along the healed wound margin. Hypertrophic scars often lack adequate sweat glands and restrict movement.
●	IND: Investigational New Drug Application.
●	In-vitro: Taking place in a test tube or culture dish. In the life sciences this often refers to cells cultured in a culture dish under conditions that resemble those of the human body.
●	Keloid, Keloidal Scars: A genetically inherited disease of the skin whereby excess ECM (i.e., collagen) deposition and excess cell growth occur following cutaneous wound closure. Genetics of the disease share characteristics with benign cancerous lesions. Keloids typically grow beyond the borders of the closed wound margin and will often reappear in even greater bulk if excised using conventional surgical means.
●	Keratinocyte: The most abundant and primary cell of the epidermis. Keratinocytes in the deepest layer of the epidermis are adult stem cells that slowly age over time to constantly replace the outermost layer of skin. The most superficial (outermost) keratinocytes are dead cells (without a nucleus) and contain large amounts of keratin protein.
●	Kynurenic acid: See FS2.
●	Kynurenine: See FS1.
●	Matrix Metalloproteinase (MMP): Both an extracellular and cell membrane family of enzymes that facilitate the breakdown (remodeling) of collagen and other ECM proteins into fragments. MMPs are responsible for several biological activities including, but not limited to, cell migration, blood vessel growth and tissue remodeling. There are roughly 26 different MMPs, two of which (MMP-1 and MMP-3) are crucial to the breakdown of scar matrix/protein.
●	Metabolite: The end product of an enzymatic process (chemical and biological process utilizing enzymes).
●	NDA: New Drug Application.
●	NIH: National Institutes of Health is an agency of the government of the United States, responsible for managing research programs/initiatives and government funding within the health sciences and life sciences.
●	NSAID: Nonsteroidal anti-inflammatory drugs are medicines that are widely used to relieve pain, reduce inflammation, and bring down a high temperature.
●	NSERC: Natural Sciences and Engineering Research Council of Canada is an agency of the government of Canada, responsible for managing research programs/initiatives and government funding within the health sciences and life sciences.
●	OTC: Over-the-Counter.
●	Proteolytic: Breakdown of proteins into smaller protein fragments.
●	Resorption: The breakdown of proteins and other tissue components to be used in other biological or cellular processes.
●	RCT: Randomized Controlled Trial
●	RNA: Ribonucleic acid (RNA) is a fragile, single stranded copy of DNA that is used as a template in the body to make proteins.
●

Systemic: Describes what relates to or affects an entire system – e.g., a systemic disease affects the entire body or organism.

T-lymphocyte: A subset of an immune cell that is part of the adaptive (acquired) immune system and thus exerts specific cell-mediate immune responses.

●	Therapeutic: A chemical drug, biologic or similar, providing or assisting in a cure.
●	Tryptophan: An essential amino acid needed for production and maintenance of the body’s proteins, muscles, enzymes, and neurotransmitters.
●	Type 1 Diabetes (T1D): A chronic, lifelong autoimmune disease in which cytotoxic CD8-T lymphocytes attack and destroy insulin producing β cells of the body’s pancreatic islets, resulting in pancreatic insufficiency of insulin production. A T-cell-mediated autoimmune disease, T1D is life threatening unless treated with daily injections of insulin (or use of an insulin pump). Previously referred to as insulin-dependent or juvenile-onset diabetes mellitus, T1D typically presents anywhere from childhood to late adolescence (young adulthood) but may be diagnosed at any age.
●	UBC: University of British Columbia.

4

U.S. STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Shares will be offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this Offering will be exempt from U.S. state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our Common Shares are listed on a national securities exchange. “Qualified purchasers” include:

1.	“Accredited Investors” under Rule 501(a) of Regulation D; and

2.	All other investors so long as their investment in our Common Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at such purchaser’s most recently completed fiscal year-end (for non-natural persons).

However, our Common Shares will be offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Common Shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “Accredited Investor”. Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Potential investors who are natural persons will most commonly be an “Accredited Investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition by having:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

Natural persons may also qualify as an “Accredited Investor” under additional standards. If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for all standards which an investor may qualify as an “Accredited Investor.”

For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “Accredited Investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

We are also selling Common Shares in a concurrent offering in Canada. See “Plan of Distribution”. Our Common Shares sold in this concurrent offering will only be offered and sold to potential investors resident in Canada that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario).

5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risks and uncertainties. The words “anticipate,” “believe,” “could,” “estimate,” “continue,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” “is likely” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts contained in this Offering Circular, including among others, statements regarding this Offering, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.

Our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors,” those set forth from time to time in our other filings with the SEC, including risks related to the following:

●	our history of losses and our ability to continue as a going concern;
●	our ability to develop our product candidates;
●	our ability to successfully complete clinical trials, when applicable;
●	our ability to obtain regulatory approval for our product candidates, where applicable;
●	our ability to commercialize our product candidates;
●	our ability to successfully find third parties to manufacture our product candidates;
●	our ability to successfully market our product candidates;
●	our market opportunity;
●	our expected use of proceeds from this Offering;
●	future revenue, hiring plans, expenses, and capital expenditures;
●	our ability to comply with the reporting requirements of public companies;
●	our ability to maintain, protect, and enhance our intellectual property;
●	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;
●	our ability to recruit and retain key employees and management personnel;
●	our financial performance and capital requirements;
●	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;
●	the potential lack of liquidity and trading of our securities; and
●	our potential ability to obtain additional financing.

The forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The forward-looking statements in this Offering Circular are made only as of the date hereof or as indicated and represent our views as of the date of this Offering Circular. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by law.

6

SUMMARY

The Company is a clinical stage biopharmaceutical company focused on developing treatments for scarring (fibrosis, i.e., the overproduction and insufficient breakdown (or remodeling) of ECM proteins, predominantly collagen and fibronectin, within an organ) and related skin disorders; certain autoimmune diseases (diseases consisting of immune responses of an organism against its own cells and tissues); and organ fibrosis. We hold the exclusive, worldwide, non-perpetual pharmaceutical licenses from the University of British Columbia (“UBC”) for two scientific technologies, FS1/FS2 and AI-001. Based on preclinical studies and clinical trials we have conducted to date, we believe these technologies hold the potential for significant medical breakthroughs in the treatment of certain debilitating conditions/disorders in need of novel, better solutions.

FS1, known as kynurenine, and FS2, known as kynurenic acid, are respectively first- and second-generation small molecule candidates used as monotherapy for anti-scarring. FS1 and FS2 can each be made by conventional chemical methods but are also produced within the body. FS1 is produced within the body through the breakdown of tryptophan, an essential amino acid (a building block for all proteins) needed for production and maintenance of the body’s proteins, muscles, enzymes, and neurotransmitters. Enzymes are proteins that facilitate the catalytic conversion of a compound (or protein) into a new, chemically different compound. For example, some enzymes break compounds into smaller parts, others build larger compounds and others modify compounds in ways that render them chemically reactive (on) or non-reactive (off). FS2 is produced within the body through the breakdown of FS1 and, unlike FS1, remains unchanged prior to excretion from the body. We believe FS2 works in treatment by preventing and promoting the breakdown of scars on the molecular level.

AI-001 is a first-generation candidate autoimmune therapy that comprises a one-time injection of antigen producing cells (“APCs”) and daily administration of FS2 topically or systemically. Based on pre-clinical and gold standard animal model studies it appears that AI-001 may work by resetting the body’s immune system.

Key strategic donors and government bodies, including the Canadian Institutes of Health Research (“CIHR”), and the Natural Sciences and Engineering Research Council of Canada (“NSERC”), which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in Canada, initially funded the FS1/FS2 and AI-001 technologies we license from UBC. The CIHR and NSERC are the Canadian counterparts of the U.S. National Institutes of Health (“NIH”) which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in the U.S.

Our Main, Strategic Focus: Pharmaceutical (Rx) Platform

Our main, strategic focus is developing our lead product candidate, FS2, as a prescription medicine (“Rx drug”) for the treatment of severe diseases with highly unmet medical needs, including the treatment of burns and organ fibrosis.

We are also developing the use of AI-001 as an Rx drug for the treatment of patients with type 1 diabetes (“T1D”), a lifelong autoimmune disease resulting in the destruction of pancreatic islet cells responsible for producing insulin, and Alopecia Areata (“AA”), autoimmune hair loss that causes patchy to complete hair loss in both men and women. T1D, previously referred to as insulin-dependent or juvenile-onset diabetes mellitus, is life threatening unless treated with daily injections of insulin (or use of an insulin pump). T1D typically presents anywhere from childhood to late adolescence (young adulthood) but may be diagnosed at any age.

In 2018, we completed a Health Canada-approved Phase 1 double-blind and placebo-controlled clinical trial, the results of which demonstrated that FS2 was well tolerated and showed no serious adverse effects in the 40 adult subjects who participated in the trial. The results of this trial were published as “The Safety and Tolerability of Topically Delivered Kynurenic Acid in Humans” in The Journal or Pharmaceutical Sciences on February 6, 2018. Health Canada (“HC”) is the regulatory body for food, drugs, medical devices, and cosmetics in Canada.

Topical FS2 – Burn Patients

HC approved a Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for the use of FS2 for scar prevention and treatment in burn victims. This clinical trial is a randomized, double-blind, vehicle-controlled study investigating safe and effective post-operative scar management of epithelialized (the process in which cells of the epidermis (epidermal layer) migrate across a wound in order to heal it and form a new epidermis) donor wounds and skin grafts receiving a topical-formulation of FS2. The clinical trial enrolled five patients at a university clinical center in Canada starting in 2019, but was paused in the third quarter of 2021 due to severe disruption at the investigational site due to the COVID-19 pandemic.

Each of the five patients enrolled before patient enrollment was paused completed treatment and their results were unblinded and reviewed. Figure 1 below shows the results from two of the five patients that completed the treatment before the trial was paused. These results were indicative of the patients who received FS2 in the trial and demonstrated that FS2 was well tolerated and that trial participants experienced no serious adverse effects at the time the trial was paused.

7

FIGURE 1

Figure 1. Results from an HC-approved Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for the use of topical FS2 for scar prevention and treatment in burn victims, which was unblinded after the trial was paused due to the COVID-19 pandemic, showing (1) application of FS2 at full-strength (0.5% post application of skin graft) versus placebo/control, and (2) FS2 at half-strength (0.25% post application of skin graft) at multiple time points. There are currently no regulatory approved treatments fully addressing scarring resulting from severe burns.

Based on the unblinded results of the paused trial, we are actively preparing to resume patient enrollment in the Phase 2b/ Phase 3 clinical trial for the use of FS2 for scar prevention and treatment in burn victims in Q3 of 2024. The Company and the principal investigator have identified additional clinical sites with specific expertise and capabilities and plan to expand the trial to additional centers in Canada in order to significantly increase the patient recruitment rate and the number of patients participating in this Phase 2b/ Phase 3 trial. The Company expects the results from the five patients that completed their treatment before the trial was paused will be included in the final trial results and does not anticipate needing additional approval from HC as the trial focus has not been expanded and the objective of the protocol, safety, efficacy, and endpoint will not be amended.

8

AI-001 – Alopecia Areata

Our AI-001 proprietary technology, which has reversed AA in gold-standard animal studies, is comprised of a one-time injection of APCs in combination with daily administration of FS1 or related metabolites (including FS2) in a liquid formulation. A gold standard in clinical research and testing refers to a methodology or benchmark that has been designated as the most accurate for a specified test or process. When used in the context of laboratory testing for assessment or diagnosis, a gold standard test is the one accepted by most professionals as the most reliable and accurate.

FIGURE 2

Treats alopecia areata in C3H graft model

Figure 2. Therapeutic administration of AI-001, a single, one-time injection of allogeneic fibroblasts plus daily oral FS1, as employed in the C3H/HeJ inbred mouse strain, reverses and prevents further development of AA (prevented alopecia areata in 80% of treated animals vs. 5% in the untreated control animals).

FIGURE 3

FS2 + Cells”: effective in Alopecia Areata

Figure 3. Therapeutic administration of AI-001 using FS2 + cells (our second-generation lead drug candidate), as employed in the C3H/HeJ inbred mouse strain, prevents further development of AA. Subject mice showed significant hair regeneration by week 8, when compared against control mice that received only topical moisturizing cream (vehicle control).

9

We are currently in the final stages of applying for an HC-approved Phase 2b/ Phase 3 clinical trial of AI-001 in patients with AA based on the successful completion of the 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. We plan to initiate this clinical trial of AI-001 in patients with AA in Q4 of 2024, subject to approval from HC.

AI-001 – Type 1 Diabetes

Our AI-001 proprietary technology, which has reversed T1D in gold standard animal studies, is comprised of a one-time injection of APCs in combination with daily administration of FS1 or related metabolites (including FS2) in a liquid formulation.

FIGURE 4

AI-001 Therapy in Diabetic NOD Mice

Figure 4 (A). Preclinical study showed reversal of diabetes in nonobese diabetic (“NOD”) mice following AI-001 therapy. Researchers monitored young pre-diabetic NOD mice until the development of spontaneous diabetes. These mice were then treated via AI-001 (n=8). Control mice received either no treatment or single control-based therapies. The results showed 6 out of 8 AI-001 treated mice returned to normal blood sugar levels while all control mice remained diabetic. Figure 4 (B). Success rate of AI-001 therapy for treatment of diabetes in recently diabetic NOD mice.

We intend to seek approval from HC to conduct a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID beginning in Q4 of 2024, based on robust preclinical data and results from the successful 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. Based on preclinical data and subject to being validated in clinical trials, we believe AI-001 may address certain subsets of T1D under orphan drug designation(s) which, if granted, would secure 7.5 years of commercial exclusivity in adults and 10 years of commercial exclusivity in juvenile populations from commercial launch in the United States.

Systemic FS2 – Patients with Organ Fibrosis

In our organ fibrosis monotherapy product candidate platform, we are currently planning on building upon our preclinical research into systemic fibrosis by conducting clinical studies on the use of FS2 (systemic) for the treatment of organ fibrosis in the lungs, kidneys and liver, beginning with idiopathic pulmonary fibrosis in Q4 of 2024. We have applied for and received HC approval for the addition of FS2 to the Natural Health Product Ingredients Database as a medicinal ingredient and has initiated steps to seek a Pre-Clinical Trial Application (CTA) Consultation Meeting with HC to present relevant data, discuss concerns and resolve any outstanding issues in order to begin the Phase 1b / 2a clinical trial for the treatment of organ fibrosis in the lungs in Q4 of 2024, and a Pre-IND meeting with the FDA in Q1 of 2025.

10

Our Natural Health Product/Cosmetics Platform: Objective is to monetize in 2024

Our short-term goal is to complete the development of FS2 as a topical cream for the treatment of hypertrophic scars and keloid scars, facial atrophic (i.e.,“pitted”) acne scars, and wrinkles and rhytids.

We believe the use of FS2 as a topical monotherapy for these indications may be approved in Canada, the U.S., and in other countries, subject to such countries’ laws and regulations, as a natural health product (“NHP”), over-the-counter (“OTC”) or cosmetic product, depending on the jurisdiction, which means they could be purchased by the public without a prescription. As discussed below, we have currently initiated the steps to seek approval only in Canada to sell the use of topical FS2 for the treatment of hypertrophic scars and keloid scars as an NHP.

We plan to actively pursue a search in 2024 to monetize our NHP/Cosmetics platform through licensing or sale, subject to UBC approval. We intend to reinvest the revenues or proceeds generated from any out-license or sale of this portion of our business, if any, into the Pharmaceutical Rx Platform. See “Our Strategy” below for further discussion.

Topical FS2 – Hypertrophic Scars and Keloid Scars

Keloidal scars are a genetically inherited disease of the skin whereby excess ECM (the non-cellular component of the human body, comprising predominantly of collagen and elastin proteins, as well as nutrients which provides a three-dimensional (3D) scaffold in which cells reside) deposition and excess cell growth occur following cutaneous wound closure. Genetics of the disease share characteristics with benign cancerous lesions. Keloids typically grow beyond the borders of the closed wound margin and will reappear if excised using conventional surgical means.

We have completed a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars in 25 subjects. The subjects in this randomized clinical trial (“RCT”) were evaluated on the basis of qualitative assessments made using the Vancouver Scar Scale (VSS) and the Patient and Observer Scar Assessment Scales (POSAS), both of which are recognized and accepted as gold-standard clinical evaluation methods to assess the appearance of scars. The RCT demonstrated that twice-daily application of FS2-Cream resulted in significantly greater improvement in a head-to-head comparison between the leading competition (Mederma® Advanced Scar Gel; Perrigo Company plc (NYSE: PRGO)) and placebo at multiple time points culminating at 180 days as assessed by the mean value change in VSS and POSAS’s Clinician Graded Scar Score. The results of this trial were published as “A Randomized, Double-Blind, Active- and Placebo-Controlled Trial Evaluating a Novel Topical Treatment for Keloid Scars” in The Journal of Drugs in Dermatology in September 2021, which further reported “as previously demonstrated” (in the HC-approved Phase 1 trial), “the product demonstrated an excellent safety profile with no local skin reactions.”

FIGURE 5

Figure 5. Results from a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars in 25 subjects.

We have initiated the first steps necessary to seek Canadian approval of FS2 as a topical cream for the treatment of hypertrophic and keloid scars under the NHP framework by applying for and receiving HC approval for the addition of kynurenic acid to the NHP Ingredients Database as a medicinal ingredient. All NHP ingredients, whether medicinal or non-medicinal, must be listed in this database in order to be referenced in a Product License Application form – the paperwork required to obtain NHP approval. HC’s Natural and Non-prescription Health Products Directorate (“NNHPD”) is the Canadian regulatory authority for NHPs and OTCs. In Canada, NHPs are regulated as a subset of drugs. As a result, there is significant overlap between the NHP and OTC categories, with the exception that NHPs can display general health claims about maintaining or promoting health and cannot be administered via implant or injection. A key differentiation between OTCs and NHPs is that NHPs must contain specific listed medicinal ingredients, e.g. plants, plant isolates. We are currently establishing FS2’s NHP claims potential and assembling the corresponding evidence package to address safety and efficacy and anticipate submitting a complete Product License Application dossier and HC review in the second half of 2024. HC approval as either an NHP or OTC drug would allow for label claims on-packaging around scar prevention and treatment and sale over the counter without a prescription.

11

Topical FS2 – Facial Atrophic Acne Scars

Figure 6 below shows results of the use of FS2 for atrophic acne which were reported in a case report. The result of this case report resulted in our filing a patent for the use of FS2 for atrophic acne and prompted us to conduct a double-blind pilot clinical trial.

FIGURE 6

Figure 6. Case report describing significant reduction of atrophic acne scars resulted in the Company’s international patent application PCT/CA2022/050722 and subsequent initiation and completion of a double-blind pilot clinical trial on the use of FS2. That pilot study reported FS2 was well tolerated with no serious adverse effects when used to improve the appearance of facial atrophic acne scars.

Based on the results reported in this case report, we initiated and completed a double-blind pilot clinical trial (approved by a U.S. independent institutional review board (“IRB”) and conducted in the U.S.) with 22 participants (study code: C21-7222.01-.02) on the use of FS2 to reduce the appearance of facial atrophic acne scars. The final Clinical Study Report (“CSR”) evaluated safety and efficacy of topical application of the FS2 product cream against a non-active ingredient cream formulation during 12 continuous weeks of treatment. Potential subjects were examined by a U.S. Board Certified Dermatologist, who counted noninflammatory and inflammatory acne lesions, including open and closed comedones, papules, pustules, and nodular cysts. Using the acne counts and the Global Acne Assessment Scale, the Board Certified Dermatologist assigned a numerical grade to each subject. Only subjects with a global acne grade of: <=:: 2 and no more than 3 inflammatory lesions qualified for the trial. Statistical analysis was performed on the Atrophic Acne Scar Grading and Irritation Grading data collected from the Board Certified Dermatologist, and the Self-assessment Questionnaires completed by the subjects that qualified for the trial, by comparing the baseline values to each subsequent evaluation interval. Statistical analysis of the trial results demonstrated that FS2 was well tolerated for facial use (with trial participants reporting no serious adverse events), as well as positive clinical response in respect to facial atrophic acne scars. Based on the trial’s robust data, we are now in the process of designing further marketing and research studies on the use of FS2 to reduce the appearance of facial atrophic acne scars, which we plan to commence in 2024.

Topical FS2 – Wrinkles & Rhytids

During the completion of the double-blind pilot clinical trial on the use of FS2 to reduce the appearance of facial atrophic acne scars, we saw collateral support for the use of FS2 to reduce the appearance of wrinkles and rhytids. We believe preclinical data, support from the atrophic acne pilot clinical trial, and the successful 2018 HC-approved Phase 1 clinical trial of FS2 in 40 patients are sufficient evidence to support conducting further marketing and research studies for the use of topical FS2 on wrinkles and rhytids.

12

Our Pipeline

We are developing our technology across two product candidate platforms, Pharmaceutical Rx and NHP/Cosmetics, as follows:

●	Pharmaceutical Rx: FS2 as (1) topical monotherapy for scar prevention and treatment in burn victims and (2) systemic monotherapy for the treatment of organ fibrosis (initially focusing on fibrosis of the lungs, followed by kidneys, and liver);
●	Pharmaceutical Rx: AI-001 as (1) systemic combination therapy for the treatment of T1D and AA; and
●	NHP/Cosmetics: FS2 as topical monotherapy to (1) prevent scars and breakdown existing scars, including hypertrophic scars and keloidal scars, the latter being among the most difficult scars to treat; (2) improve the appearance of facial atrophic acne scars; and (3) improve the appearance of wrinkles and rhytids.

We believe that we can develop FS2 and AI-001 into product formulations that will serve as novel treatments for each indication in each Pharmaceutical Rx and NHP/Cosmetics Platform.

The following tables summarize our Pharmaceutical Rx and NHP/Cosmetics Platform development pipelines:

13

Our Strategy

Our main focus is the development of our Pharmaceutical Rx Platform including the use of FS2 for the prevention and treatment of burn scars and for organ fibrosis, and the development of AI-001 for the treatment of T1D and AA, as pharmaceutical regulated drug products (Rx) to the point where they can be monetized, including through partnerships or the out-licensing or sale of the technologies in our Pharmaceutical Rx platform to third-parties, subject to UBC consent. To that effect, our Pharmaceutical Rx Platform strategy is to provide robust, top-quality Phase 2 and/or Phase 3 data for each Rx indication of FS2 and AI-001 that we are pursuing, to enable one or several transactions with potential partners, licensees, or buyers.

Our Pharmaceutical Rx platform includes an HC-approved Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for the use of FS2 with burn patients. We are actively preparing to resume that trial after disruptions caused by the COVID-19 pandemic. Additionally, we are in the final stages of applying for an HC-approved Phase 2b/ Phase 3 clinical trial for the use of AI-001 for the treatment of AA, which we expect to begin in Q4 of 2024, subject to final HC approval. We intend to seek approval from HC to conduct a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID beginning in Q4 of 2024, based on robust preclinical data and results from the successful 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. We are also planning on building upon our preclinical research into systemic fibrosis by conducting clinical studies on the use of FS2 for the treatment of organ fibrosis (initially in the lungs, followed by liver, and kidneys), beginning in Q4 of 2024 with idiopathic pulmonary fibrosis. We will use a portion of the proceeds of this Offering to continue and expand the clinical development of FS2 in our Pharmaceutical Rx Platform, including the studies discussed above. See “Use of Proceeds” for additional information.

Our short-term goal is to out-license or sell our NHP/Cosmetics Platform, subject to any necessary government approval and consent from UBC, and use the revenue or proceeds from any such transaction to help fund the development of our Pharmaceutical Rx Platform. To that end we are seeking to finalize the development of our NHP/Cosmetics platform by the end of 2024 by completing further marketing and research studies for the use of FS2 as a topical cream to improve facial atrophic acne scars and wrinkles and rhytids. The clinical studies necessary to support our Canadian application for the topical use of FS2 for hypertrophic scarring and keloidal scarring are, we believe, complete and we therefore anticipate HC approval for our FS2 cream as an NHP in 2024, which would allow for label claims on-pack around scar prevention and treatment and sale over the counter without a prescription.

While we intend to actively pursue a search in 2024 to monetize our NHP/Cosmetics Platform and are open to various types of opportunities, including out-licensing and sale of our NHP/Cosmetics Platform, the timing, availability, and realization of any monetizing transaction cannot be predicted or guaranteed. We may be unable to find a party to sell or out-license our NHP/Cosmetics Platform. Even if we do find a party willing to purchase or license our NHP/Cosmetics Platform, the terms of any such transaction may not be acceptable to us or we may not be able to obtain any consents required from UBC or any applicable regulatory authority. If we are unable to find or consummate a transaction with terms acceptable to us we will reevaluate and may pursue other available options as it relates to our NHP/Cosmetics Platform.

14

We believe that some of the clinical products we are developing may possibly address specific orphan diseases, be granted orphan drug designation, and gain fast track approval in the United States. We intend to explore the options open to us related to orphan drug status and our product candidates.

Key elements of our strategy are as follows:

●	Monetize our NHP/Cosmetics Platform, targeting 2024 for realizing a strategic out-licensing or sale transaction with a major NHP/Cosmetics player;
●	Continue preparation of topical FS2 for the prevention and treatment of scars, including securing final clearance from HC for our application for designation of topical FS2 cream as an NHP in Canada, for which we expect to make therapeutic claims for hypertrophic scars and keloid scars;
●	Continue clinical research testing the use of a topical FS2 cream to improve the appearance of atrophic acne scarring, as well as rhytids and wrinkles, which we anticipate would support additional or expanded therapeutic claims as an NHP in Canada and provide marketing data to support cosmetic use of topical FS2 cream to improve the appearance of atrophic acne scarring, as well as rhytids and wrinkles;
●	Pursue and accelerate the development of our Pharmaceutical Rx Platform with the objective to partner with a major pharmaceutical company in 2025 or 2026, on the basis of Phase 2 and/or Phase 3 data generated by us in the therapeutic indications being pursued by us during this period;
●	Continue our HC-approved Phase 2b/ Phase 3 clinical trial for scar prevention and treatment in burn victims. The trial is a randomized, double-blind, vehicle-controlled clinical trial investigating safe and effective post-operative scar management of epithelialized, donor wounds and skin grafts receiving a topical-formulation of FS2;
●	Continue advancing AI-001 for AA, including completion of an HC Phase 2b/ Phase 3 clinical trial application to gauge the safety and effectiveness of AI-001 for the treatment of mature AA.
●	Continue advancing development of AI-001 for T1D, including seeking approval of and initiating a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID based on robust preclinical data and the results from the successful 2018 HC-approved Phase 1 clinical trial that demonstrated FS2 was well tolerated with no serious adverse effects in 40 patients;
●	Initiate clinical studies on the use of FS2 for potential treatment of organ fibrosis, initially focusing on the lungs (IPF), followed by kidneys, and liver;
●	Initiate next-generation autoimmune technology discovery and preclinical development efforts; and
●	Continue topical formulation R&D to support potential future FS2 diversified products.

Market Overview

Our pipeline is diverse, with our respective technologies focused on uses and indications with large addressable markets.

Fibrosis Background

Fibrosis (or scarring) is often the result of aberrant tissue repair processes. Fibrosis occurs when normal tissue repair pathways become dysregulated, causing excessive collagen and fibronectin deposition in wounds, and affected organs that ultimately impairs their physiological function. Collagen is a highly conserved, structural ECM protein consisting of three polypeptide chains that provides strength and rigidity to tissues and organs, and fibronectin is a critically important ECM protein that mediates cell:ECM interaction during fundamental events such as development, wound healing, fibrosis, and tumor progression. Collagen is the most abundant protein in the body and is the primary component of all connective tissue. Scarring occurs in many organ systems throughout the body including skin and muscles, lungs, kidneys, and liver. Fibrosis affects all vital organs and accounts for a staggering 45% of deaths worldwide with no effective therapies currently available. As discussed in “Anti-Scarring Properties of Different Tryptophan Derivatives” published in PLOS ONE on March 17, 2014, FS2 has demonstrated, in animal studies, that it “significantly decreased scar elevation index (1.1360.13 vs. 1.6160.12) and tissue cellularity (221.38621.7 vs. 314.5668.66 cells/hpf) compared to controls. (FS2) treated wounds exhibited lower levels of collagen deposition which is accompanied with a significant decrease in type-I collagen and fibronectin expression, as well as an increase in MMP1 expression compared to untreated wounds or wounds treated with cream only. The results of this study provided evidence for the first time that (FS2) is a promising candidate antifibrogenic agent to improve healing outcome in patients at risk of hypertrophic scarring.”

Antifibrogenic Market Opportunity

Scarring: Antifibrogenic refers to the blocking or prevention of tissue scarring, which is caused by overproduction and insufficient breakdown (or remodeling) of ECM proteins, predominantly collagen and fibronectin, within an organ – i.e., excess growth and accumulation of fibrous tissue in response to tissue damage or inflammation. Fibronectin is a small ECM protein that is found in connective tissue and aids in reinforcing collagen networks. More than 100 million people in the developed world suffer from severe scarring. Hypertrophic scars occur in 30-50% of cases after surgery or trauma. These scars are a result of excess ECM (i.e., collagen) deposits following cutaneous wound closure, thereby forming itchy, bulky raised scars along the healed wound margin. Hypertrophic scars often lack adequate sweat glands and restrict movement. An estimated 11 million new burn injuries occur each year globally, and up to 70% of burn patients develop hypertrophic scars. According to Allied Market Research, the global scar treatment market is projected to reach $32.4 billion by 2031, with an estimated compound annual growth rate (“CAGR”) of 9.4%. In addition to hypertrophic and keloidal scarring, we also completed a pilot clinical trial showing positive results with respect to atrophic acne scarring, another very large market, as acne vulgaris has been reported to have a prevalence as high as almost 95%, where approximately 95% of active acne cases will develop some acne scarring.

15

Organ Fibrosis: Fibrosis affects all vital organs, and accounts for a staggering 45% of deaths worldwide with no effective therapies currently available. While the exact pathologies for diseases in these organs vary, the development of fibrosis involves many common cell types and biochemical pathways. According to the paper “Fibrosis—a common pathway to organ injury and failure” published in the New England Journal of Medicine on March 19, 2015, “Fibrosis and resultant organ failure account for at least one third of deaths worldwide”. Any organ is susceptible to tissue fibrosis in the event of injury because fibrosis is a common result of excessive wound healing. Fibrosis is the excessive production and deposition of ECM proteins, including collagens where the pathological process impairs tissue architecture and function and ultimately necessitates organ transplant. Examples of major organs affected by fibrosis include the kidney, liver, and lung. With no regulatory approved treatment available in clinical practice for most forms of organ fibrosis there remains an unmet clinical need.

Chronic Kidney Disease (CKD): Experts estimate that CKD affects more than 10% of the global population, where the final common pathway of renal disease progression is kidney fibrosis. Renal fibrosis is the common pathogenesis for chronic kidney disease. As noted in the article “Organ Fibrosis: Pathogenesis, Biomarkers and Therapeutic Targets” published in Frontiers on November 5, 2021, “(D)espite all efforts, there is still an urgent need for better fibrosis diagnostic methods, a better understanding of the molecular mechanisms and consequently new and targeted therapies” and causal therapeutic measures for patients to specifically reduce established kidney fibrosis or to stop fibrosis progression are therefore still not available. According to the U.S. Centers for Disease Control and Prevention (“CDC”), kidney diseases are a leading cause of death in the United States, with an estimated 37 million U.S. adults afflicted with CKD. In 2019, treating Medicare beneficiaries with CKD cost $87.2 billion, and treating people with end-stage renal disease cost an additional $37.3 billion.

Liver Fibrosis: Progressive deposition of ECM that destroys the physiological liver architecture is what defines liver fibrosis. The end result of liver fibrosis is cirrhosis, which is estimated to account for 2 million deaths worldwide per year and ranks as the 11th highest cause of death. The only curative treatment for advanced liver cirrhosis is liver transplantation. According to Brand Essence Market Research, the global liver cirrhosis treatment market in terms of revenue was worth $4.27 billion in 2020 and is expected to reach $8.17 billion in 2027, growing at a CAGR of 9.97% from 2021 to 2027. Market Research Future estimates have placed the market value as high as $14.8 billion by 2030, with a CAGR of 5.2% from 2022-2030. In 2004, the direct costs of cirrhosis and chronic liver disease in the United States (excluding patients with HCV infection) were estimated to be $2.5 billion, whereas indirect costs were estimated to be $10.6 billion.

Pulmonary Fibrosis (“PF”): PF can occur in association with a number of conditions and diseases, including environmental exposure (e.g., asbestos or silica), certain medications, connective tissue diseases, infections, and interstitial lung diseases, or as idiopathic pulmonary fibrosis (“IPF”), which presents spontaneously. It was estimated in 2022 that IPF, which is just one of more than 200 types of PF, affects 1 out of 200 adults over the age of 70 in the United States. There are over 250,000 Americans living with PF today. Approximately 50,000 new cases are diagnosed each year, and as many as 40,000 Americans die from IPF annually, with an estimated global prevalence between 0.33-4.51 per 10,000 persons. Prognosis for IPF patients continues to be poor, with an untreated median survival of 2-3 years and a marked socioeconomic burden posed by this disease. iHealthcareAnalyst, Inc. has reported the global market for idiopathic pulmonary fibrosis is estimated to reach “$10.1 billion by 2029, growing at CAGR 7.3% over the forecast period, driven by dramatically increasing prevalence and incidence with age, premium-priced drugs, and rapid approval of new treatments.”

Autoimmune Background

Autoimmune disease occurs when the body’s immune system – which is supposed to be defending the body against viruses, bacteria, and other invaders – causes or perpetuates illness. Simply put, the body’s defense system attacks itself. According to the NIH, autoimmune diseases can attack almost any part of the body. Estimates are that more than 80 diseases occur as a result of the immune system attacking the body’s own organs, tissues, and cells including AA and T1D.

Autoimmune Market Opportunity

The AI-001 therapy has shown efficacy in reversing T1D and AA in animal models and we believe shows promise in potentially reversing other autoimmune diseases, which when taken as a whole, are among the costliest in terms of their toll on the global population. While these results are from a preclinical study in animal models, we are currently in the final stages of applying for HC approval to conduct a Phase 2b/ Phase 3 clinical trial to gauge the safety and effectiveness of AI-001 for the treatment of mature AA, which we expect to initiate in Q4 of 2024, subject to HC approval. We also intend in 2024 to seek approval from HC to initiate a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID based on robust preclinical data and the results from the successful 2018 HC-approved Phase 1 clinical trial that demonstrated FS2 was well tolerated with no serious adverse effects in 40 patients. Moreover, we expect FS2-containing products to have a cost advantage as compared to many existing alternative therapies because of the expected lower cost of manufacture and supply and possibility of self-administered treatments, rather than administration by a healthcare provider.

16

Type 1 Diabetes: There is currently no cure for T1D, which requires daily administration of insulin. The World Health Organization placed the number of people with T1D in 2017 at approximately 9 million worldwide. The International Diabetes Federation (“IDF”) estimated that prevalence of T1D in 2021 worldwide was 1.2 million children and adolescents 19 years old or younger. The CDC estimates that approximately 5%-10% of all people with diagnosed cases of diabetes have T1D. According to the CDC’s 2022 National Diabetes Statistics Report for the U.S., approximately 244,000 children and adolescents in the U.S. had T1D, and 1.6 million adults 20 years or older had T1D, which represented 5.7% of all U.S. adults diagnosed with diabetes in 2019. Experts have reported that in the North American and Caribbean basin region, the incidence rate of T1D is 21.9 per 1,000 persons 0-19 years of age and estimated that 1.6 million T1D patients in the U.S. will add more than $100 billion in direct healthcare costs over a 10-year period.

Alopecia Areata (AA): Experts have estimated that 2% of the global population is affected by AA. AA prevalence in the U.S. is estimated to be 700,000 persons, where approximately 300,000 of those have moderate to severe disease. According to Fortune Business Insights, the global alopecia treatment market size is expected to reach $13.45 billion in 2027 from $8.89 billion in 2019 and estimated to grow at a CAGR of 5.2% during forecast period (2020-2027). Based on a study of 68,121 people, U.S. patients with AA spent an average of $419.12 per person (standard deviation of $1,534.99) due to the disease in the 12 months after their diagnosis. Of note, GlobalData Healthcare reported that as of 2019, the estimated annual cost of therapy for Janus kinase (JAK) inhibitors “will be approximately $50,000 . . . substantially more than the $1,400 annual price tag of immunosuppressant cyclosporine, which is one of the more expensive therapies for AA”.

Risks Associated with Our Business

Our business involves significant risks, some of which are summarized below. Before you invest in our securities, you should carefully consider all the information in this Offering Circular, including the text of the full risk factors discussed in the section entitled “Risk Factors,” as well as our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described in this Offering Circular could have a material adverse effect on our business, financial condition, results of operations, growth prospects and stock price. In such an event, the market price of our Common Shares could decline. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our Common Shares.

Risks associated with our business include, among others:

●	Substantial doubt relating to our ability to continue as a going concern due to recurring net losses of $2,617,277 and $2,156,639, for the fiscal years ended September 30, 2023 and 2022, respectively, which have resulted in an accumulated deficit of $16,538,964 and $13,921,687 as of September 30, 2023, and 2022, respectively;
●	We have a need for capital and will need to raise additional capital after this Offering. If we fail to obtain necessary financing, or do so on unattractive terms, our operations could be harmed;
●	Early indications of safety and tolerability results from our clinical studies with FS2 may not predict the results of later studies;
●	We have limited experience in managing communications with regulatory authorities, including filing Investigational New Drug (“IND”) applications, filing new drug applications, submitting promotional materials, and generally directing the regulatory processes in all territories;
●	We have a limited operating history and a history of escalating operating losses and expect to incur significant additional operating losses. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it;
●	The regulatory approval process is expensive, time consuming and uncertain, and may prevent us from obtaining approvals necessary for the sale or out-licensing of all or some of our product candidates;
●	If we fail to successfully develop our product candidates, our future revenues will be adversely affected.
●	If our clinical trials do not meet the stated endpoints, or if we experience significant delays in these trials, our ability to commercialize some of our product candidates and our financial position will be impaired;
●	Failure to enroll patients for clinical trials may cause delays in developing the product candidates;
●	Delays in the commencement of clinical testing of the current product candidates could result in increased costs to us and delay our ability to generate revenues;
●	Our product candidates may not obtain the necessary regulatory approvals in foreign jurisdictions to be commercialized internationally;
●	If we lose key management or scientific personnel, or other significant personnel, or experience increases in our compensation costs, our business may materially suffer;
●	We intend to rely on third parties to conduct certain components of our clinical studies, and those third parties may not perform satisfactorily;
●	Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete;
●	The results of clinical trials may not support our product candidate claims;

17

●	We may be required to suspend or discontinue clinical trials for a number of reasons, including adverse side effects or other safety risks that could preclude approval of any of our product candidates;
●	Even if we receive regulatory approval for a planned product, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense;
●	We expect to rely on third parties to formulate and manufacture our product candidates;
●	In certain cases, we may rely on a single supplier for a particular manufacturing material, and any interruption in or termination of service by such suppliers could negatively affect our operations;
●	Healthcare reform measures could hinder or prevent our planned products’ commercial success;
●	Our commercial success depends upon attaining significant market acceptance among hospitals, physicians, patients, and healthcare payors of our product candidates following regulatory approval;
●	Developments by competitors may render our products obsolete or non-competitive;
●	We face intense market competition;
●	We face the risk of product liability claims and the amount of insurance coverage we hold now or in the future may not be adequate to cover all liabilities we might incur;
●	The requirements of being a reporting company may strain our resources, increase our costs, and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner;
●	We may have conflicts of interest and have engaged in transactions with affiliates and have entered into agreements or arrangements that were not negotiated at arms’ length;
●	We are subject to the risks of doing business abroad;
●	Our business operations depend significantly on information technology systems, and a cyber-attack or other significant disruption or breach of our information technology systems could cause us significant financial, legal, regulatory, business, and reputational harm;
●	The impact of widespread public health crises is difficult to predict and could materially and adversely impact our business, including our sale or out-licensing, nonclinical activities, and clinical trials;
●	We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business;
●	If we are unable to obtain or protect intellectual property rights related to our product candidates, we may not be able to compete effectively in our markets;
●	The patents that are subject to the UBC License Agreement have, and any patents we secure in the future, will have, a limited lifespan and will eventually expire;
●	Third-party claims of intellectual property infringement may prevent or delay our development and sale or out-licensing efforts;
●	We may be involved in lawsuits to protect or enforce our patents, which could be expensive and unsuccessful;
●	Recent patent reform legislation has increased the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of the licensed patents;
●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements;
●	We may not be able to protect our intellectual property rights throughout the world;
●	We may not be able to file IND applications to commence additional clinical trials on the timelines we expect, and even if we are able to do so, the U.S. Food and Drug Administration (“FDA”), HC, or equivalent regulatory bodies may not permit us to proceed;
●	We only have a limited number of employees to manage and operate our business;
●	There currently is no trading market for our securities and one may never develop;
●	Your ownership interest may be diluted by exercises of currently outstanding or committed warrants or conversion by outstanding convertible notes;
●	Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our shareholders and could cause the market price of our securities to decline;
●	Our management will have broad discretion in how we use the net proceeds of this Offering;
●	We do not expect to pay dividends for the foreseeable future;
●	Our lack of experienced accounting staff may impact our ability to report our future financial results on a timely and accurate basis, and we need to retain the services of additional accountants and consultants with required accounting experience and expertise;
●	Our majority shareholders will control the Company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Corporate Information

Our principal executive offices are located at 130 Kingscross Drive, King City, Ontario, Canada L7B 1E6, and our telephone number is 905-833-3414. Our website address is https://birchbiomed.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this Offering Circular or the Offering Statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

18

THE OFFERING

Issuer	BirchBioMed Inc., a corporation formed under the laws of the Province of British Columbia, Canada

Securities offered	2,000,000 Common Shares

Offering price per Common Share	$5.00 per Common Share

Common shares outstanding prior to this Offering	32,884,782 Common Shares

Common shares to be outstanding following this Offering (1)	34,884,782 Common Shares

Regulation A Tier	Tier 2

Termination of Offering:

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion. Unless terminated, at least every 12 months after the Offering Statement has been qualified by the SEC, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within one year, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

Terms of the Offering:	All subscriptions are irrevocable, subject to acceptance by the Company. We may accept or reject any subscription, in whole or in part, for any reason, in our sole discretion.

Use of proceeds	We estimate the net proceeds from this Offering, assuming the maximum offering amount is sold, will be approximately $9,246,697 million , after deducting Broker commissions and fees and estimated offering expenses payable by us. We intend to use the net proceeds from this Offering primarily to advance and complete our Phase 2b/ Phase 3 clinical trial for the use of FS2 as a treatment for burns; prepare, design and submit to HC for approval a Phase 1b/ Phase 2a trials of AI-001 for the treatment of T1D and for the systemic use of FS2 as a treatment for IPF; prepare, design and submit to HC for approval a Phase 2b/ Phase 3 trial of AI-001 for the treatment of AA; prepare applications for orphan drug designations for the treatments in our Pharmaceutical Rx platform; commercialization efforts related to our NHP/Cosmetics Platform, including FS2 as a treatment to improve the appearance of atrophic acne scars, wrinkles and rhytids; and for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Investor Suitability Standards:

Accredited Investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural, non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Transfer agent and registrar	The transfer agent and registrar for our Common Shares is Odyssey Trust Company.

Risk factors	See the section titled “Risk Factors” beginning on page 20 and other information included in this Offering Circular for a discussion of factors you should consider carefully before deciding to invest in our securities.

Processing Fee	Investors will be required to pay a processing fee of 3.5% to the Company at the time of the subscription to help offset transaction costs. Broker will receive a cash commission on this fee.

Commissions for Selling Shares	Common Shares will be offered and sold directly by the Company and our Officers. No commissions for selling our Common Shares will be paid to the Company or our Officers. The Company is not using an underwriter for the sale of Common Shares. The commissions listed are those of our Broker. Broker is entitled to 6.5% on all proceeds raised in the Offering for potential maximum commissions of $672,750. See “Plan of Distribution” below. While most Common Shares are expected to be offered and sold directly by the Company and our Officers, or through Broker, the Company and our Officers may also, in limited instances, offer and sell Common Shares through the services of other independent broker/dealers who are member firms of the Financial Industry Regulatory Authority.

(1)	The number of our Common Shares to be outstanding following this Offering assumes the maximum offering of securities is achieved in this Offering and is based on 32,884,782 Common Shares outstanding as of March 31, 2024, and excludes:

●	3,615,075 of our Common Shares issuable upon exercise of 1,205,025 outstanding warrants issued in connection with a private placement, at an exercise price of $1.50 per share.
●	2,586,500 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $1.00 per share.
●	1,605,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.00 per share.
●	640,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.50 per share.
●	100,000 of our Common Shares issuable upon exercise of outstanding performance-based warrants issued to our CFO at an exercise price of $1.00 per share. As of March 31, 2024, only 50,000 of the performance-based warrants have vested.
●	260,400 of our Common Shares issuable upon exercise of outstanding warrants issued in connection with our convertible notes at an exercise price of $2.50 per share.
●	724,024 of our Common Shares issuable upon the conversion of outstanding convertible notes.

Unless otherwise indicated, all information in this Offering Circular reflects and assumes that no outstanding warrants are converted into, exchanged or exercised for our Common Shares.

19

RISK FACTORS

An investment in the securities offered hereby is speculative in nature, involves a high degree of risk, and should not be made by an investor who cannot bear the economic risk of its investment for an indefinite period of time and who cannot afford the loss of its entire investment. Each prospective investor should carefully consider the following risk factors, as well as other information contained elsewhere in this Offering Circular, before making an investment. If any of the following issues actually materialize, our operating results, financial condition and liquidity could be adversely affected, and you could lose part or all of your investment. The risks below are not the only ones we face. Additional risks presently unknown to us, and risks that are known to us that we currently consider immaterial, could also adversely affect our operating results, financial condition, and liquidity.

Risks Related to Our Business and our Industry

There is substantial doubt relating to our ability to continue as a going concern.

We have recurring net losses, which have resulted in an accumulated deficit of $17,849,010 and $16,538,964 as of March 31, 2024 and September 30, 2023, respectively. We have incurred a net loss of $2,617,277 for the fiscal year ended September 30, 2023. At March 31, 2024 and September 30, 2023, we had cash of $877,105 and $1,381,801, respectively. We have concluded that these factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the financial statements.

In addition, the report from our auditor, Bonadio & Co., LLP for the year ended September 30, 2023 includes an explanatory paragraph stating that our significant operating losses and accumulated deficit raise substantial doubt about our ability to continue as a going concern. We will continue to seek to raise additional working capital through public equity, private equity, or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition, and results of operations, and we may be unable to continue as a going concern. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all.

We have a need for capital and will need to raise additional capital after this Offering to continue to operate our business and develop our product candidates and therapeutics. If we fail to obtain necessary financing, or do so on unattractive terms, our development programs and other operations could be harmed.

Assuming receipt of $10 million in proceeds from this Offering, we believe that our current cash on hand will sustain our operations only through the next 12 months based on our anticipated use of approximately $10 million annually on our various initiatives. While our short-term goal is to finalize the development of our NHP/Cosmetics platform so that we can seek to out-license or sell the indications in this platform in 2024, there can be no assurance that those efforts will be successful, and even if such efforts are successful, we anticipate that we will need to raise additional capital to fund the development of our clinical product candidates and therapeutics. As a result, we will need an influx of capital to continue our operations beyond that point. However, if we sell less than the maximum offering, we may have to significantly curtail certain of our planned operations and slow the development activities of our lead product candidate. We may also need to seek additional sources of financing, which might not be available on favorable terms, if at all, to continue our operations past the next 24 months. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned clinical trials or obtain approval of any of our product candidates from HC or the FDA, or any foreign regulatory authorities, and could be forced to discontinue product development.

We will require substantial funds to further develop and commercialize our clinical product candidates and therapeutics. We expect to incur significant spending as we expand our development programs, manage continuing operations and partnering activities, and our future capital requirements will depend on many factors, including:

●	the scope and results of our clinical trials;
●	the timing of, and costs involved in, obtaining regulatory approvals for the products we are developing across our Pharmaceutical Rx and NHP/Cosmetics platforms; and
●	the costs involved in preparing, filing, prosecuting, maintaining, and enforcing licensed patent(s).

Additional financing may not be available when we need it and may not be available on favorable terms or at all. If we are unable to obtain adequate funding on a timely basis, we may be required to curtail one or more of our development programs for our therapeutic platforms to reduce our operations. If we raise additional funds by issuing equity securities or convertible debt, our existing shareholders will experience dilution and the terms of any new equity securities may have preference over our existing shares. In the current economic climate, we may be unable to raise additional funds through any sources.

20

Early indications of safety and tolerability results from our clinical studies with FS2 may not predict the results of later studies.

Results of an HC-approved 40-patient Phase 1 clinical trial demonstrated that topically administered FS2 was well tolerated with no serious adverse effects. However, the first study was a “first-in-human” Phase 1 study designed to assess the initial safety characteristics of FS2 in healthy subjects and was not designed to, and did not, evaluate safety, tolerability and efficacy of FS2 in patients with ongoing health conditions. Additional larger studies may be required to evaluate the safety, tolerability, and efficacy of FS2 to treat patients with medical indications, including some antifibrotic indications. There can be no assurance that such future studies will demonstrate the safety, tolerability, or efficacy of FS2. The failure of FS2 to show safety, tolerability, or efficacy in any future clinical studies would significantly harm our business.

We have no approved products on the market.

We are a pre-revenue company with limited operating history, dedicated to the development of our clinically validated FS2 for topical use to prevent scars and break down existing scars, including hypertrophic scars and keloidal scars, and the continued development of our AI-001 therapeutic for use in autoimmune diseases such as AA and T1D and FS2 for use in certain organ fibroses. Our short-term goal is to finalize the development of our NHP/Cosmetics platform so that we can out-license or sell the indications in this platform in 2024. To date, we have no approved product on the market; however, we have initiated the first steps necessary to seek Canadian approval of FS2 as a topical cream for the treatment of hypertrophic and keloid scars under the NHP framework by applying for and receiving HC approval for the addition of kynurenic acid to the NHP Ingredients Database as a medicinal ingredient. All NHP ingredients, whether medicinal or non-medicinal, must be listed in this database in order to be referenced in a Product License Application form – the paperwork required to obtain NHP approval. HC’s NNHPD is the Canadian regulatory authority for NHPs and OTCs. In Canada, NHPs are regulated as a subset of drugs. As a result, there is significant overlap between the NHP and OTC categories, with the exception that NHPs can display general health claims about maintaining or promoting health and cannot be administered via implant or injection. A key differentiation between OTCs and NHPs is that NHPs must contain specific listed medicinal ingredients, e.g. plants, plant isolates. We are currently establishing FS2’s NHP claims potential and assembling the corresponding evidence package to address safety and efficacy and anticipate submitting a complete Product License Application dossier and HC review in the second half of 2024. HC approval as either an NHP or OTC drug would allow for label claims on-packaging around scar prevention and treatment and sale over the counter without a prescription. For the foreseeable future, we will have to fund substantially all of our operations and capital expenditures from the net proceeds of this Offering, additional offerings of securities, cash on hand, and grants, if any.

We have limited experience in managing communications with regulatory authorities, including filing IND applications, filing new drug applications, submitting promotional materials, and generally directing the regulatory processes in all territories.

An HC-approved Phase 1 double-blind and placebo-controlled clinical trial of FS2 in 40 adult subjects demonstrated that it was well tolerated and had no serious adverse effects. Additionally, we completed a double-blind, randomized, controlled trial showing that FS2 significantly reduced the appearance of keloidal scars versus both placebo and the leading competition (Mederma® Advanced Scar Gel; Perrigo Company plc (NYSE: PRGO)) and are in the process of conducting an HC-approved Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for scar prevention and treatment in burn victims. In addition, statistical analysis of our completed double-blind pilot clinical trial (approved by a U.S. IRB and conducted in the U.S.) on the use of topical FS2 to reduce the appearance of facial atrophic acne scars reported that topical FS2 demonstrated positive clinical response, was well tolerated and resulted in no serious adverse effects. We are in the pre-IND research phase for our AI-001 therapeutic and accordingly have not conducted any clinical trials with respect to AI-001. As we progress FS2 and AI-001 through our development pipeline we will be responsible for managing communications with regulatory authorities, including filing INDs, filing New Drug Applications (“NDA”), submitting promotional materials, and generally directing the regulatory processes in all territories and countries we seek to sell our product candidates. We have limited experience directing such activities and may not be successful with our planned development strategies, on the planned timelines, or at all. Even if any of our products are designated for “fast track” or “priority review” status such designation or approval pathway does not necessarily mean a faster development process or regulatory review process or necessarily confer any advantage with respect to approval compared to conventional procedures. For example, in the U.S., accelerated development and approval procedures will only be available if the indications for which we are developing products remain unmet medical needs and if our clinical trial results support use of surrogate endpoints, respectively. Even if these accelerated development or approval mechanisms are available to us, depending on the results of clinical trials, we may elect to follow the more traditional approval processes for strategic and marketing reasons, since drugs approved under accelerated approval procedures are more likely to be subjected to post-approval requirements for clinical studies to provide confirmatory evidence that the drugs are safe and effective. If we fail to conduct any such required post-approval studies or if the studies fail to verify that any of our products are safe and effective, FDA approval could be revoked. It can be difficult, time-consuming, and expensive to enroll patients in such clinical trials because physicians and patients are less likely to participate in a clinical trial to receive a drug that is already commercially available. Drugs approved under accelerated approval procedures also require regulatory pre-approval of promotional materials that may delay or otherwise hinder our efforts to sell or out-license the indications in our NHP/Cosmetics platform. We may face similar issues if we seek “fast track” or “priority review” in countries other than the U.S.

21

We have a limited operating history and a history of escalating operating losses and expect to incur significant additional operating losses. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

Biotech product development is a highly speculative undertaking and involves a substantial degree of risk. We are a pre-revenue clinical stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We were established on February 20, 2015, and to date, we have focused primarily on organizing and staffing our Company, business planning, raising capital, discovering potential product candidates, and conducting preclinical studies and clinical trials. Accordingly, we have a limited operating history and a history of escalating operating losses and there is limited historical financial information upon which to base an evaluation of our performance. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations.

We have incurred significant operating losses since our inception. If our product candidates are not successfully developed and approved, we may never generate any revenue. Our losses have primarily resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to incur substantial additional operating expenses over the next several years as our research, development, and clinical trial activities increase. While our short-term goal is to finalize the development of our NHP/Cosmetics platform so that we can out-license or sell the indications in this platform in 2024, there can be no assurance that those efforts will be successful, and even if such efforts are successful we anticipate that we will need to raise additional capital to fund the development of our clinical product candidates and therapeutics which will require substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from the commercialization of our platforms, including through partnerships or the out-licensing or sale of the technologies in our Pharmaceutical Rx platform to third-parties. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

To become and remain profitable, we must succeed in developing and eventually commercializing our products candidates, including through partnerships or the out-licensing or sale of the technologies in our NHP/Cosmetics and Pharmaceutical Rx platform to third-parties, that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates and therapeutics, discovering additional product candidates, obtaining regulatory approval for these product candidates, manufacturing, marketing, and selling any products for which we may obtain regulatory approval and raising sufficient funds to finance our activities. We are only in early clinical stages of some of these activities and have not yet demonstrated our ability to succeed at all these undertakings. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotech industry. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

●	continue to undertake development and clinical trials for our product candidates;
●	seek regulatory approvals for our product candidates;
●	implement additional internal systems and infrastructure; and
●	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operations. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of our securities. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our Company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates, or even continue our operations. A decline in the value of our Company could also cause you to lose all or part of your investment.

We have no history of commercializing product candidates.

We have no history of commercialization of product candidates, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability. Our operations to date have been largely focused on developing our FS2 product candidates and AI-001 therapy. Our approach to the discovery and development of product candidates is unproven, and we do not know whether we will be able to develop any products of commercial value. In addition, only one of our product candidate platforms, our topical scar prevention and treatment product candidates, is near commercial launch, while some of our other development programs remain in early clinical stages. We have not yet demonstrated an ability to successfully complete any pivotal clinical trials beyond Phase 2, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing product candidates.

We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives. We will need to transition at some point from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

22

The regulatory approval process is expensive, time consuming and uncertain, and may prevent us from obtaining approvals for the commercialization of some of our product candidates.

We intend to obtain approval for our topical scar prevention and treatment product candidates under an NHP designation in Canada, where we expect that designation would permit commercialization of our products without the need for further clinical studies or trials. Some of our other product candidates, with the exception of our topical cosmetic products that have completed a necessary regulatory (HC Phase 1) clinical trial, will require regulatory approval in the U.S. and elsewhere. The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of pharmaceutical products are subject to extensive regulation by HC in Canada, the FDA in the U.S. and regulatory authorities in other countries, with regulations differing from country to country. Of the large number of pharmaceutical products in development in the United States, only a small percentage successfully complete the FDA regulatory approval process and are commercialized. We are not permitted to market some of our products in the United States until we receive the requisite approval from the FDA.

Some of our current product candidates and the activities associated with their development and commercialization, including design, research, testing, manufacture, safety, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, advertising, promotion, sale, distribution, import, export, and reporting of safety and other post-market information, are subject to comprehensive regulation by HC, the FDA, the European Medicines Agency (“EMA”) and other foreign regulatory agencies. Failure to obtain marketing approval for these product candidates will prevent us from commercializing them. We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties to assist us in this process. In some instances, securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for some product candidates and therapeutic indications to establish the product’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. HC, the FDA, EMA, or other regulatory authorities may determine that our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. As a result, some marketing approvals we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

In addition, changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical, or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate.

Regulatory authorities may delay, limit, or deny approval of our products for many reasons, including, among others:

●	disagreement with or disapproval of the design or implementation of our clinical trials;
●	failure to demonstrate that our product candidate is safe and effective for its proposed indication;
●	failure of our product candidate to demonstrate efficacy at the level of statistical significance required for approval;
●	failure to demonstrate that our product candidate’s clinical and other benefits outweigh its safety risks;
●	a negative interpretation of the data from our preclinical studies or clinical trials;
●	deficiencies in the manufacturing processes or failure of third-party manufacturing facilities with whom we contract for clinical and commercial supplies to pass inspection; and/or
●	insufficient data collected from clinical trials or changes in the approval policies or regulations that render our preclinical and clinical data insufficient to support the submission and filing of an NDA or to obtain regulatory approval.

Moreover, obtaining regulatory approval for the marketing of our products in one country does not ensure that we will be able to obtain regulatory approval in other countries; additionally, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

Failure to comply with regulatory requirements may subject us to administrative or judicially imposed sanctions, including the following:

●	warning letters;
●	civil or criminal penalties and fines;
●	injunctions;
●	suspension or withdrawal of regulatory approval;
●	suspension of any ongoing clinical studies;
●	voluntary or mandatory product recalls and publicity requirements;
●	refusal to accept or approve applications for marketing approval of new drugs or biologics or supplements to approved applications filed by us;
●	restrictions on operations, including costly new manufacturing requirements; and/or
●	seizure or detention of our products or import bans.

Some of our product candidates will require significant additional development, clinical trials, regulatory clearances, and additional investment by us before they can be commercialized.

23

If we fail to successfully develop our product candidates, our future revenues will be adversely affected.

Our future success, if any, in the foreseeable future will likely be derived from commercialization and clinical development of our product candidates. If they are unsuccessful, our ability to generate revenues will be adversely affected. Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new products, including:

●	delays in product development, clinical testing, or manufacturing;
●	unplanned expenditures in product development, clinical testing, or manufacturing;
●	failure to receive regulatory approvals;
●	failure to secure rights from third parties for new technology;
●	failure to achieve market acceptance; and
●	emergence of superior or equivalent products.

Because of these risks, our research and development efforts may not result in any commercially viable product. If a significant portion of these development efforts is not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition, and results of operations may be materially harmed.

The clinical trials required for pharmaceutical product candidates are expensive and time-consuming and their outcome is uncertain. If our clinical trials do not meet the stated endpoints in their evaluations, or if we experience significant delays in any of these tests or trials, our ability to commercialize some of our product candidates and our financial position will be impaired.

Some of our product candidates require further clinical development, which is a long, expensive, and uncertain process that in some cases involve several clinical trials, any of which is subject to significant risks and delays. Due to known or unknown circumstances beyond our control, it may take us several years to complete our testing, and failure can occur at any stage of testing. Delays associated with products for which we are directly conducting clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

●	failure to recruit enough patients or slower than expected rates of recruitment;
●	modification of clinical trial protocols;
●	changes in regulatory requirements for clinical trials;
●	lack of effectiveness during clinical trials;
●	emergence of unforeseen safety issues;
●	delays, suspension, or termination of clinical trials by the institutional review board responsible for overseeing the study at a particular study site; or
●	government or institutional review board or other regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Any clinical test may fail to produce results satisfactory to the FDA or other regulatory authorities. Clinical data can be interpreted in different ways by different reviewers and regulators, which could delay, limit, or prevent regulatory approval. The failure of clinical trials to demonstrate safety and effectiveness for the desired indications could harm the development of that product candidate and other product candidates. This failure could cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials would delay our ability to commercialize some of our product candidates and generate product revenues. Any change in, or termination of, our clinical trials could materially harm our business, financial condition, and results of operation.

Failure to enroll patients for clinical trials may cause delays in developing the product candidates.

We will encounter delays or possibly regulatory rejections if we are unable to enroll enough patients to complete clinical trials as planned. For example, the COVID-19 pandemic caused a delay in our HC-approved Phase 2b/ Phase 3 clinical trial for scar prevention in burn victims; as a result, we are actively preparing to resume patient enrollment in the trial in Q3 of 2024. Patient enrollment depends on many factors, including the size of the patient population, the nature and complexity of the protocol, the proximity of patients to clinical sites and the eligibility criteria for patient inclusion in the trial. Any delays in planned patient enrollment in the future may result in increased costs and delays, which could harm or hamper our ability to develop certain product candidates in the desired timelines and planning period.

24

Even though we may obtain or apply for orphan drug designation for a product candidate, we may not be able to obtain orphan drug marketing exclusivity.

We may in the future seek that FS2 or AI-001 be designated as an orphan drug for certain indications by the FDA or applicable regulatory authorities in other countries. However, there is no guarantee that the FDA or its foreign equivalents will grant any future application for orphan drug designation for any of our product candidates, including FS2 or AI-001 in any indication, which would make us ineligible for the additional exclusivity and other benefits of orphan drug designation.

Under the U.S. Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States or for which there is no reasonable expectation that the cost of developing and making a drug available in the Unites States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of regulatory review and approval process. In addition to the potential period of exclusivity, orphan designation makes a company eligible for waiver of the Prescription drug User Fee (approximately $2.9 million), grant funding of up to $500,000 per year for five years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA application user fee.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. There can be no assurance that we will receive orphan drug designation for any of our product candidates in the indications for which we think they might qualify if we elect to seek such applications.

As a result, even if we have received orphan drug exclusivity for a product candidate in the United States, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication. Furthermore, the FDA can waive orphan drug exclusivity if we are unable to manufacture sufficient supply of the product candidate or if the FDA finds that a subsequent applicant for the applicable indication demonstrates clinical superiority to our product candidate. In such event, we would lose the benefits of orphan drug exclusivity, including potential marketing exclusivity and the ability to implement premium pricing.

Delays in the commencement of clinical testing of the current product candidates could result in increased costs to us and delay our ability to generate revenues.

Delays in the commencement of clinical testing could significantly increase product development costs and delay product commercialization beyond the period planned and disclosed publicly and delay our ability to generate revenue. The commencement of clinical trials can also be delayed for a variety of reasons, including delays in:

●	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;
●	reaching agreement on acceptable terms with prospective CROs and individual trial sites;
●	manufacturing sufficient quantities of a product candidate; and
●	restrictions placed on our operations or the operations of the CROs we work with by governmental authorities.

Our product candidates may not obtain the necessary regulatory approvals in foreign jurisdictions to be commercialized internationally.

As we expand, we intend to develop out product candidates to qualify for regulatory approval in international markets. To market a product in the European Union and many other foreign jurisdictions, we or our foreign marketing partners must obtain separate regulatory approvals. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval in the U.S. or HC approval in Canada. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. Our product candidates may not qualify to obtain foreign regulatory approvals, or obtain approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

25

If we lose key management or scientific personnel, cannot recruit qualified employees, directors, officers, or other significant personnel, or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our officers and directors and the members of our Scientific Advisory Board. Our future success and growth will depend in part on the continued service of our directors, employees and advisors, and our ability to identify, hire, and retain additional personnel to lead the clinical trials. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. In addition, while we do carry directors’ and officers’ (“D&O”) liability insurance, we do not carry “key-man” life insurance on the lives of any of our employees or advisors. Such D&O insurance contains certain customary exclusions that may make it unavailable to the Company or its directors and officers in the event it is needed; and, in any case, the D&O insurance may not be adequate to fully protect us against liability for the conduct of our directors, officers or employees or our indemnification obligations to our directors and officers.

We rely on third parties to conduct certain components of our clinical studies, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies.

We rely on third parties, such as CROs, clinical data management organizations, medical and academic institutions, and clinical investigators, to perform various functions for our several clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. We remain responsible for ensuring that each of our clinical studies is conducted in accordance with the general investigational plan and protocols for the study. Moreover, relevant governmental authorities require us to comply with standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical studies to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of patients in clinical studies are protected. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical studies in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our planned products and will not be able, or may be delayed in our efforts to, successfully commercialize our planned products.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, such as CROs, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and our business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

The results of clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our proposed product candidate claims, that the FDA or governmental authorities in other countries will agree with our conclusions regarding such results, or that the FDA or governmental authorities in other countries will not require additional clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials often do not replicate the results of prior clinical trials and preclinical testing.

We may be required to suspend or discontinue clinical trials for a number of reasons, including adverse side effects or other safety risks that could preclude approval of any of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, the COVID-19 pandemic caused a delay in our HC approved Phase 2 clinical trial (since amended to a Phase 2b/Phase 3 clinical trial) for scar prevention and treatment in burn victims; as a result, we are actively preparing to resume patient enrollment in the trial in Q3 of 2024. A clinical trial may be suspended or terminated by us, an institutional review board, the FDA or other regulatory authorities due to a failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, presentation of unforeseen safety issues, failure to demonstrate a benefit from using the investigational drug, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings for a clinical trial. In addition, clinical trials for our product candidates could be suspended due to adverse side effects. Drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. We may also voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. If we elect or are forced to suspend or terminate any clinical trial of any product candidates that we develop, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues, if at all, from any of these product candidates will be delayed or eliminated. Any of these occurrences may significantly harm our business, financial condition, results of operations, and prospects.

26

Even if we receive regulatory approval for a planned product, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been obtained, the approved product and its manufacture are subject to continual review by the FDA or regulatory authorities of other countries. Our regulatory approval for our product candidates that require it, or for any planned products may be subject to limitations on the indicated uses for which the product may be marketed. Future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. In addition, we are subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities regarding the labeling, packaging, adverse event reporting, storage, advertising, promotion, and recordkeeping for our products.

We rely on third parties to formulate and manufacture our product candidates.

We rely on one or more third-party commercial manufacturers to manufacture our approved products. Reliance on third-party manufacturers entails risks to which we would not otherwise be subject if we manufactured product candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our product candidates or any products we may eventually commercialize in accordance with our specifications), and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities require that our product candidates and any products that we may eventually commercialize be manufactured according to Current Good Manufacturing Practices (“cGMP”) and similar foreign standards. Any failure by our third-party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. In addition, such failure could be the basis for the FDA to issue a warning or untitled letter, withdraw approvals for product candidates previously granted to us, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention of product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

In certain cases, we may rely on a single supplier for a particular manufacturing material, and any interruption in or termination of service by such suppliers could negatively affect our operations.

We rely on third-party suppliers for the materials used in the manufacture of our product candidates. Some of these materials may be available from only one supplier or vendor. Any interruption in or termination of service by such sole-source suppliers could result in a delay or interruption in manufacturing until we locate an alternative source of supply. Any delay or interruption in manufacturing operations (or failure to locate a suitable replacement for such suppliers) could materially adversely affect our business, prospects, or results of operations.

If we are not able to develop collaborative marketing relationships with licensees or partners, or create an effective sales, marketing, and distribution capability, we may be unable to market our products successfully.

At this time, we do not intend to establish our own sales and marketing operations for our product candidates once they have obtained regulatory approval. Rather, our business strategy is to monetize our NHP/Cosmetics Platform through license or sale and to monetize our Pharmaceutical RX Platform through partnerships or the out-licensing or sale of the technologies in the Pharmaceutical Rx Platform, subject to any necessary government approval and consent from UBC. We may be unable to find a party to sell or out-license our NHP/Cosmetics Platform or Pharmaceutical Rx Platform technologies. Even if we do find a party willing to purchase or license our NHP/Cosmetics Platform, or Pharmaceutical Rx Platform technologies, the terms of any such transaction may not be acceptable to us or we may not be able to obtain any consents required from UBC or any applicable regulatory authority. If we are unable to find or consummate a transaction with terms acceptable to us we will reevaluate and may pursue other available options as it relates to our NHP/Cosmetics Platform and Pharmaceutical Rx Platform technologies including the out-license of product candidates to, or to enter into collaboration agreements with, larger firms with expertise in marketing and selling OTC and cosmeceutical products and other therapeutics and drug products. There can be no assurance that we will be able to successfully identify and establish these marketing, sales, or distribution relationships, that such relationships, if established, will be successful, or that we will be successful in gaining market acceptance for our products. Moreover, we will likely have to establish relationships with commercialization partners. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues may be lower than if we marketed and sold our products directly, and any revenues we receive will depend upon the efforts of such third parties.

If we are unable to establish such third-party sales and marketing relationships, or choose not to do so, we will have to change our business strategy and establish our own in-house capabilities. We currently have no significant sales, marketing, or distribution infrastructure. To market any of our products directly, we would need to develop a marketing, sales, and distribution force that has both technical expertise and the ability to support a distribution capability. The establishment of a marketing, sales, and distribution capability would significantly increase our costs, possibly requiring substantial additional capital. In addition, there is intense competition for proficient sales and marketing personnel, and we may not be able to attract individuals who have the qualifications necessary to market, sell, and distribute our products. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities. If we are unable to, or choose not to, establish these capabilities, or if the capabilities we establish are not sufficient to meet our needs, we will be required to establish marketing, sales, or distribution relationships with third parties.

27

Healthcare reform measures could hinder or prevent our planned products’ commercial success.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose, and, at times, enact legislation that would result in significant changes in the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, (together, the “PPACA”), was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes, and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The PPACA, among other things:

●	imposes a tax of 2.3% on the retail sales price of medical devices sold after December 31, 2012; and
●	could result in the imposition of injunctions.

While the United States Supreme Court upheld the constitutionality of most elements of the PPACA in June 2012, other legal challenges to the PPACA are still pending final adjudication in several jurisdictions. If any new or proposed legislation becomes law, it may adversely affect our business and financial results. At this time, we do not believe that the 2.3% tax imposed on sales of medical devices by the PPACA will be applicable to sales, if any, of our proposed products. We cannot assure you that the PPACA, as currently enacted or as amended in the future, or similar reforms or focus on cost containment in other countries, will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

Even if we are able to commercialize our product candidates, some of our products may not receive coverage and adequate reimbursement from third-party payors, which could harm our business.

Our ability to commercialize some of our products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from governmental health administration authorities, private health insurers, and other organizations. Governmental authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Governmental authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may seek additional clinical evidence, beyond the data required to obtain marketing approval, demonstrating clinical benefits and value in specific patient populations before covering our products for those patients. In particular, even if the product candidates we develop are established as having superior efficacy compared to the current standard of care, payors may not adequately reimburse for such product candidates if their cost exceeds their relative superior efficacy. We cannot be sure that coverage and adequate reimbursement will be available for some of the products that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, some of our product candidates for which we obtain marketing approval. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our prescription product candidates for which we obtain marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or other regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale, and distribution costs. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly or eventually obtain coverage and profitable reimbursement rates from both government-funded and private payors for some of the approved products that we develop could have a material adverse effect on our business, financial condition, and operating results.

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval.

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the U.S., sales of any products for which we may receive regulatory marketing approval will depend, in part, on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities such as Medicare, Medicaid, TRICARE, and the Veterans Administration, managed care providers, private health insurers, and other organizations. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Patients are unlikely to use some of our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. We cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, those product candidates for which we may obtain regulatory approval or assure that coverage and reimbursement will be available for any products for which we may obtain regulatory approval that we may develop.

28

Government authorities and other third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;
●	safe, effective, and medically necessary;
●	appropriate for the specific patient;
●	cost-effective; and
●	neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates, once approved. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates, if approved.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug and biologic benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs and biologics. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs and biologics, and each drug plan can develop its own formulary that identifies which drugs and biologics it will cover, and at what tier or level. However, Part D prescription drug formularies must include products within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs and biologics in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs and biologics may increase demand for products for which we obtain marketing approval. Any negotiated prices for any of our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction I payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug or biologic product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the average manufacturer price, or AMP, and Medicaid rebate amounts reported by the manufacturer. As of 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, expanded the types of entities eligible to receive discounted 340B pricing, although under the current state of the law these newly eligible entities (with the exception of children’s hospitals) will not be eligible to receive discounted 340B pricing on orphan drugs. As 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. Further, on December 27, 2018, the District Court for the District of Columbia invalidated a reimbursement formula change instituted by the Centers for Medicare & Medicaid Services, or CMS, under the 340B program. For the 2019 and 2018 fiscal years, CMS altered the reimbursement formula. The court ruled this change was not an “adjustment” that was within the Secretary’s discretion to make but was instead a fundamental change in the reimbursement calculation, and such a dramatic change was beyond the scope of the Secretary’s authority. On May 6, 2019, the district court reiterated that the rate reduction exceeded the Secretary’s authority and declared that the rate reduction for 2019 also exceeded the Secretary’s authority and remanded the issue to HHS to devise an appropriate remedy. On July 10, 2019, the district court entered its final judgment and CMS has filed an appeal and a decision by the Court of Appeals for the D.C. Circuit is pending. However, subsequently, hospitals have filed a complaint in the U.S. District Court for D.C. to enjoin the reimbursement cuts for 2020. It is unclear how such litigation could affect covered hospitals who might purchase our products in the future and affect the rates we may charge such facilities for our approved products.

Changes to these current laws and state and federal healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

29

Our commercial success depends upon attaining significant market acceptance among hospitals, physicians, patients, and healthcare payors of our product candidates following regulatory approval.

Even if we obtain regulatory approval for any of our product candidates that we may develop or acquire in the future, the product may not gain market acceptance among hospitals, physicians, health care payors, patients, and the medical community. The degree of market acceptance of any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy compared to other products;
●	relative convenience and ease of administration;
●	the prevalence and severity of any adverse effects;
●	limitations or warnings contained in a product’s labeling;
●	availability of alternative treatments and any new products that may in the future become available to treat the same indications as our product candidates;
●	new procedures or methods of treatment that may reduce the incidences of any of the indications in which our product candidates may show utility;
●	pricing and cost-effectiveness;
●	the effectiveness of our or any future collaborators’ sales and marketing strategies;
●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and
●	the willingness of patients to pay out-of-pocket costs in the absence of third-party coverage.

If our product candidates are approved but do not achieve an adequate level of market acceptance, we may not generate sufficient revenue from these products, and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful. In addition, our ability to successfully commercialize our product candidates will depend on our ability to manufacture our products, differentiate our products from competing products and defend the intellectual property of our products.

Developments by competitors may render our products obsolete or non-competitive or may reduce the size of our markets.

Our industry has been characterized by extensive research and development efforts, rapid developments, and intense competition. Our competitors may have or may develop superior products or approaches, which may provide them with competitive advantages. Our potential products may not compete successfully. If these competitors get to the marketplace before we do with better or less expensive products, our candidates, if approved for commercialization, may not be profitable to sell or worthwhile to continue to develop. Any products that we develop may become obsolete or uneconomical before we recover any expenses incurred in connection with their development. The success of our candidates will depend upon factors such as product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance, and price, among other things. Other important factors to our success include speed in developing product candidates, completing clinical development and testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the applicable markets.

Most of our competitors, have substantially greater capital resources, research, and development staffs, facilities, and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. As a result, they may achieve product commercialization or patent protection earlier than we can.

If we cannot compete for market share against other biomedical and therapeutic companies, we may not achieve sufficient product revenues and our business will suffer.

Any of our product candidates that we develop and/or commercialize will compete with a number of existing and future products and therapeutics developed, manufactured and marketed by others. Existing or future competing products may provide greater results or other benefits than our products or may offer comparable performance at a lower cost. If our proposed products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.

We compete against much larger and better-financed companies that are collaborating with larger companies, academic institutions, government agencies, and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, may operate larger research and development programs or have substantially greater financial resources than we do, as well as greater experience in:

●	developing product candidates;
●	undertaking preclinical testing and human clinical trials;
●	obtaining regulatory approvals of product candidates;
●	formulating and manufacturing products; and
●	launching, marketing, and selling products.

30

We face intense market competition and exist in an industry with a strong emphasis on proprietary products.

Our industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We face competition and potential competition from a number of sources, including pharmaceutical and biotechnology companies that are conducting research and development on therapeutics for similar indications, drug delivery companies and academic and research institutions. Many of our potential competitors have substantially greater financial, technical, and human resources than we do, as well as more experience in the development of product candidates, obtaining regulatory approvals of products, and the commercialization of those products. Consequently, our competitors may develop products for the treatment of indications we are pursuing or may pursue in the future, and such competitors’ products may be more effective, better tolerated and less costly than our product candidates. Our competitors may also be more successful in manufacturing and marketing their products than we are. We will also face competition in recruiting and retaining qualified personnel and establishing clinical trial sites and patient enrollment in clinical trials.

We may face competition with respect to product candidates we seek to develop or commercialize in the future. However, we know of no other companies currently in clinical development with a bioavailable, small molecule that decreases collagen and increases matrix metalloproteinases. Matrix metalloproteinases (“MMPs”) are both an extracellular and cell membrane family of enzymes that facilitate the breakdown (remodeling) of collagen and other ECM proteins into fragments. MMPs are responsible for several biological activities including, but not limited, to cell migration, blood vessel growth and tissue remodeling. There are roughly 26 different MMPs, two of which (MMP-1 and MMP-3) are crucial to the breakdown of scar matrix/protein. There are some product candidates currently in production that indirectly compete with our FS2 drug candidate. Pirfenidone, a product by Roche, received FDA approval as a treatment of idiopathic pulmonary fibrosis in 2014 and is approved as an ointment to treat skin scars in Mexico. Similarly, nintedanib, a small molecule tyrosine kinase inhibitor developed by Boehringer Ingelheim Pharmaceuticals, Inc. that acts through inhibition of growth factors to treat idiopathic pulmonary fibrosis, received FDA approval in 2014. Pressure garments, where patients are required to wear garments for 23 hours a day for extended periods of time, have also been used as treatment options to mitigate the effects of scarring. In addition, silicone-based creams and persinian oil have been used as a cosmetic method to treat the appearance of scars. Additional topical products marketed/advertised for anti-scar or as anti-scar cosmetics/cosmeceuticals include, but are not limited to, jojoba oil, vitamin E, Bio-Oil® Skincare Oil, (Natural), Mederma® Advanced Scar Gel, and Epicyn™. Additional products in testing for anti-scar indications as found on clinicaltrials.gov include, but are not limited to, Fespixon, BMT101, pentamidine, and OLX10010.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biomedical/medical device and pharmaceutical industries, we will engage the services of consultants to assist us in the development of our product candidates. Often these consultants have been previously employed at or are previously or currently providing consulting services to other companies in the industry, including our competitors or potential competitors. Although no claim against us is currently pending, we may be subject to claims that these consultants or we have, inadvertently or otherwise, used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims, and there is a risk that contractual protections we have put in place may be ruled unenforceable or may otherwise be limited in their application. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We face the risk of product liability claims and the amount of insurance coverage we hold now or in the future may not be adequate to cover all liabilities we might incur.

Our business exposes us to the risk of product liability claims that are inherent in the development of products. These claims can arise at any point in the development, testing, manufacture, marketing, or sale of our product candidates. If the use of one or more of our or our collaborators’ products harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, or others selling our products. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm.

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. To protect against potential product liability risks, we have $1 million CAD per occurrence and $5 million CAD aggregate clinical trial insurance for the FS2 Phase 2 clinical trial and $5 million CAD product liability insurance coverage. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available to us at a cost acceptable to us or at all. We may choose or find it necessary under our collaboration agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with collaborators. If we are unable to maintain or increase insurance at an acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products, our liability could exceed our total assets and our ability to pay the liability. A successful product liability claim or series of claims brought against us would decrease our cash and could cause the value of our capital stock to decrease. Moreover, a product recall, if required, could generate substantial negative publicity about our products and business, inhibit or prevent commercialization of other products and product candidates, or negatively impact existing or future collaborations.

31

We may have conflicts of interest and have engaged in transactions with affiliates and have entered into agreements or arrangements that were not negotiated at arms’ length.

We have engaged, and may in the future engage, in transactions with affiliates and other related parties. These transactions may not have been on terms as favorable to us as could have been obtained from non-affiliated persons. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties.

We are subject to the risks of doing business abroad.

A significant portion of our operations takes place outside the United States at facilities in Canada, and we also source materials from India, among other countries. Foreign operations are subject to a number of risks, including the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries), currency exchange rate fluctuations and other factors which could have an adverse effect on our business.

Our business operations depend significantly on information technology systems, and a cyber-attack or other significant disruption or breach of our information technology systems, or those of third parties on whom we may rely on or with whom we share confidential information, could cause us significant financial, legal, regulatory, business, and reputational harm.

We are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, store, process and transmit sensitive information, including intellectual property, proprietary business information, personal information and other confidential information belonging to us and to third parties. It is critical that we do so in a secure manner to maintain the confidentiality, integrity, and availability of such sensitive information. We also outsource elements of our operations, including elements of our information technology infrastructure, to third-party vendors, and as a result, these vendors may have access to our computer networks or our confidential information. In addition, many of those vendors subcontract or outsource to other third parties some of their responsibilities under our agreements with such vendors. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the accessibility and distributed nature of our information technology systems, and the nature of the sensitive information stored on these systems, make such systems particularly vulnerable to internal and external attacks, both unintentional and malicious. In addition, remote working arrangements increases the risk that our systems, or those of our vendors or business partners, and any confidential or sensitive information contained in such systems may be subject to a security breach, incident, attack, or other exposure. Potential vulnerabilities can be exploited through inadvertent or intentional actions of our employees, third-party vendors, and business partners, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity and are being conducted by sophisticated and organized groups and individuals, including organized criminal groups, “hacktivists,” nation-states and others, with a wide range of motives, including industrial espionage, and expertise. In addition to the extraction of sensitive information, such attacks could involve the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of such information. In addition, the prevalent use of mobile devices increases the risk of the occurrence of data security incidents.

Data security incidents or other significant disruptions affecting our, our vendors’ or our business partners’ information technology systems could adversely affect our business operations and result in loss or misappropriation of, or unauthorized access to, use or disclosure of, or the prevention of access to, sensitive information, which could cause us financial, legal, regulatory, business, and reputational harm. In addition, disruptions to our information technology systems could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, current or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce such data.

There is no way to know with certainty whether we have experienced any data security incidents that we have not yet discovered. While we have no reason to believe this to be the case, attackers have become sophisticated with respect to concealing their access to systems, and many companies whose information security systems have been attacked are not aware that they have been attacked. Any event that leads to unauthorized access, use or disclosure of personal information, including personal information of our employees or patients or investigators in our clinical trials, could disrupt our business, harm our reputation, compel us to comply with applicable federal, state or foreign breach notification laws, subject us to time-consuming, distracting and expensive litigation, regulatory investigations and oversight or mandatory corrective action, require us to verify the correctness of certain stored information, or otherwise subject us to liability under applicable laws, regulations and our contracts with third parties, including those that require us to protect the privacy and security of personal information. This could cause us to incur significant costs and expose us to significant legal and financial liability and reputational harm. In addition, if there is any failure or perceived failure by us or our vendors or business partners to comply with our or their privacy, confidentiality or data security-related legal or other obligations to third parties, or if there are any security incidents or other inappropriate access events that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, we may be the subject of governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against us by advocacy groups or others, third parties, including clinical trial sites, regulators or current and potential business partners, may lose trust in us, and we could be subject to claims by third parties that we have breached our privacy- or confidentiality-related obligations, which could materially and adversely affect our business and prospects. Moreover, data security incidents and other unauthorized access can be difficult to detect, and any delay in identifying such incidents or unauthorized access may lead to increased harm of the types described above. While we have implemented technical and organizational measures designed to ensure a level of security appropriate to the risks involved, there can be no assurance that such measures have prevented or will prevent service interruptions or security incidents.

32

We only have a limited number of employees to manage and operate our business.

As of September 30, 2023, we had one full-time employee, 11 persons working on a contractual basis, and numerous consultants, advisors, and contract laboratories providing services to us. Our focus on the development of our FS2 drug candidate and AI-001 therapy platform has required us to optimize cash utilization and to manage and operate our business in a lean manner. We cannot assure you that we will be able to hire and/or retain adequate staffing levels to commercialize any of our product candidates or run our operations and/or to accomplish all the objectives that we otherwise would seek to accomplish.

The impact of widespread public health crises, pandemics or other epidemics is difficult to predict and could materially and adversely impact our business, including our commercialization, nonclinical activities, and clinical trials.

Any adverse widespread public health developments, as well as any governmental restrictive measures implemented to control such outbreaks, could have a material adverse impact on our business, including our commercialization, nonclinical activities, and clinical trials. These impacts, which are highly uncertain and cannot be accurately predicted, could be significant and long term. Further, any actions taken to mitigate any health crises could lead to an economic recession. For example, the COVID-19 pandemic and the efforts to control it caused significantly increased economic uncertainty, inflationary pressure in the U.S. and globally, supply chain disruptions, volatility in the capital markets, a decline in consumer confidence, changes in consumer behavior, significant economic deterioration, and an increasingly competitive labor market.

The ultimate impact of the COVID-19 pandemic or any other widespread public health crisis on our business will depend on, among other things, the severity and length of the health crisis, the duration, effectiveness and extent of the mitigation measures and actions designed to contain the outbreak, the emergence, contagiousness and threat of new and different strains of the disease, the availability and efficacy of vaccines and effective treatments, public acceptance of vaccines and treatments for the disease, if any, changes in customer and consumer behavior as a result of the crisis, as well as the resulting economic conditions and how quickly and to what extent normal economic and operating conditions resume, all of which are highly uncertain. Such extraordinary events and their aftermaths can cause disruptions that could severely impact our business, commercialization efforts, preclinical studies, planned clinical trials, including:

●	delays or difficulties in enrolling volunteers and patients in our clinical trials;
●	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and staff;
●	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals and clinics serving as our clinical trial sites and their staff supporting the conduct of our clinical trials;
●	interruption of key clinical trial activities, such as clinical trial site monitoring and source data verification, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures, which may impact the integrity of subject data and clinical study endpoints;
●	interruption or delays in the operations of HC, the FDA, or other regulatory authorities, which may impact review and approval timelines;
●	interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;
●	delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials and interruption in global shipping that may affect the transport of clinical trial materials;
●	interruptions in nonclinical studies due to restricted or limited operations at laboratory facilities of our or our outsourced service providers;
●	limitations on employee resources that would otherwise be focused on the conduct of our nonclinical studies or clinical trials due to sickness of employees or their families or the desire of employees to avoid contact with large groups of people, or other staffing shortages because of remote working requirements or otherwise;
●	delays in receiving authorization from local regulatory authorities to initiate our planned clinical trials;
●	changes in local regulations as part of a response to such health crises which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether;
●	delays in necessary interactions with local regulators, ethics committees, and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;
●	refusal of HC or the FDA to accept data from clinical trials in affected geographies outside of Canada and/or the United States;
●	interruption or delays to our discovery and development pipeline; and
●	patent office interruption or delays in our ability to timely secure patent coverage for our product candidates.

The extent to which any future public health crisis, and mitigation measures taken in response, could have a material and adverse impact on our business and commercialization, nonclinical activities, and clinical trials, are highly uncertain and cannot be predicted with confidence, and may amplify many of the other risk factors disclosed elsewhere in this section.

33

Risks Related to Intellectual Property

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent on patents, know-how and proprietary technology that is either owned by us or licensed by us from others. We have an exclusive license agreement with The University of British Columbia (the “UBC License Agreement”) that covers the proprietary technology underlying both our FS2 product candidate and AI-001 therapeutic platform for the uses and methods of our current product candidates. The licenses granted by the UBC License Agreement may be terminated under certain conditions, including our failure to make payments as required under the agreement. The UBC License Agreement also imposes multiple obligations and covenants on us, including but not limited to annual, royalty and milestone payments, restrictions on cross- and sub-licensing, and patent prosecution. A breach of that agreement would therefore materially adversely affect our ability to commercialize all our products as currently planned. Termination of that agreement, or the reduction or elimination of our rights under it or any other agreement, would result in our having to negotiate new or reinstated arrangements on less favorable terms, or our not having sufficient intellectual property rights to operate our business. The occurrence of such events could materially harm our business and financial condition.

Additionally, we may enter into future license agreements, which we expect will provide third parties with the right to terminate such agreements if we fail to comply with the terms thereof, in which event we may not be able to develop and market any product that is covered by such agreements. Any termination of these licenses could result in the loss of significant rights and could harm our ability to commercialize our product candidates.

As a company dedicated to the evaluation and development of commercially viable autoimmune therapeutics/therapies and anti-scarring drugs we are continually evaluating new and novel indications and applications for our drug candidates, which may require modifying or expanding the use of a licensed technology outside of the terms of the applicable licensing agreement. If we decide to pursue a strategy of modifying or expanding the use of a licensed technology outside of the specified fields, we would need to negotiate and enter into an amendment to our existing license agreement with such licensor, enter into a new license agreement covering one or more additional such fields of use, or utilize technologies that do not infringe on such licensed rights. We may not be able to obtain any such required amendment, new license or to invent or otherwise access other technology on commercially reasonable terms or at all.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;
●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
●	our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; and
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors, us, and our partners.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

If we are unable to obtain or protect intellectual property rights related to our product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection, and confidentiality agreements to protect the intellectual property related to our product candidates. The strength of patents in the medical device and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications relating to our licensed technologies may fail to result in issued patents with claims that cover our product candidates in the United States or in other countries where applications have been filed. There is no assurance that all the potentially relevant prior art relating to the patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed or invalidated. Furthermore, even if they are unchallenged, the patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. Also, even if the patents are valid our ability to make use or sell products related thereto may be an infringement of a third parties intellectual property rights. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

34

If the patent applications we hold or prosecute with respect to our platforms or product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates, it could dissuade companies from collaborating with us to develop product candidates and threaten our ability to commercialize future products. We have been issued patents relating to our FS2 drug candidate in Australia, Brunei, Brazil, Canada, Europe (EPO), Japan, Korea, New Zealand, Philippines, Russia, Singapore, South Africa, and the U.S. We have been granted patents relating to AI-001 in Australia, Canada, Europe (EPO), Hong Kong, Japan, Mexico, and Russia and applied for similar patents in the United States. We cannot offer any assurances about which, if any, pending patents will issue, the breadth of any such patent, or whether any granted patents will be found invalid and unenforceable or will be threatened by third parties in some way. Any successful opposition to these patents or any other patents owned by us or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period during which we could market a product candidate under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period after filing, and some remain so until issued, we cannot be certain that we were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, derivation proceeding in the United States can be initiated to determine whether (i) an inventor named in an earlier application derived the claimed invention from an inventor named in the petitioner’s application, and (ii) the earlier application claiming such inventions was filed without authorization. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally twenty (20) years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from generic medications.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is either not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

Although we require all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover our trade secrets and proprietary information.

Further, the laws of some foreign countries do not protect intellectual property to the same extent or in the same manner as the laws of the United States and Canada. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations, and financial condition.

The patents that are subject to the UBC License Agreement have, and any patents we secure in the future, whether subject to the UBC License Agreement or owned directly by us, will have, a limited lifespan and will eventually expire.

Patents have a limited lifespan. In most countries, including the United States and Canada, the expiration of a patent is typically 20 years from the date that the application for the patent is filed. Various extensions of patent term may be available in particular countries; however, in all circumstances the life of a patent, and the protection it affords, has a limited term. If we encounter delays in obtaining regulatory approvals, the period during which we could market a product under patent protection could be reduced. We may seek extensions of patent terms where these are available in any countries where we are prosecuting patents. Such possible extensions include those permitted under the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States, which permits a patent term extension of up to five years to cover an FDA-approved product. The actual length of the extension will depend on the amount of patent term lost while the product was in clinical trials. However, the applicable authorities, including the United States Patent and Trademark Office (“USPTO”) and the FDA in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data, and then may be able to launch their product earlier than might otherwise be the case.

35

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the medical device and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, derivations, and re-examination proceedings before the USPTO and corresponding foreign patent offices. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the medical device and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents are held by a court to cover aspects of our processes for manufacture or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate in jurisdictions where third-party patents exist, unless we obtained a license or until such patent expires or efforts are made to appeal the decision of the court. Nevertheless, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe any patents regarding our licensed technology. To counter infringement or unauthorized use, we may be required to file infringement proceedings, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that such a patent is not valid, is unenforceable and/or has not been infringed, or may refuse to stop the other party from using the technology at issue on the grounds that the patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of these patents at risk of being invalidated or interpreted narrowly and could put patent applications at risk of not issuing.

If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business. A defendant could also challenge our ownership of patents assigned to us. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments, which could have a material adverse effect on our business.

36

Recent patent reform legislation has increased the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of the licensed patents.

On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law, including provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, were enacted March 16, 2013. Also, the Leahy-Smith Act altered the scope of disclosures that qualify as prior art, and it adjusted the scope of procedures that a third party may use to challenge a United States patent, including opposition procedures. However, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents we obtain, all of which could have a material adverse effect on our business and financial condition. Furthermore, there exists in the United States uncertainty regarding patentable subject matter under 35 U.S. Code § 101, and the judicially applied the subject matter exclusions and the interpretation of those exclusions by the courts in the United States. Accordingly, the interpretation of the subject matter exclusions could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents we obtain, all of which could have a material adverse effect on our business and financial condition.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We are required to pay such fees under the terms of the UBC License Agreement. The USPTO and various non-United States governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We have systems in place to remind us to pay these fees, and we employ reputable law firms and other professionals to help us comply with such requirement, but an inadvertent lapse, in many cases, can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States and Canada may be less extensive than those in the United States and Canada. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States and Canada. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States and Canada, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States and Canada. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and provoke third parties to assert claims against us. We may not prevail in any lawsuit that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may not be able to file IND applications to commence additional clinical trials on the timelines we expect, and even if we are able to do so, the FDA, HC, or equivalent regulatory bodies may not permit us to proceed.

We hope to file investigational new drug applications, or INDs, or their equivalent over the next several years. We cannot be sure that submission of such applications will result in HC, the FDA, or equivalent regulatory bodies allowing further clinical trials to begin, or that, once begun, issues will not arise that result in the suspension or termination of such clinical trials. Any applications we submit could be denied by HC, the FDA, or equivalent regulatory bodies or they could place any future investigation of ours on clinical hold until we provide additional information, either before or after clinical trials are initiated. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future. Unfavorable future trial results or other factors, such as insufficient capital to continue development of a product candidate or platform, could also cause us to voluntarily withdraw an effective IND or its equivalent.

37

Risks Related to this Offering and Ownership of our Securities

Because no public trading market for our Common Shares currently exists, it will be difficult for you to sell your Common Shares and, if you are able to sell your Common Shares, you will likely sell them at a substantial discount to the Offering price.

There is no public market for our Common Shares. Though the Company intends to seek to list its Common Shares on a national securities exchange in the United States in the future, there is no assurance that it will be able to meet the initial listing standards or will qualify to list its Common Shares. Even if the Company is able to list its Common Shares, an active trading market for its Common Shares may not develop, or, even if it develops, may not last, in which case the trading price of the Common Shares could be adversely affected. Until our Common Shares are listed, if ever, you may not sell your Common Shares unless the investor meets the applicable suitability and minimum purchase standards. It will be difficult for you to redeem and/or sell your Common Shares promptly or at all. If you are able to sell your Common Shares, you would likely have to sell them at a substantial discount to the Offering price. Because of the illiquid nature of our Common Shares, you should purchase our Common Shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

There is no guarantee of a return on an investor’s investment.

There is no assurance that an investor will realize a return on their investment or that they will not lose their entire investment. For this reason, each investor should read this Offering Circular and all exhibits carefully and should consult with their attorney and business advisor prior to making any investment decision.

There is no present market for the Common Shares and we have arbitrarily set the price.

The Offering price was not established in a competitive market. We have arbitrarily set the price of the Common Shares with reference to the general status of the securities market and other relevant factors. The Offering price for the Common Shares should not be considered an indication of the actual value of the Common Shares and is not based on our asset value, net worth, or other established criteria of value. Rather, the price of the Common Shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, discussions with the Company’s investment bankers, the Company’s future prospects and needs, research on other companies that have been acquired that is not scientific and is anecdotal only and the Company’s capital structure. These prices do not necessarily accurately reflect the actual value of the Common Shares or the price that may be realized upon disposition of the Common Shares, or at which the Common Shares might trade in a marketplace, if one develops. We cannot guarantee that the Common Shares can be resold at the Offering price or at any other price.

Your ownership interest may be diluted by exercises of currently outstanding or committed warrants or conversion by outstanding convertible notes.

As of March 31, 2024, there were: (i) 4,931,500 of our Common Shares issuable upon the exercise of outstanding warrants issued to members of our board, advisory board, management and key employees and consultants, all of which have an exercise price ranging from $1.00 to $2.50 per share, with a weighted average exercise price of $1.53; (ii) 3,615,075 of our Common Shares issuable upon the exercise of outstanding warrants issued in private placements, all of which have an exercise price of $1.50 per share; and (iii) 260,400 of our Common Shares issuable upon the exercise of outstanding warrants issued in connection with our convertible notes, all of which have an exercise price of $2.50 per share.

As a pre-revenue development stage company, we anticipate that for the foreseeable future a significant portion of the compensation we pay to our directors, officers, employees, consultants, and advisors will be in the form of warrants or options to acquire our Common Shares. The exercise of such warrants and options will result in dilution of your investment.

On June 28, 2024 we concluded a convertible promissory note offering. As of the close of the offering, there were 1,247,599 of our Common Shares issuable upon the conversion of outstanding convertible notes. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the notes shall automatically convert at the earlier of (i) the 36-month anniversary from the issuance of the note, (ii) a qualified financing, or (iii) at the election of the note holder, the bona fide sale of the Company. The notes have maturity dates ranging from March 1, 2026 to June 28, 2027. The notes are convertible into our Common Shares at a price per share equal to the lesser of (i) 65% of the price per shares paid by other purchasers in a qualified financing, and (ii) the amount obtained by dividing $150 million by the fully diluted capitalization of the Company. A qualified financing under the notes includes a firm commitment underwritten initial public offering or a transaction pursuant to which the Company issues and sells equity securities for aggregate gross proceeds of at least $10 million, with the principal purpose of raising capital. If the maximum offering amount is sold this Offering will be a qualified financing and the convertible notes will automatically convert pursuant to their terms. A conversion of the convertible notes will result in dilution of your investment.

As a result of this dilution, you may receive significantly less than the full purchase price you paid for our securities in the event of our liquidation.

38

Raising additional funds through equity issuances, debt, or licensing arrangements may cause dilution to our existing shareholders, restrict our operations, or require us to relinquish proprietary rights.

We may raise additional funds through public or private equity offerings, debt financings or licensing arrangements. To the extent that we raise additional capital by issuing equity or debt, the share ownership of existing shareholders will be diluted. Any future debt financing we enter into may involve covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments, or engage in certain merger, consolidation, or asset sale transactions, among other restrictions. In addition, if we raise additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to one or more of our product candidates or grant licenses on terms that are not favorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail, or eliminate the development of one or more of our product candidates.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our shareholders and could cause the market price of our securities to decline.

We may issue additional securities in the future. Our Board has approved an equity incentive plan (the “Plan”) and reserve a number of Common Shares equal to ten percent (10%) of the total number of Common Shares outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan. The Plan will not become effective until approved by the Company’s shareholders.

Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing shareholders. We may sell Common Shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our shareholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our Common Shares.

This Offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our Offering, and we may not raise adequate capital to implement our business strategy.

Our Common Shares will be offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year- end (for non-natural persons). However, our Common Shares may be sold primarily to those investors that are within the latter category (i.e., investors whose investment in our Common Shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”. Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in traditional initial public offerings have, where the investor base is typically composed of “Accredited Investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising $10,350,000 in our Offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this Offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

The Common Shares are offered on a “Best Efforts” basis subject to a minimum amount offered of the securities and the Company may not raise the maximum amount being offered.

Since the Company is offering the Common Shares on a “best efforts” basis, there is no assurance that the Company will sell enough securities to meet its capital needs. If you purchase Common Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full Use of Proceeds which the Company has outlined in this Offering Circular or to meet the Company’s working capital needs, which may increase the risk of losing your entire investment. Additionally, alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this Offering other than your own.

39

We may terminate this Offering at any time during the Offering Period.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our Company and no funds will be returned to subscribers.

Our management will have broad discretion in how we use the net proceeds of this Offering.

Our management will have considerable discretion over the use of net proceeds from this Offering. We intend to use the net proceeds from this Offering as follows:

●	advance and complete our Phase 2b/ Phase 3 clinical trial for the use of FS2 as a treatment for burns;
●	prepare, design and submit to HC for approval a Phase 1b/ Phase 2a trials of AI-001 for the treatment of T1D and for the systemic use of FS2 as a treatment for IPF;
●	prepare, design and submit to HC for approval a Phase 2b/ Phase 3 trial of AI-001 for the treatment of AA;
●	prepare applications for orphan drug designations for the treatments in our Pharmaceutical Rx platform;
●	commercialization efforts related to our NHP/Cosmetics Platform, including FS2 as a treatment to improve the appearance of atrophic acne scars, wrinkles and rhytids; and
●	for working capital and general corporate purposes.

You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our Common Shares for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase our Common Shares.

Our lack of experienced accounting staff may impact our ability to report our future financial results on a timely and accurate basis, and we need to retain the services of additional accountants and consultants with required accounting experience and expertise.

With the exception of our chief financial officer, our accounting and finance staff lacks depth and skill in the application of generally accepted accounting principles with respect to external financial reporting for Exchange Act reporting companies. We also do not have an audit committee or a member of our board of directors who would satisfy the definition of an audit committee financial expert. We intend to engage the services of additional accounting personnel and expert consultants to assist with our financial accounting and reporting requirements to develop our internal control over financial reporting and to produce timely financial reports. Until we do so, we may experience difficulty producing reliable and timely financial statements, which could cause investors to lose confidence in our reported financial information, the market price of our stock to decline significantly, we may be unable to obtain additional financing on acceptable terms, and our business and financial condition could be harmed.

Our majority shareholders will control the Company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Immediately prior to this Offering, Trivest Global Holdings Limited (“Trivest”) beneficially owned 60.8% of our outstanding Common Shares. Trivest is jointly owned by Mr. Miller and Ms. Elliott, who are officers and directors of the Company, and Dr. Ryan Hartwell. Accordingly, four of our shareholders, including our Chief Executive Officer and Chief Marketing Officer, each of whom are directors, will beneficially own between 57.5% and 59.3% of our outstanding Common Shares after the completion of this Offering, assuming the maximum number of Common Shares are sold in this Offering. Therefore, you will not have any ability to exercise control over our Company, and such entities and individuals will have the ability, acting together, to elect all our directors and to substantially influence the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of the Company, (ii) a sale of all or substantially all of our assets; and (iii) amendments to our corporate documents. This concentration of voting power and control could have a significant effect in delaying, deferring, or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our Company. Therefore, you should not invest in reliance on your ability to have any control over our Company.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders will receive less information.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

40

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,000,000 Common Shares in this Offering will be approximately $9,246,697, after deducting the estimated commissions and estimated offering expenses payable by us.  However, because this is an offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Broker’s commissions and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this Offering Circular, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds.

The Company is not using an underwriter for the sale of Shares. Our Broker is entitled to 6.5% on all proceeds from the Offering. Additionally, Broker and its affiliates will receive certain other fees. The cash commissions and certain other fees in aggregate shall not exceed a maximum compensation limit for this Offering of $981,750 (9.49%). See “Plan of Distribution” for details.

We intend to use the net proceeds from this Offering as follows:

●	advance and complete our Phase 2b/ Phase 3 clinical trial for the use of FS2 as a treatment for burns;
●	prepare, design and submit to HC for approval a Phase 1b/ Phase 2a trials of AI-001 for the treatment of T1D and for the systemic use of FS2 as a treatment for IPF;
●	prepare, design and submit to HC for approval a Phase 2b/ Phase 3 trial of AI-001 for the treatment of AA;
●	prepare applications for orphan drug designations for the treatments in our Pharmaceutical Rx platform;
●	commercialization efforts related to our NHP/Cosmetics Platform, including FS2 as a treatment to improve the appearance of atrophic acne scars, wrinkles and rhytids; and
●	for working capital and general corporate purposes.

We may also use a portion of the net proceeds to in-license, acquire or invest in new businesses, technology, or assets. Although we have no current agreements, commitments, or understandings with respect to any such in-license or acquisition, we evaluate such opportunities and engage in related discussions with third parties from time to time.

We estimate that our existing capital resources together with the proceeds from this Offering will fund our planned operating expenses through at least December 31, 2025.

The expected use of the net proceeds from this Offering represents our intentions based upon our current plans and business conditions. The actual allocation of proceeds realized from this Offering will depend upon how many securities are sold in this Offering and upon our cash position and working capital requirements. Therefore, as of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this Offering. Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

The amount and timing of our actual expenditures and the extent of our research and development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from any preclinical or clinical studies we may commence in the future, our ability to take advantage of expedited programs or to obtain regulatory approval for any other product candidates we may identify and pursue, the timing and costs associated with the manufacture and supply of any other product candidates we may identify and pursue for clinical development or commercialization, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

DIVIDEND POLICY

The Company has never paid any dividends. The holders of Common Shares are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefor. The payment of dividends on our Common Shares in the future will depend on our earnings, capital requirements, operating and financial condition, and such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Common Shares in the foreseeable future.

41

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024:

●	on an actual basis;
●	on an as adjusted basis to reflect the application of the net proceeds of this Offering, assuming the maximum offering amount is sold, and after deducting the commissions and estimated offering expenses payable by, and assuming no shares are sold in a concurrent Canadian offering (see “Plan of Distribution”).

The information below is illustrative only and does not account for the potential automatic conversion of our outstanding convertible notes should the maximum offering amount be raised in this Offering. Our capitalization following the closing of this Offering will change based on the actual number of securities sold in this Offering. You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included in this Offering Circular.

	As of March 31, 2024
	Unaudited Actual	As Adjusted
Cash and cash equivalents	$877,105	$10,123,802

Residual interest debt	148,441	148,441
Convertible notes payable, at fair value, net of debt discount	2,297,174	2,297,174
Accrued interest	208,250	208,250

Shareholders’ Equity:
Common shares, without par value; no maximum amount authorized; 32,884,782 issued and outstanding as of March 31, 2024; 34,884,782 shares outstanding on an as adjusted basis	9,391,766	19,391,766
Additional paid-in capital	6,579,861	6,579,861
Accumulated deficit	(17,849,010)	(17,849,010)
Total Shareholders’ (deficit) equity	$(1,877,383)	$8,122,617
Total capitalization	776,482	10,776,482

The above discussion and table are based on 32,884,782 Common Shares outstanding as of March 31, 2024, and does not include:

●	3,615,075 of our Common Shares issuable upon exercise of 1,205,025 outstanding warrants issued in connection with a private placement, at an exercise price of $1.50 per share;
●	2,586,500 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $1.00 per share.
●	1,605,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.00 per share.
●	640,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.50 per share.
●	100,000 of our Common Shares issuable upon exercise of outstanding performance-based warrants issued to our CFO at an exercise price of $1.00 per share. As of March 31, 2024, only 50,000 of the performance-based warrants have vested.
●	260,400 of our Common Shares issuable upon exercise of outstanding warrants issued in connection with our convertible notes at an exercise price of $2.50 per share.
●	724,024 of our Common Shares issuable upon the conversion of outstanding convertible notes.

Unless otherwise indicated, all information in this Offering Circular reflects and assumes that no outstanding warrants or convertible notes are converted into, exchanged or exercised for our Common Shares.

42

DILUTION

If you purchase Common Shares in this Offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per Common Share in this Offering and the net tangible book value per Common Share after giving effect to this Offering.

Our net tangible book value (deficit) as of March 31, 2024 was approximately $(1,877,383) or approximately $(0.06) per Common Share. Net tangible book value per Common Share represents our total tangible assets less total liabilities, divided by the number of Common Shares outstanding.

The information discussed below is illustrative only and will be adjusted based on the actual number of securities sold in this Offering. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this Offering Circular.

As adjusted net tangible book value per Common Share to new investors represents the difference between the amount per Common Share that is paid by purchasers in the Offering and the net tangible book value per Common Share immediately after completion of the Offering. The table below presents our as adjusted net tangible book value after this Offering, after giving effect to the Sale of our Common Shares in this Offering at the public offering price of $5.00 per share and after deducting the estimated offering expenses payable by us, as well as the immediate dilution per Common Share to investors who purchase shares in this Offering, based on Common Shares outstanding as of March 31, 2024, under the following four scenarios: 25%, 50%, 75%, and 100% of the Common Shares offered in this Offering are sold.

Percentage of Offered Common Shares Sold	25%	50%	75%	100%
Price per Common Share	$5.00	$5.00	$5.00	$5.00
Common Shares issued in Offering	500,000	1,000,000	1,500,000	2,000,000
Gross Proceeds (1)	$2,587,500	$5,175,000	$7,762,500	$10,350,000
Less: Offering costs	(598,741)	(766,928)	(935,116)	(1,103,303)
Net proceeds to Company	$1,988,759	$4,408,072	$6,827,384	$9,246,697
Net tangible book value as of March 31, 2024	(1,877,383)	(1,877,383)	(1,877,383)	(1,877,383)
Net tangible book value after Offering	$111,376	$2,530,689	$4,950,001	$7,369,314
Common Shares issued and outstanding as of March 31, 2024	32,884,782	32,884,782	32,884,782	32,884,782
Common Shares issued in Offering	500,000	1,000,000	1,500,000	2,000,000
Common Shares issued and outstanding after Offering (2)	33,384,782	33,884,782	34,384,782	34,884,782
Per share amounts:
Net tangible book value per Common Share as of March 31, 2024 (3)	$(0.06)	$(0.06)	$(0.06)	$(0.06)
Increase per Common Share attributable to new investors (4)	0.06	0.13	0.20	0.27
Net tangible book value per Common Share after Offering (5)	$0.00	$0.07	$0.14	$0.21
Dilution per Common Share to new investors	$5.00	$4.93	$4.86	$4.79

(1)	Gross proceeds include the processing fee of 3.5% per Common Share.
(2)	Common Shares outstanding after the Offering does not account for the potential automatic conversion of our outstanding convertible notes should the maximum offering amount be raised, and assumes no shares are sold in a concurrent Canadian offering (see “Plan of Distribution”).
(3)	Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of Common Shares issued and outstanding as of March 31, 2024.
(4)	Represents the difference between (i) as adjusted net tangible book value per share after this Offering and (ii) net tangible book value per Common Share as of March 31, 2024.
(5)	Determined by dividing (i) as adjusted net tangible book value, which is our net tangible book value plus the cash proceeds of this Offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of Common Shares to be outstanding following this Offering.

The following table sets forth, on the pro forma basis described above as of March 31, 2024, the number of Common Shares owned by existing shareholders and to be owned by new investors purchasing Common Shares in this Offering, the total consideration paid to us, the average price per Common Share paid by our existing shareholders and the average price per share to be paid by new investors purchasing Common Shares in this Offering. The calculation below is based on a public offering price of $5.00 per Common Share, before deducting estimated offering expenses payable by us:

	Common Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	32,884,782	94.3%	$9,241,766	48.0%	$0.28
New investors	2,000,000	5.7%	$10,000,000	52.0%	$5.00
Total	34,884,782	100%	19,241,766	100%	$5.28

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities may result in further dilution to our shareholders.

The number of our Common Shares to be outstanding following this Offering is based on 32,884,782 Common Shares outstanding as of March 31, 2024, and excludes:

●	3,615,075 of our Common Shares issuable upon exercise of 1,205,025 outstanding warrants issued in connection with a private placement, at an exercise price of $1.50 per share;
●	2,586,500 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $1.00 per share.
●	1,605,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.00 per share.
●	640,000 of our Common Shares issuable upon exercise of outstanding service-based warrants issued to our employees, board members, and non-employees at an exercise price of $2.50 per share.
●	100,000 of our Common Shares issuable upon exercise of outstanding performance-based warrants issued to our CFO at an exercise price of $1.00 per share. As of March 31, 2024, only 50,000 of the performance-based warrants have vested.
●	260,400 of our Common Shares issuable upon exercise of outstanding warrants issued in connection with our convertible notes at an exercise price of $2.50 per share.
●	724,024 of our Common Shares issuable upon the conversion of outstanding convertible notes.

43

PLAN OF DISTRIBUTION

The Company is offering a maximum of 2,000,000 Common Shares on a “best efforts” basis.

The cash price per share of the Common Shares is $5.00, which was determined arbitrarily by the Company  .

Investors will be required to pay a processing fee of 3.5% to the Company at the time of the subscription to help offset transaction costs. The total gross proceeds in this Offering of $10,350,000 take into consideration the added processing fee totaling ($350,000), adding it to the total amount of the value of the Common Shares sold of $10,000,000. With the minimum investment amount of $1,035, this represents the total value of the Common Shares sold of $1,000 (200 Common Shares), plus the 3.5% processing fee. This fee is intended to offset transaction costs and though this fee is counted towards the amount the Company is seeking to raise the Company did not value it in determining our valuation. Broker will receive a cash commission on this fee.

The Common Shares will not initially be listed for trading on a stock exchange or other trading market, and the Common Shares are subject to certain transfer restrictions. Though the Company intends to seek to list its Common Shares on a national securities exchange in the United States in the future, there is no assurance that it will be able to meet the initial listing standards or will qualify to list its Common Shares. Even if the Company is able to list its Common Shares, an active trading market for its Common Shares may not develop, or, even if it develops, may not last, in which case the trading price of the Common Shares could be adversely affected. Investing in our Common Shares is speculative and involves substantial risk. You should purchase these securities only as a long-term investment and be prepared to hold them for an indefinite period of time and only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our Common Shares.

The Company intends to market its Common Shares in this Offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously on an online investment platform. We will use our website www.birchbiomed.com to provide notification of the Offering.

There is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this Offering.

This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion. Unless terminated, at least every 12 months after the Offering Statement has been qualified by the SEC, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within one year, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

Agreement with DealMaker Securities, LLC

The Company has engaged Broker to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. Broker’s affiliates have also been engaged for services associated with the Offering. In the event of a fully subscribed offering, total fees payable to Broker and its affiliates shall not exceed $981,750 (9.49%).

Administrative and Compliance Related Functions

Broker will provide administrative and compliance related functions in connection with this Offering, including:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether to accept investor as a customer.
●	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a determination to the Company whether to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.
●	Not provide any investment advice nor any investment recommendations to any investor.
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
●	Responsibility for all FINRA 5110 filings and updates.
●	Review of written communications for compliance with applicable rules. Coordinate with third party providers to ensure adequate review and compliance. It is ultimately the responsibility of the Company as to whether to accept the recommendations of DealMaker with respect to compliance with written communications.
●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism.

44

For these services, we have agreed to pay Broker:

●	A one-time $25,000 advance against accountable expenses for the pre-offering analysis; and
●	A cash compensation equal to 6.5% of the amount raised in the Offering.

The maximum fee for the services provided by Broker is $697,750 (6.74%).

Technology Services

The Company has also engaged Novation Solutions Inc., operating as, DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website www.birchbiomed.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is an escrow established for this Offering, and funds will be released upon closings from the escrow. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

●	A one-time $10,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis. In addition to this advance, up to $6,000 in additional account management fees ($2,000/month) could be charged, if billed prior to the commencement of the Offering, totaling $16,000. All of the fees described that are charged in advance of the commencement of the Offering are subject to reimbursement if expenses for services/expenses are not incurred; and
●	A monthly account management fee of $2,000, not to exceed $18,000, would be charged after the commencement of the Offering.

The maximum compensation to be paid to DealMaker for Technology services is $34,000 (0.33%).

Marketing and Advisory Services

The Company has received commitment from DealMaker Reach, LLC (“Reach”), an affiliate of Broker, to perform marketing advisory and consulting services in an amount not to exceed compensation of $250,000 (2.42%). Reach may perform supplemental marketing on a case-by-case basis, which will be subject to supplemental orders.

Process of Subscribing

After the Offering Statement has been qualified by the SEC, the Company will accept tenders of funds to purchase shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the company’s website and investor funds will be processed via DealMaker’s integrated payment solutions.

There is an escrow established for this Offering. The Company has engaged Enterprise Bank and Trust as agent to hold any funds that are tendered by investors for this Offering. Funds will be released from the escrow upon closings, which will occur upon the receipt of investors’ subscriptions and the Company’s acceptance of such subscriptions. The Company may undertake one or more closings on a rolling basis but anticipates that it will take up to 3 days to determine whether a subscription agreement has been accepted or rejected. Funds to be released to the Company will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the Offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the Offering, Subscription Agreement, and any other relevant exhibit attached thereto.

45

Investors will be required to complete a subscription agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Broker has not investigated the desirability or advisability of investment in the Common Shares, nor approved, endorsed or passed upon the merits of purchasing the Common Shares. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this Offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the transfer agent to issue shares to the investor. The transfer agent will notify an investor when shares are ready to be issued and the transfer agent has set up an account for the investor.

Concurrent Canadian Offering

We are also selling Common Shares in a concurrent offering in Canada. The securities may be sold in Canada only to purchasers resident in Canada, or deemed to be purchasing, as principal that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) at a per share price of $5.00. The Company seeks to raise a minimum amount of $1 million in this concurrent offering. There can be no assurance that we will be able to raise the minimum amount of $1 million, or any amount, in this concurrent offering. Information in this Offering Circular is presented assuming no shares are sold in this concurrent offering. The concurrent offering in Canada will be made under a Canadian prospectus exemption.

Selling Restrictions in Canada

The Company is not a “reporting issuer” in any jurisdiction of Canada and the Common Shares sold in the Offering are subject to statutory resale restrictions under applicable Canadian securities laws, which resale restrictions may apply outside of Canada. As the Common Shares offered in this Offering have not been qualified by a prospectus in Canada they may not be offered or sold in Canada during the course of their distribution and thereafter except pursuant to a Canadian prospectus or in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Common Shares sold to investors shall have attached to them, if applicable, a legend in substantially the following form with the necessary information inserted:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE ISSUANCE DATE] (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY IN CANADA.

In addition, any sale of any of our Common Shares by a Canadian holder which constitutes a “control distribution” under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of the voting rights attached to our outstanding voting securities) will be subject to restrictions under applicable Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities, prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and certain other conditions have been satisfied in accordance applicable Canadian securities laws.

46

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations and quantitative and qualitative disclosures should be read in conjunction with our audited financial statements and related notes appearing elsewhere in this Offering Circular. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains a number of forward-looking statements that reflect our plans, estimates, and beliefs, all of which are based on our current expectations and could be affected by certain uncertainties, risks, and other factors described under Special Note Regarding Forward-Looking Statements, Risk Factors, and elsewhere throughout this Offering Circular. Our actual results could differ materially from those discussed in the forward-looking statements or from our prior results.

Company Overview

The Company is a clinical stage biopharmaceutical biotech company focused on developing treatments for scarring (fibrosis) and related skin disorders; certain autoimmune diseases; and organ fibrosis. We hold the exclusive, worldwide, non-perpetual pharmaceutical licenses from UBC for two scientific technologies, FS1/FS2 and AI-001. Based on preclinical studies and clinical trials we have conducted to date, we believe these technologies hold the potential for significant medical breakthroughs in the treatment of certain debilitating conditions/disorders in need of novel, better solutions.

FS1, known as kynurenine, and FS2, known as kynurenic acid, are respectively first- and second-generation small molecule candidates used as monotherapy for anti-scarring. FS1 and FS2 can each be made by conventional chemical methods but are also produced within the body. FS1 is produced within the body through the breakdown of tryptophan, an essential amino acid needed for production and maintenance of the body’s proteins, muscles, enzymes, and neurotransmitters. Enzymes are proteins that facilitate the catalytic conversion of a compound (or protein) into a new, chemically different compound. For example, some enzymes break compounds into smaller parts, others build larger compounds and others modify compounds in ways that render them chemically reactive (on) or non-reactive (off). FS2 is produced within the body through the breakdown of FS1 and, unlike FS1, remains unchanged prior to excretion from the body. We believe FS2 works in treatment by preventing and promoting the breakdown of scars on the molecular level.

AI-001 is a first-generation candidate autoimmune therapy that comprises a one-time injection of antigen producing cells (“APCs”) and daily administration of FS2 topically or systemically. Based on pre-clinical and gold standard animal model studies it appears that AI-001 may work by resetting the body’s immune system.

Key strategic donors and government bodies, including the CIHR and the NSERC, which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in Canada, initially funded the FS1/FS2 and AI-001 technologies we license from UBC. The CIHR and NSERC are the Canadian counterparts of the U.S. NIH, which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in the U.S.

Results of Operations

We are a pre-revenue clinical stage biopharmaceutical company and to date we have not generated any revenue from our planned operations. Our ability to generate revenue and become profitable depends on our ability to successfully obtain approval of and commercialization, sale, or out-licensing of our product candidates. We do not expect to generate product revenue in the foreseeable future as we continue our development of, and seek regulatory approvals for, our product candidates, and potentially commercialize approved products, if any.

The following table sets forth our results of operations for the periods presented:

	Six Months Ended March 31,		Year Ended September 30,
	2024	2023	2023	2022
Operating Expenses:
Research and development	$60,150	$33,848	$86,836	$42,683
General and administrative	838,332	1,504,220	2,263,625	2,130,391
Total operating expenses	898,482	1,538,068	2,350,461	2,173,074
Loss from operations	(898,482)	(1,538,068)	(2,350,461)	(2,173,074)
Other Income (expenses):
Foreign exchange gain	1,692	2,375	1,436	482
Interest (expense) income	(178,848)	(9,531)	(138,540)	15,305
Fair value change of convertible notes payable	(241,785)	(20,830)	(129,643)	-
Other income (expense)	7,377	-	(69)	648
Total other (expense) income	(411,561)	(27,986)	(266,816)	16,435
Net loss	$(1,310,046)	$(1,566,054)	$(2,617,277)	$(2,156,639)

Comparison of the Six Months Ended March 31, 2024 and 2023

Operating Expenses

	Six Months Ended March 31,
	2024	2023	$ Change	% Change
Research and development	$60,150	$33,848	$26,302	77.7%
General and administrative	838,332	1,504,220	(665,888)	(44.3)%
Total operating expenses	$898,482	$1,538,068	$(639,586)	(41.6)%

Research and Development. Research and development expenses in the six months ended March 31, 2024 increased by $26,302, or 77.7%, compared to the six months ended March 31, 2023. This increase was primarily attributable to additional feasibility studies and testing protocol designs.

General and Administrative. General and administrative expenses consist primarily of the necessary costs associated with maintaining the Company’s daily operations and administration of the Company’s business and are primarily comprised of management labor costs (44%), consulting fees (19%), legal and professional fees (19%), and licensing fees (9%) for the six months ended March 31, 2024 compared to management labor costs (34%), board advisory costs (51%), legal and professional fees (6%), and licensing fees (3.0%) for the six months ending March 31, 2023. General and administrative expenses for the six months ended March 31, 2024 decreased by $665,888, or 44.3%, compared to the six months ended March 31, 2023. This decrease was primarily attributable to reduction and timing of share-based compensation for the six months ended March 31, 2023.

47

Comparison of the Years Ended September 30, 2023 and 2022

Operating Expenses

	Year Ended September 30,
	2023	2022	$ Change	% Change
Research and development	$86,836	$42,683	$44,153	103.4%
General and administrative	2,263,625	2,130,391	133,234	6.3%
Total operating expenses	$2,350,461	$2,173,074	$177,387	8.2%

Research and Development. Research and development expenses in the year ended September 30, 2023 increased by $44,153, or 103%, compared to the year ended September 30, 2022. This increase was primarily attributable to scar studies performed in 2023.

General and Administrative . General and administrative expenses consist primarily of the necessary costs associated with maintaining the Company’s daily operations and administration of the Company’s business and are primarily comprised of management labor costs (36%), board advisory costs (34%), legal and professional fees (9%), and licensing fees (3.5%). General and administrative expenses in the year ended September 30, 2023 increased by $133,234, or 6%, compared to the year ended September 30, 2022. This increase was primarily attributable to the increase in legal and professional expenses.

Liquidity and Capital Resources

Going Concern and Liquidity

Since inception to March 31, 2024, we have incurred accumulated losses of $17,849,010. We will continue to incur significant expenses for development activities for our product candidates. Operating expenditures for the next twelve months are estimated at $1,500,000. The accompanying financial statements for the six months ended March 31, 2024 have been prepared assuming the Company will continue as a going concern. As reflected in the financial statements, we incurred a net loss of $1,310,046 and used net cash in operating activities of $806,655 during the six months ended March 31, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of these financial statements. In addition, our independent registered public accounting firm, in its audit report to the financial statements for the year ended September 30, 2023, expressed substantial doubt about our ability to continue as a going concern. The financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Debt

In April 2020, the Company received funds ($40,000 CAD) from the Canadian economic stimulus package in response to the effects of COVID-19 global pandemic that commenced during 2020. The loan balance of $0 and $25,588 at March 31, 2024 and September 30, 2023, respectively, is interest-free through January 1, 2024, at which time payments on this note begin, and interest accrues at 5%. The Canadian economic stimulus package provides a portion of the borrowing ($10,000 CAD) to be forgiven to the extent the Company meets the defined eligibility criteria, which requires repayment of 75% of the note by December 31, 2023. The Company paid the outstanding balance in October 2023 of $18,041 net of $7,547 ($10,000 CAD) that was forgiven.

In fiscal year ended September 30, 2023, we issued eleven convertible promissory notes to eleven investors with an aggregate face value of $1.85 million for aggregate gross proceeds of $1.85 million, together with warrants to purchase up to 222,000 of our Common Shares. In the six months ended March 31, 2024 we issued five convertible promissory notes to five investors with an aggregate face value of $320,000 for aggregate gross proceeds of $320,000, together with warrants to purchase up to 38,400 of our Common Shares. From April 1, 2024 to June 28, 2024, when we concluded the convertible promissory note offering, we issued nine convertible promissory notes to nine investors with an aggregate face value of $1.60 million for aggregate gross proceeds of $1.60 million, together with warrants to purchase up to 192,000 of our Common Shares. We issued a total of 25 convertible promissory notes in the convertible promissory note offering with total proceeds of $3,770,000. Each of the notes bears interest at 12% per annum.

The Company may voluntarily prepay the notes in full or part at any time, provided however, that the notes cannot be prepaid within thirty days prior to a qualified financing. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the notes shall automatically convert at the earlier of (i) the 36-month anniversary from the issuance of the note, (ii) a qualified financing, or (iii) at the election of the note holder, the bona fide sale of the Company. The notes have maturity dates ranging from March 1, 2026 to June 28, 2027. The notes are convertible into our Common Shares at a price per share equal to the lesser of (i) 65% of the price per shares paid by other purchasers in a qualified financing, and (ii) the amount obtained by dividing $150 million by the fully diluted capitalization of the Company. A qualified financing under the notes includes a firm commitment underwritten initial public offering or a transaction pursuant to which the Company issues and sells equity securities for aggregate gross proceeds of at least $10 million, with the principal purpose of raising capital. If the maximum offering amount is sold this Offering will be a qualified financing and the convertible notes will automatically convert pursuant to their terms. The warrants issued in connection with the notes are immediately exercisable upon issuance for a period of five years at an initial exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends or similar event, and may be exercised on a cashless basis.

In addition, the Company issued residual interest accompanying a private placement as discussed in Note 7 and Note 8 of the notes to the financial statements filed herewith. The residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control. The private placement stipulated that for each dollar invested, $0.99 was allocated toward the purchase of common shares and $0.01 was allocated towards the purchase of residual interests. The investor’s rights to any residual interest payments began upon the closing of the private placement and continues until the earlier of a change in control or the 15-year period beginning with the first annual payment for such interest in revenues. The investor’s residual interest percentage amount is calculated by dividing the amount invested in the offering by one million multiplied by one-half of one percent.

Based on estimates of the future revenue of the Company’s initial product and the timing of cash flows, the Company recorded residual interest debt of $148,441 and $146,008 at March 31, 2024 and September 30, 2023, respectively.

Cash

At March 31, 2024 and September 30, 2023, we had cash of $877,105 and $1,381,801, respectively. We estimate that our existing capital resources together with the proceeds from this Offering will fund our planned operating expenses through at least December 31, 2025.

48

Working Capital

At March 31, 2024, the Company had working capital of $776,482. At September 30, 2023 the Company had a working capital of $1,212,773 compared to $364,687 at September 30, 2022, with a current ratio of 4.25 to 1 at March 31, 2024 and 5.3 to 1 at September 30, 2023. The decrease in working capital at year end is primarily a result of the cash generated from the issuance of convertible notes offset by an increase in research and development costs.

We anticipate that during the next twelve months, the Phase 2 clinical trials will cost approximately $5,500,000. The expenses will consist primarily of labor, program administrative costs, and data analysis costs. These expenses are expected to be incurred ratably over the trial periods.

Plan of Operations

See “Business–Our Strategy” and “Use of Proceeds” for a discussion on the Company’s plan of operations and anticipated use of proceeds from this Offering. As discussed above, we estimate that our existing capital resources together with the proceeds from this Offering will fund our planned operating expenses through at least December 31, 2025. As such, we will continue to attempt to raise additional debt and/or equity financing to fund future operations and to provide additional working capital. However, additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of one or more of our product candidates or cease operations. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license our intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

Cash Flow Analysis

The following table summarizes our cash flows for the periods presented:

	Six Months Ended March 31,		Year Ended September 30,
	2024	2023	2023	2022
Cash used in operating activities	$(806,665)	(471,805)	$(1,072,515)	(993,066)
Cash provided by financing activities	301,959	1,545,000	1,991,864	195,940

Operating Activities. We have historically experienced negative cash flows as we have developed our product candidates. Our net cash used in operating activities primarily results from our net loss adjusted for non-cash expenses and changes in working capital components as we have continued our research and development and is influenced by the timing of cash payments for research related expenses. Our primary uses of cash from operating activities are operating and research and development costs. Our cash flows from operating activities will continue to be affected principally by the extent to which we increase spending on personnel, research and development and other operating activities as our business grows.

During the six months ended March 31, 2024, operating activities used $806,655 in cash, primarily as a result of operating expenses including management labor costs, and legal and professional costs, resulting in a net loss of $1,310,046.

During the year ended September 30, 2023, operating activities used $1,072,515 in cash, primarily as a result of operating expenses, resulting in a net loss of $2,617,277.

Financing Activities. Financing activities provided a net of $301,959 and $1,545,000 during the six months ended March 31, 2024 and 2023, respectively. The decrease was primarily due to the timing of proceeds from the sale of common shares and issuance of convertible notes payable. Financing activities provided a net of $1,991,864 and $195,940 at year ended September 30, 2023 and 2022, respectively. The increase was primarily due to proceeds from the issuance of convertible notes.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

Critical Accounting Policies and Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to assets held for issuance of share-based awards and related compensation expense, valuation allowances on deferred tax assets, and contingencies and litigation. The Company states these accounting policies in the notes to the financial statements and in relevant sections in this discussion and analysis. These estimates are based on the information that is currently available to the Company and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates.

The Company believes that the following critical accounting policies affect significant judgments and estimates used in the preparation of its financial statements:

The Company estimates fair value of warrants and share-based compensation recognized based on the fair values estimated at the grant date utilizing the Black-Scholes option pricing model. The Company evaluated comparable publicly-traded companies to determine the volatility for the Company’s stock price and uses risk-free rate based on the expected term of the warrants. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period.

The Company elected to account for the convertible notes payable issued using the fair value option, which allows for valuing the convertible notes at fair value in its entirety versus bifurcation of the embedded derivatives. The fair value of the convertible notes is determined using the probability-weighted expected return method, which is widely used for valuing convertible notes. The significant assumptions used in the model are the probability and timing of the expected event(s) and the implied yield. If different assumptions are used, the fair value of the convertible notes and the change in estimated fair value could be materially different. A significant increase in the probability of a qualified financing occurring, in isolation, would result in a significantly higher fair value; and a significant decrease in the probability of a qualified financing occurring would result in a significantly lower fair value.

The Company uses the retrospective approach to estimate the value of residual debt to adjust the carrying value of the debt to the present value of the revised estimated cash flows, discounted at the effective interest rate. The effective interest rate is computed and updated based on the revised estimate of remaining cash flows based on management’s revised future revenue forecast.

Recent Accounting Pronouncements

See Note 2 of the audited financial statements included in this Offering Circular for information about recent accounting pronouncements.

49

BUSINESS

Overview

The Company is a clinical stage biopharmaceutical company focused on developing treatments for scarring (fibrosis) and related skin disorders; certain autoimmune diseases; and organ fibrosis. We hold the exclusive, worldwide, non-perpetual pharmaceutical licenses from UBC for two scientific technologies, FS1/FS2 and AI-001. Based on preclinical studies and clinical trials we have conducted to date, we believe these technologies hold the potential for significant medical breakthroughs in the treatment of certain debilitating conditions/disorders in need of novel, better solutions.

FS1, known as kynurenine, and FS2, known as kynurenic acid, are respectively first- and second-generation small molecule candidates used as monotherapy for anti-scarring. FS1 and FS2 can each be made by conventional chemical methods but are also produced within the body. FS1 is produced within the body through the breakdown of tryptophan, an essential amino acid needed for production and maintenance of the body’s proteins, muscles, enzymes, and neurotransmitters. Enzymes are proteins that facilitate the catalytic conversion of a compound (or protein) into a new, chemically different compound. For example, some enzymes break compounds into smaller parts, others build larger compounds and others modify compounds in ways that render them chemically reactive (on) or non-reactive (off). FS2 is produced within the body through the breakdown of FS1 and, unlike FS1, remains unchanged prior to excretion from the body. We believe FS2 works in treatment by preventing and promoting the breakdown of scars on the molecular level.

AI-001 is a first-generation candidate autoimmune therapy that comprises a one-time injection of antigen producing cells (“APCs”) and daily administration of FS2 topically or systemically. Based on pre-clinical and gold standard animal model studies it appears that AI-001 may work by resetting the body’s immune system.

Key strategic donors and government bodies, including the CIHR and the NSERC, which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in Canada, initially funded the FS1/FS2 and AI-001 technologies we license from UBC. The CIHR and NSERC are the Canadian counterparts of the U.S. NIH which is responsible for managing research programs/initiatives and government funding within the health sciences and life sciences in the U.S.

Our Main, Strategic Focus: Pharmaceutical (Rx) Platform

Our main, strategic focus is developing our lead product candidate, FS2, as an Rx drug for the treatment of severe diseases with highly unmet medical needs, including the treatment of burns and organ fibrosis.

We are also developing the use of AI-001 as an Rx drug for the treatment of patients with T1D, a lifelong autoimmune disease resulting in the destruction of pancreatic islet cells responsible for producing insulin, and AA, autoimmune hair loss that causes patchy to complete hair loss in both men and women. T1D, previously referred to as insulin-dependent or juvenile-onset diabetes mellitus, is life threatening unless treated with daily injections of insulin (or use of an insulin pump). T1D typically presents anywhere from childhood to late adolescence (young adulthood) but may be diagnosed at any age.

In 2018 we completed an HC-approved Phase 1 double-blind and placebo-controlled clinical trial, the results of which demonstrated that FS2 was well tolerated and showed no serious adverse effects in the 40 adult subjects who participated in the trial. The results of this trial were published as “The Safety and Tolerability of Topically Delivered Kynurenic Acid in Humans” in The Journal or Pharmaceutical Sciences on February 6, 2018. HC is the regulatory body for food, drugs, medical devices, and cosmetics in Canada.

Topical FS2 – Burn Patients

HC approved a Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for the use of FS2 for scar prevention and treatment in burn victims. This clinical trial is a randomized, double-blind, vehicle-controlled study investigating safe and effective post-operative scar management of epithelialized donor wounds and skin grafts receiving a topical-formulation of FS2. The clinical trial enrolled five patients at a university clinical center in Canada starting in 2019, but was paused in the third quarter of 2021 due to severe disruption at the investigational site due to the COVID-19 pandemic.

Each of the five patients enrolled before patient enrollment was paused completed treatment and their results were unblinded and reviewed. Figure 1 below shows the results from two of the five patients that completed the treatment before the trial was paused. These results were indicative of the patients who received FS2 in the trial and demonstrated that FS2 was well tolerated and that trial participants experienced no serious adverse effects at the time the trial was paused.

50

FIGURE 1

Figure 1. Results from an HC-approved Phase 2 clinical trial (since amended to a Phase 2b/ Phase 3 clinical trial) for the use of topical FS2 for scar prevention and treatment in burn victims, which was unblinded after the trial was paused due to the COVID-19 pandemic, showing (1) application of FS2 at full-strength (0.5% post application of skin graft) versus placebo/control, and (2) FS2 at half-strength (0.25% post application of skin graft) at multiple time points. There are currently no regulatory approved treatments fully addressing scarring resulting from severe burns.

Based on the unblinded results of the paused trial, we are actively preparing to resume patient enrollment in the Phase 2b/ Phase 3 clinical trial for the use of FS2 for scar prevention and treatment in burn victims in Q3 of 2024. The Company and the principal investigator have identified additional clinical sites with specific expertise and capabilities and plan to expand the trial to additional centers in Canada in order to significantly increase the patient recruitment rate and the number of patients participating in this Phase 2b/ Phase 3 trial. The Company expects the results from the five patients that completed their treatment before the trial was paused will be included in the final trial results and does not anticipate needing additional approval from HC as the trial focus has not been expanded and the objective of the protocol, safety, efficacy, and endpoint will not be amended.

51

AI-001 – Alopecia Areata

Our AI-001 proprietary technology, which has reversed AA in gold-standard animal studies, is comprised of a one-time injection of APCs combined with daily administration of FS1 or related metabolites (including FS2) in a liquid formulation. A gold standard in clinical research and testing refers to a methodology or benchmark that has been designated as the most accurate for a specified test or process. When used in the context of laboratory testing for assessment or diagnosis, a gold standard test is the one accepted by most professionals as the most reliable and accurate.

FIGURE 2

Treats alopecia areata in C3H graft model

Untreated	AI-001 (FS1 + Cells)

Figure 2. Therapeutic administration of AI-001, a single, one-time injection of allogeneic fibroblasts plus daily oral FS1, as employed in the C3H/HeJ inbred mouse strain, reverses and prevents further development of AA (prevented AA in 80% of treated animals vs. 5% in the untreated control animals).

FIGURE 3

FS2 + Cells”: effective in Alopecia Areata

Figure 3. Therapeutic administration of AI-001 using FS2 + cells (our second-generation lead drug candidate), as employed in the C3H/HeJ inbred mouse strain, prevents further development of AA. Subject mice showed significant hair regeneration by week 8, when compared against control mice that received only topical moisturizing cream (vehicle control).

We are currently in the final stages of applying for an HC-approved Phase 2b/ Phase 3 clinical trial of AI-001 in patients with AA based on the successful completion of the 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. We plan to initiate this clinical trial of AI-001 in patients with AA in Q4 of 2024, subject to approval from HC.

52

AI-001 – Type 1 Diabetes

Our AI-001 proprietary technology, which has reversed T1D in gold standard animal studies, is comprised of a one-time injection of APCs in combination with daily administration of FS1 or related metabolites (including FS2) in a liquid formulation.

FIGURE 4

AI-001 Therapy in Diabetic NOD Mice

Figure 4 (A). Preclinical study showed reversal of diabetes in NOD mice following AI-001 therapy. Researchers monitored young pre-diabetic NOD mice until the development of spontaneous diabetes. These mice were then treated via AI-001 (n=8). Control mice received either no treatment or single control-based therapies. The results showed 6 out of 8 AI-001 treated mice returned to normal blood sugar levels while all control mice remained diabetic. Figure 4 (B). Success rate of AI-001 therapy for treatment of diabetes in recently diabetic NOD mice.

We intend to seek approval from HC to conduct a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID beginning in Q4 of 2024, based on robust preclinical data and results from the successful 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. Based on preclinical data and subject to being validated in clinical trials, we believe AI-001 may address certain subsets of T1D under orphan drug designation(s) which, if granted, would secure 7.5 years of commercial exclusivity in adults and 10 years of commercial exclusivity in juvenile populations from commercial launch in the United States.

Systemic FS2 – Patients with Organ Fibrosis

We are currently planning on furthering our research into systemic fibrosis by conducting clinical trials beginning in Q4 of 2024 on the use of FS2 (systemic) for the treatment of organ fibrosis in the lungs, kidneys and liver.

Our NHP/Cosmetics Platform: Objective is to monetize in 2024

Our short-term goal is to complete the development of FS2 as a topical cream for the treatment of hypertrophic scars and keloid scars, facial atrophic (i.e., “pitted”) acne scars, and wrinkles and rhytids.

We believe the use of FS2 as a topical monotherapy for these indications may be approved in Canada, the U.S., and in other countries, subject to such countries’ laws and regulations, as an NHP, OTC or cosmetic product, depending on the jurisdiction, which means they could be purchased by the public without a prescription. As discussed below, we have currently initiated the steps to seek approval only in Canada to sell the use of topical FS2 for the treatment of hypertrophic scars and keloid scars as a natural health product (“NHP”).

We plan to actively pursue a search in 2024 to monetize our NHP/Cosmetics platform through licensing or sale, subject to UBC approval. We intend to reinvest the revenues or proceeds generated from any out-license or sale of this portion of our business, if any, into the Pharmaceutical Rx Platform. See “Our Strategy” below for further discussion.

53

Topical FS2 – Hypertrophic Scars and Keloid Scars

Keloidal scars are a genetically inherited disease of the skin whereby excess ECM (the non-cellular component of the human body, comprising predominantly of collagen and elastin proteins, as well as nutrients which provides a three-dimensional (3D) scaffold in which cells reside) deposition and excess cell growth occur following cutaneous wound closure. Genetics of the disease share characteristics with benign cancerous lesions. Keloids typically grow beyond the borders of the closed wound margin and will reappear if excised using conventional surgical means.

We have completed a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars in 25 subjects. The subjects in this RCT were healthy adults (male and female subjects) seeking treatment for mature keloid scars. Subjects were randomized in double-blind fashion to receive kynurenine 0.5% (FS2) cream (Group 1), an active onion extract comparator (Mederma® Advanced Scar Gel) treatment (Group 2), or the inactive vehicle (Group 3). Each treatment was applied twice-daily. Qualitative assessments were made using the Vancouver Scar Scale (VSS), as well as the Patient and Observer Scar Assessment Scales (POSAS), both of which are recognized and accepted as gold-standard clinical evaluation methods to assess the appearance of scars. The RCT demonstrated that twice-daily application of FS2-Cream resulted in significantly greater improvement versus both placebo and the leading competition (Mederma® Advanced Scar Gel; Perrigo Company plc (NYSE: PRGO)) at multiple time points culminating at 180 days as assessed by the mean value change in VSS and POSAS’s Clinician Graded Scar Score. Among subjects in Group 1, there was a substantial decrease in mean PGSS scores after 30 days of treatment that continued to trend downward, becoming significant versus Group 2 at Days 90 and 180 (p<0.05) and versus Group 3 at Day 180 (p<0.01). Based on mean VSS scores, subjects in Group 1 achieved beneficial effects that became significant versus Group 2 at Day 90 (p<0.01), Day 120 (p<0.05) and Day 180 (p<0.001) and versus Group 3 at Day 180 (p<0.05). There were no significant improvements in Groups 2 or 3. There were no adverse events or local skin reactions (ClinicalTrials.gov Identifier: NCT04169490). The results of this trial were published as “A Randomized, Double-Blind, Active- and Placebo-Controlled Trial Evaluating a Novel Topical Treatment for Keloid Scars” in The Journal of Drugs in Dermatology in September 2021.

FIGURE 5

Figure 5. Results from a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars in 25 subjects.

We have initiated the first steps necessary to seek Canadian approval of FS2 as a topical cream for the treatment of hypertrophic and keloid scars under the NHP framework by applying for and receiving HC approval for the addition of kynurenic acid to the NHP Ingredients Database as a medicinal ingredient. All NHP ingredients, whether medicinal or non-medicinal, must be listed in this database in order to be referenced in a Product License Application form – the paperwork required to obtain NHP approval. HC’s NNHPD is the Canadian regulatory authority for NHPs and OTCs. In Canada, NHPs are regulated as a subset of drugs. As a result, there is significant overlap between the NHP and OTC categories, with the exception that NHPs can display general health claims about maintaining or promoting health, and cannot be administered via implant or injection. A key differentiation between OTCs and NHPs is that NHPs must contain specific listed medicinal ingredients, e.g. plants, plant isolates. We are currently establishing FS2’s NHP claims potential and assembling the corresponding evidence package to address safety and efficacy and anticipate submitting a complete Product License Application dossier and HC review in the second half of 2024. HC approval as either an NHP or OTC drug would allow for label claims on-packaging around scar prevention and treatment and sale over the counter without a prescription.

54

Topical FS2 – Facial Atrophic Acne Scars

Figure 6 below shows results of the use of FS2 for atrophic acne which were reported in a case report. The result of this case report resulted in our filing a patent for the use of FS2 for atrophic acne and prompted us to conduct a double-blind pilot clinical trial.

FIGURE 6

Figure 6. Case report describing significant reduction of atrophic acne scars resulted in the Company’s international patent application PCT/CA2022/050722 and subsequent initiation and completion of a double-blind pilot clinical trial on the use of FS2. That pilot study reported FS2 was well tolerated with no serious adverse effects when used to improve the appearance of facial atrophic acne scars.

Based on the results reported in this case report, we initiated and completed a double-blind pilot clinical trial (approved by a U.S. IRB and conducted in the U.S.) with 22 participants (study code: C21-7222.01-.02) on the use of FS2 to reduce the appearance of facial atrophic acne scars. The final Clinical Study Report (“CSR”) evaluated safety and efficacy of topical application of the FS2 product cream against a non-active ingredient cream formulation during 12 continuous weeks of treatment. Potential subjects were examined by a U.S. Board Certified Dermatologist, who counted noninflammatory and inflammatory acne lesions, including open and closed comedones, papules, pustules, and nodular cysts. Using the acne counts and the Global Acne Assessment Scale, the Board Certified Dermatologist assigned a numerical grade to each subject. Only subjects with a global acne grade of: <=:: 2 and no more than 3 inflammatory lesions qualified for the trial. Statistical analysis was performed on the Atrophic Acne Scar Grading and Irritation Grading data collected from the Board Certified Dermatologist, and the Self-assessment Questionnaires completed by the subjects that qualified for the trial, by comparing the baseline values to each subsequent evaluation interval. Statistical analysis of the trial results demonstrated FS2 for facial use was well tolerated with no serious adverse effects, as well as positive clinical response in respect to facial atrophic acne scars. Based on the trial’s robust data, we are now in the process of designing a pivotal randomized clinical trial (“RCT”) on the use of FS2 to reduce the appearance of facial atrophic acne scars, which we plan to commence in 2024.

Topical FS2 – Wrinkles & Rhytids

During the completion of the double-blind pilot clinical trial on the use of FS2 to reduce the appearance of facial atrophic acne scars, we saw collateral support for the use of FS2 to reduce the appearance of wrinkles and rhytids. We believe preclinical data, support from the atrophic acne pilot clinical trial, and the successful 2018 HC-approved Phase 1 clinical trial of FS2 in 40 patients are sufficient to support further marketing and research studies for the use of topical FS2 on wrinkles and rhytids.

Our Pipeline

We are developing our technology across two product candidate platforms, Pharmaceutical Rx and NHP/Cosmetics, as follows:

●	Pharmaceutical Rx: FS2 as (1) topical monotherapy for scar prevention and treatment in burn victims and (2) systemic monotherapy for the treatment of organ fibrosis (initially focusing on fibrosis of the lungs followed by kidneys, and liver);

●	Pharmaceutical Rx: AI-001 as systemic combination therapy of FS2 plus cell therapy for the treatment of T1D and AA; and

●	NHP/Cosmetics: FS2 as topical monotherapy to (1) prevent scars and breakdown existing scars, including hypertrophic scars and keloidal scars, the latter being among the most difficult scars to treat; (2) improve the appearance of facial atrophic acne scars; and (3) improve the appearance of wrinkles and rhytids.

We believe that we can develop FS2 and AI-001 into product formulations that will serve as novel treatments for each indication in each Pharmaceutical Rx and NHP/Cosmetics Platform.

55

The following tables summarize our Pharmaceutical Rx and NHP/Cosmetics Platform development pipelines:

56

Our Strategy

Our main focus is the development of our Pharmaceutical Rx Platform including the use of FS2 for the prevention and treatment of burn scars and for organ fibrosis, and the development of AI-001 for the treatment of T1D and AA, as pharmaceutical regulated drug products (Rx) to the point where they can be monetized, including through partnerships or the out-licensing or sale of the technologies in our Pharmaceutical Rx platform to third-parties. To that effect, our Pharmaceutical Rx Platform strategy is to provide robust, top-quality Phase 2 and/or Phase 3 data for each Rx indication of FS2 and AI-001 that we are pursuing, to enable one or several transactions with potential partners, licensees, or buyers.

Our Pharmaceutical Rx platform includes an HC-approved Phase 2 clinical trial (since amended to a Phase 2b/Phase 3 clinical trial) for the use of FS2 with burn patients. We are actively preparing to resume that trial after disruptions caused by the COVID-19 pandemic. Additionally, we are in the final stages of applying for an HC Phase 2b/ Phase 3 clinical trial for the use of AI-001 for the treatment of AA, which we expect to begin in Q4 of 2024, subject to final HC approval. We intend to seek approval from HC to conduct a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID beginning in Q4 of 2024, based on robust preclinical data and results from the successful 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. We are also planning on building upon our preclinical research into systemic fibrosis by conducting clinical studies on the use of FS2 for the treatment of organ fibrosis (initially in the lungs, followed by liver, and kidneys), beginning in Q4 of 2024 with idiopathic pulmonary fibrosis. We will use a portion of the proceeds of this Offering to continue and expand the clinical development of FS2 in our Pharmaceutical Rx Platform, including the studies discussed above. See “Use of Proceeds” for additional information.

Our short-term goal is to out-license or sell our NHP/Cosmetics Platform, subject to any necessary government approval and consent from UBC, and use the revenue or proceeds from any such transaction to help fund the development of our Pharmaceutical Rx Platform. To that end we are seeking to finalize the development of our NHP/Cosmetisc platform by the end of 2024 by completing an RCT for the use of FS2 as a topical cream to improve facial atrophic acne scars and wrinkles and rhytids. The clinical studies necessary to support our Canadian application for the topical use of FS2 for hypertrophic and keloidal scarring are, we believe, complete and we therefore anticipate HC approval for our FS2 cream as an NHP in 2024, which would allow for label claims on-pack around scar prevention and treatment and sale over the counter without a prescription.

While we intend to actively pursue a search in 2024 to monetize our NHP/Cosmetics Platform and are open to various types of opportunities, including out-licensing and sale of our NHP/Cosmetics Platform, the timing, availability, and realization of any monetizing transaction cannot be predicted or guaranteed. We may be unable to find a party to sell or out-license our NHP/Cosmetics Platform. Even if we do find a party willing to purchase or license our NHP/Cosmetics Platform, the terms of any such transaction may not be acceptable to us or we may not be able to obtain any consent required from UBC or any applicable regulatory authority. If we are unable to find or consummate a transaction with terms acceptable to us we will reevaluate and may pursue other available options as it relates to our NHP/Cosmetics Platform.

We believe that some of the clinical products we are developing may possibly address specific orphan diseases, be granted orphan drug designation, and gain fast track approval in the United States. We intend to explore the options open to us related to orphan drug status and our product candidates.

Key elements of our strategy are as follows:

●	Monetize our NHP/Cosmetics Platform, targeting 2024 for realizing a strategic out-licensing or sale transaction with a major NHP/Cosmetics player;
●	Continue preparation of topical FS2 for the prevention and treatment of scars, including securing final clearance from HC for our application for designation of topical FS2 cream as an NHP in Canada, for which we expect to make therapeutic claims for hypertrophic scars and keloid scars;
●	Continue clinical research testing the use of a topical FS2 cream to improve the appearance of atrophic acne scarring, as well as rhytids and wrinkles, which we anticipate would support additional or expanded therapeutic claims as an NHP in Canada and provide marketing data to support cosmetic use of topical FS2 cream to improve the appearance of atrophic acne scarring, as well as rhytids and wrinkles;
●	Pursue and accelerate the development of our Pharmaceutical Rx Platform with the objective to partner with a major pharmaceutical company in 2025 or 2026, on the basis of Phase 2 and/or Phase 3 data generated by us in the therapeutic indications being pursued by us during this period;
●	Continue our HC-approved Phase 2b/ Phase 3 clinical trial for scar prevention and treatment in burn victims. The trial is a randomized, double-blind, vehicle-controlled clinical trial investigating safe and effective post-operative scar management of epithelialized, donor wounds and skin grafts receiving a topical-formulation of FS2;
●	Continue advancing AI-001 for AA, including completion of an HC Phase 2b/ Phase 3 clinical trial application to gauge the safety and effectiveness of AI-001 for the treatment of mature AA.
●	Continue advancing development of AI-001 for T1D, including seeking approval of and initiating a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID based on robust preclinical data and the results from the successful 2018 HC-approved Phase 1 clinical trial that demonstrated FS2 was well tolerated with no serious adverse effects in 40 patients;
●	Initiate clinical studies on the use of FS2 for potential treatment of organ fibrosis, initially focusing on the lungs (IPF), followed by kidneys, and liver;
●	Initiate next-generation autoimmune technology discovery and preclinical development efforts; and
●	Continue topical formulation R&D to support potential future FS2 diversified products.

57

Market Overview

Our pipeline is diverse, with our respective technologies focused on uses and indications with large addressable markets.

Fibrosis Background

Fibrosis (or scarring) is often the result of aberrant tissue repair processes. Fibrosis occurs when normal tissue repair pathways become dysregulated, causing excessive collagen and fibronectin deposition in wounds, and affected organs that ultimately impairs their physiological function. Collagen is a highly conserved, structural ECM protein consisting of three polypeptide chains that provides strength and rigidity to tissues and organs, and fibronectin is a critically important ECM protein that mediates cell:ECM interaction during fundamental events such as development, wound healing, fibrosis, and tumor progression. Collagen is the most abundant protein in the body and is the primary component of all connective tissue. Scarring occurs in many organ systems throughout the body including skin and muscles, lungs, kidneys, and liver. Fibrosis affects all vital organs and accounts for a staggering 45% of deaths worldwide with no effective therapies currently available. As discussed in “Anti-Scarring Properties of Different Tryptophan Derivatives” published in PLOS ONE on March 17, 2014, FS2 has demonstrated, in animal studies, that it prevents the formation and promotes the breakdown of scars.

Communication between dermal skin, components in the mid and deep sections of the skin, and epidermal skin, components in the most superficial sections (top layer) of the skin, cells is essential for returning a tissue to its normal state following wound healing, and the faster a matrix can be deposited within a wound, the sooner the epithelial layer can migrate across. Similarly, in certain disease states, excess matrix deposition, excess growth and accumulation of fibrous tissue, occurs because of inflammation, which therein creates a fibroproliferative cycle that leads to devastating clinical symptoms. Hallmark scarring (the most devastating scars) of the skin occurs in the burn patient population and in keloid prone patients. Figure 7 depicts images of both post-burn hypertrophic scarring and keloids. Furthermore, orphan diseases such as idiopathic lung fibrosis and liver fibrosis follow fibrotic pathologies like scarring of the skin. With these diseases, the inflammatory cascade, like inflammation and matrix deposition following injury, leads to a build-up of ECM.

FIGURE 7

Figure 7. Keloid and Hypertrophic scars. Left panel: Keloid scarring on chest because of acne scarring. Typically, these keloids will continue to grow, and if excised, will likely return and increase in size at a more rapid rate. Small sections of the scar may be reduced by cryotherapy and chemotherapy injections (several applications), but there is no cure for this type of scarring. Right Panel: Common hypertrophic scarring because of burn wound healing. Patients, regardless of genetics, typically develop over-healing of burn wounds, graft, and donor sites because of delayed wound closure. Common treatment practice is to wear compression garments for 23 hours a day (resizing monthly) to minimize the size and discomfort of the mature scar. These scars are tight and often restrict movement, resulting in pain and disability. There are currently no successful definitive preventative therapies available, and treatment options for established keloids are limited. Current options include surgical resection and superficial radiation therapy.

Antifibrogenic Market Opportunity

Scarring: Antifibrogenic refers to the blocking or prevention of tissue scarring, which is caused by overproduction and insufficient breakdown (or remodeling) of ECM proteins, predominantly collagen and fibronectin, within an organ – i.e., excess growth and accumulation of fibrous tissue in response to tissue damage or inflammation. Fibronectin is a small ECM protein that is found in connective tissue and aids in reinforcing collagen networks. More than 100 million people in the developed world suffer from severe scarring. Hypertrophic scars occur in 30-50% of cases after surgery or trauma. These scars are a result of excess ECM (i.e., collagen) deposits following cutaneous wound closure, thereby forming itchy, bulky raised scars along the healed wound margin. Hypertrophic scars often lack adequate sweat glands and restrict movement. An estimated 11 million new burn injuries occur each year globally, and up to 70% of burn patients develop hypertrophic scars. According to Allied Market Research, the global scar treatment market is projected to reach $32.4 billion by 2031, with an estimated CAGR of 9.4%. In addition to hypertrophic and keloidal scarring, we also completed a pilot clinical trial showing positive results with respect to atrophic acne scarring, another very large market, as approximately 95% of active acne cases will develop some acne scarring.

58

Organ Fibrosis: Fibrosis affects all vital organs and accounts for a staggering 45% of deaths worldwide with no effective therapies currently available. While the exact pathologies for diseases in these organs vary, the development of fibrosis involves many common cell types and biochemical pathways. According to the paper “Fibrosis—a common pathway to organ injury and failure” published in the New England Journal of Medicine on March 19, 2015, “Fibrosis and resultant organ failure account for at least one third of deaths worldwide”. Any organ is susceptible to tissue fibrosis in the event of injury because fibrosis is a common result of excessive wound healing. Fibrosis is the excessive production and deposition of ECM proteins, including collagens where the pathological process impairs tissue architecture and function and ultimately necessitates organ transplant. Examples of major organs affected by fibrosis include the kidney, liver, and lung. With no regulatory approved treatment available in clinical practice for most forms of organ fibrosis there remains an unmet clinical need.

Chronic Kidney Disease (CKD): Experts estimate that CKD affects more than 10% of the global population, where the final common pathway of renal disease progression is kidney fibrosis. Renal fibrosis is the common pathogenesis for chronic kidney disease, As noted in the article “Organ Fibrosis: Pathogenesis, Biomarkers and Therapeutic Targets” published in Frontiers on November 5, 2021, “(D)espite all efforts, there is still an urgent need for better fibrosis diagnostic methods, a better understanding of the molecular mechanisms and consequently new and targeted therapies” (and) causal therapeutic measures for patients to specifically reduce established kidney fibrosis or to stop fibrosis progression are therefore still not available”. According to the CDC, kidney diseases are a leading cause of death in the United States, with an estimated 37 million U.S. adults afflicted with CKD. In 2019, treating Medicare beneficiaries with CKD cost $87.2 billion, and treating people with end-stage renal disease cost an additional $37.3 billion.

Liver Fibrosis: Progressive deposition of ECM that destroys the physiological liver architecture is what defines liver fibrosis. The end result of liver fibrosis is cirrhosis, which is estimated to account for 2 million deaths worldwide per year and ranks as the 11th highest cause of death. The only curative treatment for advanced liver cirrhosis is liver transplantation. According to Brand Essence Market Research, the global liver cirrhosis treatment market in terms of revenue was worth $4.27 billion in 2020 and is expected to reach $8.17 billion in 2027, growing at a CAGR of 9.97% from 2021 to 2027. Market Research Future estimates have placed the market value as high as $14.8 billion by 2030, with a CAGR of 5.2% from 2022-2030. In 2004, the direct costs of cirrhosis and chronic liver disease in the United States (excluding patients with HCV infection) were estimated to be $2.5 billion, whereas indirect costs were estimated to be $10.6 billion.

Pulmonary Fibrosis: PF can occur in association with a number of conditions and diseases, including environmental exposure (e.g., asbestos or silica), certain medications, connective tissue diseases, infections, and interstitial lung diseases, or as IPF, which presents spontaneously. It was estimated in 2022 that IPF, which is just one of more than 200 types of PF, affects 1 out of 200 adults over the age of 70 in the United States. There are over 250,000 Americans living with PF today. Approximately 50,000 new cases are diagnosed each year, and as many as 40,000 Americans die from IPF annually, with an estimated global prevalence between 0.33-4.51 per 10,000 persons. Prognosis for IPF patients continues to be poor, with an untreated median survival of 2-3 years and a marked socioeconomic burden posed by this disease. iHealthcareAnalyst, Inc. has reported the global market for idiopathic pulmonary fibrosis is estimated to reach “$10.1 billion by 2029, growing at CAGR 7.3% over the forecast period, driven by dramatically increasing prevalence and incidence with age, premium-priced drugs, and rapid approval of new treatments”.

Autoimmune Background

Autoimmune disease occurs when the body’s immune system – which is supposed to be defending the body against viruses, bacteria, and other invaders – causes or perpetuates illness. Simply put, the body’s defense system attacks itself. According to the NIH, autoimmune diseases can attack almost any part of the body. Estimates are that more than 80 diseases occur as a result of the immune system attacking the body’s own organs, tissues, and cells including AA and T1D.

Autoimmune Market Opportunity:

The AI-001 therapy has shown efficacy in reversing T1D and AA in animal models and we believe shows promise in potentially reversing other autoimmune diseases, which when taken as a whole, are among the costliest in terms of their toll on the global population. While these results are from a preclinical study in animal models, we are currently in the final stages of applying for HC approval to conduct a Phase 2b/ Phase 3 clinical trial to gauge the safety and effectiveness of AI-001 for the treatment of mature AA, which we expect to initiate in Q4 of 2024, subject to HC approval. We also intend in 2024 to seek approval from HC to initiate a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID based on robust preclinical data and the results from the successful 2018 HC-approved Phase 1 clinical trial that demonstrated FS2 was well tolerated with no serious adverse effects in 40 patients. Moreover, we expect FS2-containing products to have a cost advantage as compared to many existing alternative therapies because of the expected lower cost of manufacture and supply and possibility of self-administered treatments, rather than administration by a healthcare provider.

59

Type 1 Diabetes: There is currently no cure for T1D, which requires daily administration of insulin. The World Health Organization placed the number of people with T1D in 2017 at approximately 9 million worldwide. The IDF estimated that prevalence of T1D in 2021 worldwide was 1.2 million children and adolescents 19 years old or younger. The CDC estimates that approximately 5%-10% of all people with diagnosed cases of diabetes have T1D. According to the CDC’s 2022 National Diabetes Statistics Report for the U.S., approximately 244,000 children and adolescents in the U.S. had T1D, and 1.6 million adults 20 years or older had T1D, which represented 5.7% of all U.S. adults diagnosed with diabetes in 2019. Experts have reported that in the North American and Caribbean basin region, the incidence rate of T1D is 21.9 per 1,000 persons 0-19 years of age and estimated that 1.6 million T1D patients in the U.S. will add more than $100 billion in direct healthcare costs over a 10-year period.

Alopecia Areata (AA): Experts have estimated that 2% of the global population is affected by AA. AA prevalence in the U.S. is estimated to be 700,000 persons, where approximately 300,000 of those have moderate to severe disease. According to Fortune Business Insights, the global alopecia treatment market size is expected to reach $13.45 billion in 2027 from $8.89 billion in 2019 and estimated to grow at a CAGR of 5.2% during forecast period (2020-2027). Based on a study of 68,121 people, U.S. patients with AA spent an average of $419.12 per person (standard deviation of $1,534.99) in the 12 months after their diagnosis. Of note, GlobalData Healthcare reported that as of 2019, the estimated annual cost of therapy for Janus kinase (JAK) inhibitors “will be approximately $50,000 . . . substantially more than the $1,400 annual price tag of immunosuppressant cyclosporine, which is one of the more expensive therapies for AA”.

Fibrosis, Wound Healing, and the Extracellular Matrix (ECM)

Wound healing is a complex biological process. Although wound healing typically follows a stepwise progression from bleeding to the formation of a clot and the subsequent formation of new skin, the individual biological processes involved at each step are numerous. In fact, once the wound has closed (or appears to be healed) the repair process continues through to a final important step called remodeling. Remodeling involves the breakdown and reorganization of the proteins that were produced and deposited by cells to repair the wound. Failure to remodel these proteins results in a scar.

Whether because of trauma or disease, as tissue repairs itself, there are numerous biological events that occur to ensure repair. In the skin, the initial phase of repair involves migration of keratinocytes (cells of the epidermis) at the wound edges to re-epithelialize the wound. Keratinocytes, as the primary cells in the epidermis, are one of the major sources of cytokines and growth factors in the healing process. Cytokines and growth factors are essentially communication signals and macro-nutrients, respectively, that are produced by cells to modulate biological processes within the body. Toward the end of wound healing, new dermis replaces damaged tissue. Collagen (type I and III) is the major matrix protein deposited during healing. The greater the volume of tissue required to be regenerated through the wound healing process, the greater the length of time to heal and the greater likelihood of scarring and/or incomplete wound closure. Consequently, surviving an injury to the skin depends heavily on the efficiency of restoring an epithelial lining over the wound. In a complicated injury, such as a burn, matrix deposition may be retarded because of the size of the wound and cells needed to repair, resulting in contracture, the process whereby a tissue, such as skin, tightens or contracts during wound repair, and scarring.

Role of Matrix Metalloproteinases (MMPs) in Wound Healing and Scar tissue remodeling

Collagen enzymes are predominantly produced and secreted by cells, to repair, rebuild, and remodel the structural proteins that make up the human body. These enzymes are highly conserved throughout evolution and are important for all aspects of biological development. As with all enzymes in biology, these proteins catalyze the breakdown of proteins and molecules that provide structural support for the cells that make up an organ or tissue. In wound healing, these same enzymes are responsible for the breakdown of the protein that is deposited during the repair process, preventing scar formation. Increasing the amount of these enzymes during the late stages of wound healing is one approach to prevent scarring.

MMPs represent a group of diverse proteolytic enzymes which breakdown proteins into smaller protein fragments, involved in ECM turnover and connective tissue remodeling during physiological conditions such as embryonic growth and development, bone growth and resorption (the use of proteins in biological and cellular processes after they have previously been broken down), and wound healing. MMP expression is normally carefully regulated (low) to allow for healthy remodeling. MMP-1 is the major enzyme involved in the breakdown of interstitial collagens. MMP-3 is a protease known to degrade mainly the non-collagenous ECM such as fibronectin, proteoglycans, and laminin. Increases of both MMP-1 and MMP-3 by fibroblasts can initiate degradation of almost all major components of the ECM in wounds. MMPs produced by keratinocytes facilitate epithelial migration, while MMPs expressed by fibroblasts promote tissue remodeling, both of which are needed for optimal wound repair. Fibroblasts are the most abundant and primary cell of the dermis (and connective tissue) and are the primary producers of ECM proteins, in addition to serving as non-official immune modulating cells.

Hallmarks of fibrosis are excessive production and deposition of ECM protein (e.g., collagen) and decreased production and activity of MMPs, namely MMP-1 and MMP-3. Results of in-vitro studies (studies taking place in a test tube or culture dish) carried out by UBC demonstrated that 25, 50, 100, and 150uM concentrations of FS2 are effective at reducing collagen production and effectively enhancing collagenase expression in primary human skin cells. Furthermore, exposure of primary skin cells to kynurenic acid did not significantly affect growth pathways, but did augment the rate of cell migration, which suggested that application of the drug products in a wound model would not have a negative effect on wound closure. Application of cream-based kynurenine and kynurenic acid formulations on scar-prone wounds in a fibrotic rabbit model resulted in prevention of hypertrophic scar formation.

60

FIGURE 8

Changes to Collagen and Enzymes that Break Down Collagen

Figure 8. Changes to collagen (primary scar tissue protein) and enzymes that break down collagen (matrix remodeling enzymes) in response to administration of drugs FS1 and FS2 to human skin cells. Briefly, different versions of our FS1 or FS2 drug candidates were added to cells to observe changes in the production of scar-forming proteins and the enzymes that breakdown scar proteins (MMPs). FS1 and FS2 specifically (and in a dose dependent manner) (A-B) increase the production key matrix degrading enzymes, MMP-1, and MMP-3, and (C-D) reduce the production of two primary ECM (scar) proteins collagen and fibronectin in cultured primary human skin cells in vivo.

FIGURE 9

Scar Formation in a Fibrotic Rabbit Model

Figure 9. Results of daily application of a cream containing either FS1 or FS2 significantly reduces scar formation in a fibrotic rabbit model when compared to placebo and no treatment at all. Cream was applied daily for 35 days. Hallmark indicators of scarring were significantly reduced. (A) Photomicrographs of raised scars on day 35. (B) Histological micrographs of tissue sections from day 35. (C) Scar elevation index and epidermal thickness index as a measurement of scar formation and fibrosis.

Products

Antifibrogenic Drug Candidates (FS1 and FS2)

FS2 is a small molecule with a molecular weight of 189.2 Daltons. As shown in Figure 10 (below), FS2 is created in the human body through the breakdown of the amino acid Tryptophan. Unlike FS1, FS2 is an end-stage metabolite, the end product of an enzymatic process (chemical and biological process utilizing enzymes), which means that once FS2 is created in the body it is no longer modified before being excreted in urine. FS2 is our lead drug candidate, the use of which we have licensed from UBC, and is prepared synthetically using conventional chemical methods. As FS1 can be broken down in the body into several undesirable end products prior to excretion, FS2 was selected as the clinical candidate over FS1 due to its efficacy in our initial targeted disease markets and improved safety profile (including low blood brain barrier penetration). Early research using FS1 and FS2 in animal models demonstrated, for the first time, the use of a small molecule drug candidate to specifically target the molecular aspects of scarring (scar tissue production and scar tissue remodeling) without affecting other, uninvolved, cell functions. Based on the results of a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars versus both placebo and the leading competition (Mederma® Advanced Scar Gel; Perrigo Company plc (NYSE: PRGO)) in 25 subjects we believe FS2 will be a valuable tool to prevent the formation and promote the breakdown of scars. We believe FS2 achieves this antifibrotic effect by targeting the production and breakdown of ECM protein (i.e., collagen), which is the major constituent of scar tissue that results from the body over-repairing after an injury, surgery, or disease. See “Mechanism of Action: Role of FS2” below.

61

FIGURE 10

Figure 10. Overview of how FS1 and FS2 are made in the human body. Although we have and intend to continue using chemically synthesized FS2 in our products and studies, the fact that the body naturally produces these compounds further suggests the general safety and tolerability of FS2. The above pathway shows how breakdown of tryptophan produces FS1 and how FS1 later converts into numerous other compounds, one of which is FS2. Unlike FS1, the body excretes FS2 in the urine unchanged and, due to its chemical structure, is largely unable to cross the blood/brain barrier (further reducing the risk of the administered compound being psychoactive). Other potential end-products of the kynurenine pathway include quinolinic acid and NAD (nicotinamide adenine dinucleotide).

Mechanism of Action: Role of FS2

Our lead compound is FS2, an end-product tryptophan metabolite of the kynurenine pathway. Kynurenic acid is a well-established neuroprotective agent and N-methyl-D-aspartate receptor antagonist, meaning it inhibits the function of the N-methyl-D-aspartate receptor. Additionally, FS2 poorly transits the blood/brain barrier. As our therapeutic targets reside outside of the brain, it is advantageous that our candidate compounds are unlikely to cross the blood/brain barrier, inherently reducing the risk of adverse events.

62

FIGURE 11

Preventing a scar from forming is a much more feasible approach than post-operative revisions. Consequently, the discovery that kynurenine and its analogs significantly prevent scarring in vivo, through a reduction in matrix production and augmentation of matrix degrading enzymes, speaks to its potential as a breakthrough in anti-scarring (or antifibrogenic) drug development. Compared to other scar prevention strategies, this discovery and approach to treatment specifically targets the fibrotic component of the scar, rather than interfere with growth and general repair pathways, as is common with other therapeutic scarring innovations.

To date, to our knowledge, there has been no therapeutic agent approved by the FDA, HC, or any other foreign regulatory agency to target the molecular aspects of scarring. The extensive research in the genetic and biological pathways that control matrix production after wounding has resulted in numerous attempts to use Ribonucleic acid (“RNA”, i.e., a fragile, single stranded copy of DNA that is used as a template in the body to make proteins) interference (“RNAi”) to block aberrant gene expression that results in scarring, as well as biologics (antibodies) and antisense oligos to interfere with this process; however, these approaches are difficult to administer (likely requiring injection or infusion), and many have failed in clinical development. While there are a plethora of costly cosmetic treatments on the market today, they show little, if any, efficacy in the treatment of hypertrophic scarring and especially keloids. Available medical alternatives are costly, painful, and focused on healing wounds, not on preventing and eliminating scars.

In short, our antifibrogenic drug technology has four advantages: (i) it specifically targets the fibrotic component of scarring; (ii) it is a chemical drug, which simplifies manufacture relative to biologics or RNAi; (iii) there are multiple routes of administration; (iv) results from our HC-approved 40-patient Phase 1 clinical trial demonstrated that= topically administered FS2 was well tolerated with no serious adverse effects (high therapeutic threshold); and (v) results in our Phase 2 RCT demonstrating improvement in the appearance of keloidal scars also demonstrated that FS2 was well tolerated and that trial participants experienced no serious adverse events.

Cost Advantage

Currently, the standard for scar prevention is surgical garments (compression garments). Second to this are steroid injections and silicone ointments and dressings. Aside from the cost of manufacture, surgical garments require patients to attend fittings and regularly make adjustments over the duration of use. Steroid injections require a healthcare practitioner to administer. Silicone sheeting and ointments are priced as cosmetic products, and, depending upon the duration of use, could cost a patient who regularly uses them roughly $300/month, often without significant improvements to the scar. Biologics, if they are approved for use, would require administration by a healthcare professional and have the highest cost of manufacture and regulatory control.

As a small molecule drug candidate, FS2 shows significant promise as an innovative therapeutic in the antifibrotic category because of its success in human and animal models. Currently available retail products typically seek to reduce the appearance of scars following superficial wounding; however, they appear to lack adequate control clinical evidence to substantiate efficacy. Other drug candidates have been employed to prevent scar formation, but with undesirable off-target effects and/or administration challenges. We believe that FS2 is unique in that it specifically targets the two key molecular aspects of scarring: 1) scar tissue formation and 2) scar tissue remodeling (breakdown). To our knowledge, no other commercially available compound produces this effect in skin. We believe FS2 topical products will represent a cost benefit over many of the existing topical products on the market and provide significant cost savings over surgical and other interventions such as superficial radiation therapy.

63

Operational Advantages

We believe the Company’s development pipeline for its anti-scarring program has several operational advantages, including:

●	Successful completion of a Phase 1 human clinical study of topical administration of FS2, involving 40 participants for a 30-day exposure period;
●	Successful completion of a randomized, double-blind randomized controlled trial (a phase 2 study for NHP/cosmetic purposes) of topical administration of FS2, involving 25 patients with keloids for a 180-day exposure period;
●	Preclinical data supporting multiple routes of administration for FS2;
●	Pursuing Canadian Natural Health Product (OTC) market lines;
●	Possibility of obtaining further patent protection for method of use and composition claims;
●	Access to and support of industry experts in the field and key opinion leaders through our Science and Business Advisory Boards;
●	Possibility for applications in the nutraceutical or cosmetic field; and
●	Possibility for a more efficient regulatory pathway given that FS2 is endogenous and there are potential applications for orphan diseases.

Autoimmune Drug Candidate (AI-001)

During research into FS1, UBC investigators discovered that FS1, in conjunction with injection of a specific cell type, reverses autoimmune diseases such as T1D and AA in animal models. Similar research with FS2 also demonstrated the earlier results with respect to AA.

There are 80-100 known autoimmune diseases, and many more conditions are autoimmune-related or include suspected autoimmune components. Several of these diseases, such as alopecia totalis, complete hair loss of the scalp, and early-onset T1D, may be potentially eligible for orphan drug status. Although the immunological pathology is complex, the commonality of nearly all autoimmune diseases is that immune cells that should recognize self-antigens (a fragment of a protein the length of approximately 22 amino acids) as benign do not do so, resulting in the patient’s immune system attacking its own body like a foreign pathogen.

Inherent to autoimmune diseases is inflammation and often specificity of tissue type or location. For example, rheumatoid arthritis results in degeneration of joint proteins, and often the breakdown of tissue results in exacerbated inflammation, pain, and joint dysfunction. On the other hand, in T1D the patient experiences abnormal glucose homeostasis (and not pain), while the pancreas is under attack by infiltrating immune cells. Within months to a year, patients, typically children and adolescents, lose insulin producing cells in the pancreas and become reliant on daily administration of supplemental insulin to maintain healthy blood sugar levels. In a third scenario, AA patients, who otherwise live a seemingly healthy life, experience rapid hair-loss. In some cases, it is patchy and in others it is the complete loss of hair on the body. Due to the underlying immune dysfunction and autoimmune response, tissue replacement via transplant without an immune modulating intervention is unlikely to provide a long-term benefit.

Instead of treating autoimmune disease by suppressing the immune system or through anti-inflammatory treatment, we are pursuing preclinical development of AI-001, a drug-biologic combination that we believe helps to modulate the immune system by retraining it for better self-recognition. This patented and patent-pending treatment involves a one-time administration of cells via injection combined with regular administration of FS2. The precursor treatment, cells plus FS1, demonstrated proof-of-principle (efficacy) in mouse models for T1D, AA, and chemically-induced psoriasis. In addition, efficacy of one-time administration of cells via injection plus topical FS2 was shown to reverse established AA in a mouse model. To expedite clinical development of the autoimmune AA therapy, we are now seeking to piggyback on the results of our existing Phase 1 clinical trial that demonstrated FS2 was well tolerated with no serioys adverse effects in 40 adult subjects, and our completed double-blind, randomized, controlled trial showing that FS2 significantly reduced the appearance of keloidal scars versus both placebo and the leading competition (Mederma® Advanced Scar Gel; Perrigo Company plc (NYSE: PRGO)). To further expedite this research, we are proposing to use an autologous cell source for the cell injection.

Key Preclinical Findings

FIGURE 2

Treats alopecia areata in C3H graft model

Untreated	AI-001 (FS1 + Cells)

Figure 2. Therapeutic administration of AI-001 using FS1 + cells (our first-generation lead drug candidate), as employed in the C3H/HeJ inbred mouse strain, reverses and prevents further development of AA.

64

FIGURE 3

FS2 + Cells”: effective in Alopecia Areata

Figure 3. Mice that had undergone AA induction and had stable disease underwent one-time cell injection followed by daily topical administration of FS2 and showed significant hair regeneration by week 8, when compared against control mice that received only topical moisturizing cream (vehicle control).

65

FIGURE 4

AI-001 Therapy in Diabetic NOD Mice

Figure 4 (A). Example study of reversal of diabetes following AI-001 therapy. Researchers monitored young pre-diabetic NOD mice until development of spontaneous diabetes. These mice were then treated via AI-001 (n=8). Control mice received either no treatment or single control-based therapies. The results showed 6 out of 8 AI-001 treated mice returned to normal blood sugar levels while all control mice remained diabetic. Figure 4 (B). Success rate of AI-001 therapy for treatment of diabetes in recently diabetic NOD mice.

Clinical Trials

Foundational HC Phase 1 Clinical Trial

Prior to the formation of the Company, UBC secured approval from HC to conduct a Phase 1 trial on the safety and tolerability of topical FS2. Results demonstrate that acute and chronic (daily) topical application of FS2, as investigated in the study, are both well-tolerated and exhibited no serious adverse effects at the maximum feasible dose (0.5%). A total of 40 healthy volunteers participated in the study. Participants were selected on the basis of inclusion criteria: healthy males or females between the ages of 18 and 65, English as a primary language, or English as a second language (“ESL”) but completely fluent without a translator; and exclusion criteria: pregnant, or attempting to become pregnant, history of chronic skin conditions, use of oral anti-histamines in the past month, use of systemic steroids in the past month; chronic use of NSAIDs or other anti-inflammatory medications; known immunosuppression or immunosuppressive illness; known sensitivity to parabens, allergy to bandage adhesive, and ESL requiring a translator. Clinical endpoints were: acute skin irritation or local reaction (Time Frame: 24 hours and repeated 14 days later) and chronic skin irritation or local reaction (Time Frame: 30 days). The Company’s Scientific Advisory Board member and Phase 1 principal investigator, Dr. Anthony Papp, M.D., Ph.D., submitted a final report in October 2016, and presented the findings at the 2016 Congress of the International Society for Burn Injuries, the quadrennial gathering of the world’s foremost wound-care and burn injury experts. The Journal of Pharmaceutical Sciences published those results in 2018.

Pharmaceutical Rx Platform

Burn Patients: Based in part on the success of the HC Phase 1 trial, HC approved a Phase 2 clinical trial for the use of FS2 for scar prevention and treatment in burn victims that has since been amended to a Phase 2b/ Phase 3 clinical trial for scar prevention and treatment in burn victims.

The objective of the FS2 burns clinical trial was to comparatively evaluate the safety, tolerability and scar prevention of FS2 when applied on epithelized skin graft donor sites and corresponding skin graft sites in the same participant. The number of participants was initially estimated as 50 patients (active/placebo). The statistical plan was that safety and the anti-scarring efficacy of FS2 was going to be evaluated under a double-blind, placebo controlled, and randomized model. Treatment Groups consisting of doses of FS2 to be compared against a Control-cream (vehicle base) using POSAS (Patient and Observer Scar Assessment Scale) evaluating vascularity, skin thickness, pigmentation, pain, surface area change, pliability, as the primary assessment method, and the VSS (Vancouver Scar Scale) as a comparative, validating assessment method.

66

With a maximum of 50 participants, each with internal controls. The primary clinical endpoints were: a) reduce or ameliorate sign and symptom severity (e.g. erythema, pruritus, scar tightness, pain) in scars, and b) reduce, retard or prevent post-surgical scar formation. The secondary clinical endpoints were safety and tolerability, integration with and improved current standard of care, dosing time-course data, and dosing administration data. Where applicable, the statistical significance of each Study Arm and Treatment Group was going to be calculated using a post-hoc with a single-sample T-test using an alpha value of 0.05, and under similar constraints, evaluated longitudinally using one-way ANOVA. The minimum number of 46 participants seeks to achieve a statistical power (1-ß) of > 75% (assumes an effect size of 0.5).

Participants were selected upon the inclusion criteria: a) healthy male and female, b) ages between 18 and 65, c) requiring partial thickness skin graft (meshed/non-meshed) for the treatment of burns/wounds for any location other than the face and genitalia, d) able to consent without the aid of a translator, and e) willing and medically able to follow all study requirements. The exclusion criteria were: a) medically unstable condition, b) immunosuppressive illness or drug-related immunosuppression, c) treatment for scars including any investigational treatment during prior 3 months, d) any clinical evidence of severe ongoing or prolonged depression or mental illness, e) subjects who smoke more than 20 cigarettes per day, f) evidence of substance abuse, g) any condition or geographical limitation precluding study participation, and h) pregnancy or attempting to become pregnant.

The Clinical Trial had to be interrupted due to the disruption generated by the COVID-19 pandemic. A total of 5 patients were able to complete the study. Data management process was able to validate the data at least until day 90 and 180 since the initiation of the treatment. The tables below show the top line view of the efficacy, and safety and tolerability outcome observed on both the donor site and the graft site of each participating subject.

Each of the five patients enrolled before patient enrollment was paused completed treatment and their results were unblinded and reviewed. These results were indicative of the patients who received FS2 in the trial.

The product was well tolerated and there were no adverse events, neither unexpected nor severe to moderate to the application of the topical formulations of active (FS2) and placebo on the donor site and on the skin graft site. The tolerability scores and safety are strongly meaningful to progress with confidence to further clinical phases.

The response to the treatment shows a meaningful trend of improvement (POSAS and VSS) with the FS2 topical application on both sites (donor and graft) of each participating patient as represented in Table 1 and Table 2.

Table 1 Response to the treatment on the Donor Site

Table 2 Response to the treatment on the Skin Graft Site

The graphic below shows the comparative clinical efficacy on Skin Graft sites upon the reduction of the scores (VAS, P-POSAS, O-POSAS, VSS) treated with FS2 vs placebo. The meaningful larger reduction of the scores on the sites treated with FS2 vs placebo generates further confidence to support the design of the Phase 2b/ Phase 3 clinical trial resuming in Q3 of 2024.

67

FIGURE 12

Figure 12: Comparative Efficacy of the Skin Graft Site: Scores Reduction from BL to Day 180.

Based on the unblinded and top line analysis of the recorded data of the paused trial on the enrolled-completed five participants, we are actively preparing to resume patient enrollment in our Phase 2b/ Phase 3 clinical trial for the use of FS2 for scar prevention and treatment in burn victims in Q3 of 2024. The Company and the principal investigator have identified additional clinical sites and expert clinical teams with the required specific expertise and capabilities and are planning to expand the trial to additional centers in Canada in order to significantly increase the patient recruitment rate and secure the number of patients participating in this Phase 2b/ Phase 3 clinical trial and to reduce the time to complete this pivotal clinical trial. The Company expects the results from the five patients that completed their treatment before the trial was paused will be included in the final trial results and does not anticipate any additional approval from HC as the trial focus included in the amended protocol has not been expanded, dose exposure remains the same, and the primary and secondary objectives of the protocol, safety, efficacy, and endpoints will not be amended.

Alopecia Areata: We are currently in the final stages of applying for an HC-approved Phase 2b/ Phase 3 clinical trial of AI-001 in patients with AA based on the successful completion of the 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial. We plan to initiate this clinical trial of AI-001 in patients with AA in Q4 of 2024, subject to approval from HC.

TID: We intend to seek approval from HC to conduct a Phase 1b/ Phase 2a clinical trial of AI-001 in patients with TID beginning in Q4 of 2024, based on robust preclinical data and results from the successful 2018 HC-approved Phase 1 clinical trial, the results of which demonstrated that our lead drug candidate was well tolerated and showed no serious adverse effects in the 40 patients who participated in the trial.

NHP/Cosmetics Platform

Hypertrophic Scars and Keloid Scars: We have completed a double-blind randomized controlled trial showing that FS2 showed statistically significant results in improving the appearance of keloidal scars in 25 participants compared against 25 participants receiving moisturizing cream alone and 25 subjects receiving Mederma® Advanced Scar Gel (Perrigo Company plc (NYSE: PRGO)), a commercially available product that is advertised for anti-scarring and includes onion extract. Participants were selected on the basis of inclusion criteria: healthy male and female subjects older than 18 years seeking treatment for mature keloid scars resulting from abnormal cutaneous wound-healing; clinical evaluation of each subject to determine that they might benefit from the study treatments; willingness and ability to follow all study requirements; and exclusion criteria: presence of medically unstable condition, immunosuppressive illness or drug-related immunosuppression; treatment for scars including any investigational treatment during the prior 30 days; presence of skin conditions or medications that may interfere with the study treatment; hypersensitivity to ingredients in the test-treatment products, concurrent enrollment in another clinical trial for treating scars; mental illness or evidence of substance abuse; any condition or geographical limitation precluding study participation; or pregnancy, lactation, or planned pregnancy. Primary clinical endpoints were: reduce or ameliorate severity of scar signs and/or symptoms (e.g., height, erythema, pruritus, scar tightness, pain). Secondary clinical endpoints were: safety and tolerability, integration with and improved current standard of care, improvements to existing modality, and obtaining treatment administration data. The subjects in this RCT were evaluated on the basis of qualitative assessments made using the Vancouver Scar Scale (VSS) and the Patient and Observer Scar Assessment Scales (POSAS), both of which are recognized and accepted as gold-standard clinical evaluation methods. The RCT demonstrated that twice-daily application of FS2-Cream resulted in significantly greater improvement versus both placebo and the leading competition Mederma® Advanced Scar Gel at multiple time points culminating at 180 days as assessed by the mean value change in VSS and POSAS’s Clinician Graded Scar Score. Results of that trial were published in The Journal of Drugs in Dermatology in September 2021. Dr. Mark Nestor M.D., Ph.D., the study’s principal investigator and director of the Center for Clinical and Cosmetic Research®, in Aventura, Florida, presented those results at the 2021 South Beach Symposium (Medical Dermatology Summit).

68

A separate, non-published pilot study (n = 10) of FS2 applied topically to incisional wounds, that we conducted, demonstrated improvement in the appearance of surgical scars. Dr. Nestor, the study’s principal investigator, conducted the clinical study at the Center for Clinical and Cosmetic Research® in Aventura, Florida. Participants were selected on the basis of inclusion criteria: healthy male and female subjects older than 18 years, requiring surgical removal (excision) of two (2) anatomically significantly similar areas and/or an excision of 3-10 cm in length suitable for intra-wound treatment comparison; willingness and ability to follow study requirements; and exclusion criteria: medically unstable condition, immunosuppressive illness or drug-related immunosuppression, hypersensitivity to ingredients in test-treatment products, concurrent enrollment in another clinical trial for treating scars, mental illness or evidence of substance abuse, geographical limitation precluding study participation, pregnancy, lactation, or planned pregnancy. Clinical endpoints were reduction in the formation and/or appearance of scars (primary) and safety and tolerability of FS2 (secondary).

Facial Atrophic Acne Scars: We initiated and completed a double-blind pilot clinical trial (approved by a U.S. IRB and conducted in the U.S.) with 22 participants (study code: C21-7222.01-.02) on the use of FS2 to reduce the appearance of facial atrophic acne scars. Participants were selected on the basis of inclusion criteria: healthy male and female subjects aged 20 to 65 years; having mature atrophic acne, no active acne for at least 1 year; clean shaven male subjects; willing to discontinue use of any facial/acne scar treatment products; agree to wash face nightly; agree to avoid extended periods of sun exposure, tanning beds, self-tanning products; willingness and ability to follow instructions; and exclusion criteria: ill health; use of either prescription or non-prescription topical facial medications, NSAIDs within two weeks of trial commencement; use of either prescription or OTC topical retinoid (with some minor exceptions); corticosteroids (except inhaled), antibiotics or drugs inducing photosensitization within four weeks of trial commencement; biological drugs (immunosuppressors) within three months of trial commencement; pregnancy or attempting to become pregnant; use of systemic retinoids; active herpes labials; presenting with keloid scars, hyperpigmentation, moles, tattoos; surgical, chemical or physical facial treatment within six months; and simultaneous participation in another face trial. Primary clinical endpoints: reduce the appearance of atrophic acne scars at 4, 8, and 12 weeks of daily FS2 use. Secondary clinical endpoints: safety and tolerability, determine consumer perception of test material.

The final Clinical Study Report (“CSR”) evaluated safety and efficacy of topical application of the FS2 product cream against a non-active ingredient cream formulation during 12 continuous weeks of treatment. Potential subjects were examined by a U.S. Board Certified Dermatologist, who counted noninflammatory and inflammatory acne lesions, including open and closed comedones, papules, pustules, and nodular cysts. Using the acne counts and the Global Acne Assessment Scale, the Board Certified Dermatologist assigned a numerical grade to each subject. Only subjects with a global acne grade of: <=:: 2 and no more than 3 inflammatory lesions qualified for the trial. Statistical analysis was performed on the Atrophic Acne Scar Grading and Irritation Grading data collected from the Board Certified Dermatologist, and the Self-assessment Questionnaires completed by the subjects that qualified for the trial, by comparing the baseline values to each subsequent evaluation interval. Statistical analysis of the trial results demonstrated FS2 for facial use was well tolerated with no serious adverse effects, as well as positive clinical response in respect to facial atrophic acne scars. Based on the trial’s robust data, we are now in the process of designing further marketing and research studies on the use of FS2 to reduce the appearance of facial atrophic acne scars, which we plan to commence in 2024.

Wrinkles & Rhytids: During the completion of the double-blind pilot clinical trial on the use of FS2 to reduce the appearance of facial atrophic acne scars, we saw collateral support for the use of FS2 to reduce the appearance of wrinkles and rhytids. We believe preclinical data, support from the atrophic acne pilot clinical trial, and the successful 2018 HC-approved Phase 1 clinical trial in 40 patients are sufficient to support conducting further marketing and research studies for the use of topical FS2 on wrinkles and rhytids.

Preclinical

In 2021, we completed ex vivo, in vitro, and in vivo studies focused on organ fibrosis. Initial data showed that FS2 exposure continues to support broad antifibrotic effect on skin, lung, liver, and kidney, as evidenced by changes in antifibrotic gene expression.

An ex vivo study that used isolated tissue slices from mice that had undergone chemical induction of liver demonstrated that FS2 decreased alpha-smooth muscle actin (a well-published marker of liver fibrosis and fibrotic progression) (see “Expression of alpha smooth muscle actin in living donor liver transplant recipients” in the World Journal of Gastroenterology on June 14, 2014). In kidney tissue, FS2 decreased several fibrotic genes including collagen type 1 alpha 1 (Col1A1), connective tissue growth factor (CTGF), and platelet derived growth factor receptor beta (PDGFRb). These results continue to support our interest in therapeutics to treat organ fibrosis.

69

Our mouse pharmacokinetic study demonstrated that FS2 has good oral absorption and bioavailability. These data were favorable in support of a potential oral tablet or pill for systemic dosing. This study also included collagen gene expression in healthy lung tissue and showed that FS2 was decreasing collagen expression. This data provided important in vivo results that build on earlier cellular data from the Ghahary Lab (UBC). Based on these results, we initiated a third study to test FS2 in a mouse acute pulmonary fibrosis model. Upon completion, the study showed that FS was downregulating the collagen 1 gene in lung tissue, suggesting that FS2 was engaging fibrotic repair mechanisms. These results were also in line with our clinical experiences in skin, which indicate that FS2 is most effective over a longer period.

Manufacturing

Drug and Cell Procurement

Chemical drug manufacturing (and final drug product manufacture) generally must follow Good Manufacturing Practices (“GMP”). In Canada, the U.S. and other countries most cosmetic/cosmeceutical manufacturing is excepted from GMP. Canada imposes a lighter GMP standard for cosmetics. We have engaged contract chemical and formulation manufacturers (Pharmaaffiliates and ProLab) to provide FS2 for our clinical trials and have identified other potential suppliers to minimize development overhead. Drug product formulation (compounding) is contracted out under GMP. Cell therapy focused companies proficient in culturing large scale batches of allogeneic cells, cells that are derived from one human and transplanted onto (or into) another human, (under GMP) will be contracted for procurement of cell lines for those immunomodulatory clinical development programs that require such cells. These companies can generate specific cell lines to meet our development needs.

Competition

Our industry is characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We face competition and potential competition from a number of sources, including pharmaceutical and biotechnology companies that are conducting research and development on therapeutics for similar indications, drug delivery companies and academic and research institutions. The competition in the fields in which we operate is focused primarily on fibrosis and autoimmune disease. There are limited product candidates currently in production and currently no direct competition for products, like FS2, that target the production and breakdown of ECM protein. Pirfenidone, a product by Roche, received FDA approval as a treatment of idiopathic pulmonary fibrosis in 2014 and is approved as an ointment to treat skin scars in Mexico. Similarly, nintedanib, a small molecule tyrosine kinase inhibitor developed by Boehringer Ingelheim Pharmaceuticals, Inc. that acts through inhibition of growth factors to treat idiopathic pulmonary fibrosis, received FDA approval in 2014. Doctors also prescribe pressure garments for patients to wear for 23 hours a day for extended periods of time as treatment options to mitigate the effects of scarring, and silicone-based creams and persinian oil have been used as a cosmetic method to treat the appearance of scars. Additional topical products marketed/advertised for anti-scar or as anti-scar cosmetics/cosmeceuticals include, but are not limited to, jojoba oil, vitamin E, Bio-Oil® Skincare Oil, (Natural), Mederma® Advanced Scar Gel, and Epicyn™. We believe, however, that the strength of FS2 compared to products currently under development is that it is a small molecule treatment that allows for multiple routes of administration, which potentially include topical administration in a cream or a slow-releasing dressing or suture, implantation and slow release of a wound-filling agent or gel along with oral or aerosolized formulations for systemic indications.

In the case of autoimmune disease, while there are currently effective treatments to retard the progression and symptoms of several notable diseases (e.g., rheumatoid arthritis and psoriasis), current treatments for these diseases typically fall into three categories: (i) symptom relief; (ii) substance replacement (i.e., insulin injection, thyroid hormone replacement); and (iii) immune system suppression. There have been promising developments and programs such as Tzield, the FDA-approved anti-CD3-directed antibody developed by Provention Bio, Inc. that delayed median onset of Stage 3 T1D by 25 months, and Vertex Pharmaceuticals’ VX-880, a pancreatic islet cell replacement therapy in early clinical development which has achieved glucose-responsive insulin production in two subjects; however, neither Tzield or VX-880, if approved by the FDA, would be considered a cure for T1D. Tzield, for one, delays onset, and VX-880, if it completes clinical trials and receives FDA approval, would be considered a “functional cure,” as patients will need to continually take immunosuppressants to prevent the body’s immune system from rejecting the new beta cells, in much the same way that organ transplant patients do.

In the case of AA, the FDA approved Eli Lilly’s Olumiant (baricitinib), a Janus kinase (JAK) inhibitor, for the treatment of AA. Olumiant, however, is not a cure for AA and comes with serious potential side effects, that include, as per Lilly’s boxed warning, serious infections, mortality, malignancy, major adverse cardiovascular events, and thrombosis. Additionally, most common side effects include: upper respiratory tract infections, headache, acne, high cholesterol (hyperlipidemia), increase of the enzyme creatinine phosphokinase, urinary tract infection, liver enzyme elevations, inflammation of hair follicles (folliculitis), fatigue, lower respiratory tract infections, nausea, genital yeast infections (Candida infections), anemia, low number of certain types of white blood cells (neutropenia), abdominal pain, shingles (herpes zoster) and weight increase. Moreover, GlobalData Healthcare reported that as of 2019, the estimated annual cost of therapy for Janus kinase (JAK) inhibitors “will be approximately $50,000 . . . substantially more than the $1,400 annual price tag of immunosuppressant cyclosporine, which is one of the more expensive therapies for AA.”

The fact is that there are no cures for T1D and AA, the autoimmune diseases that we believe our AI-001 therapeutic may help to address. We believe AI-001 promises to eliminate the need for all life-long treatments of T1D and AA by potentially reversing and preventing their progression with a protocol administered for a short term.

70

Intellectual Property

The product candidates, manufacturing methods, delivery systems, and patient treatment protocols the Company is developing, as well as the associated knowledge we have derived, are key to our future success. Protecting, developing, and commercializing these assets is of paramount importance to us.

UBC has granted the Company an exclusive worldwide license to develop FS1, FS2 and related compounds to diagnose, cure, mitigate, treat, or prevent keloids, hypertrophic scars, and other fibroproliferative disorders in humans (the “Fibroproliferative Therapy Field of Use”). UBC has granted the Company an exclusive worldwide license to develop AI-001 to diagnose, cure, mitigate, treat, or prevent autoimmune disorders and disease in humans, or to treat transplanted tissue rejection in humans.

Under the terms of the license agreement, UBC owns the rights to all licensed patents and applications, and the Company is responsible for the prosecution and maintenance of the patents. The Company has obligations to notify UBC and obtain its approval before taking certain actions in relation to management of the patents. See “UBC License Agreement” below.

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, for some aspects of our proprietary technology, trade secret protection may be more appropriate than patent protection. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technologies, such as our manufacturing processes, via, among other things, confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, and commercial partners. We also seek to preserve the confidentiality of our trade secrets and know-how by implementing and maintaining security of our premises and information and limiting access to our trade secrets and know-how.

Our policy is to seek, maintain and enforce intellectual property rights for inventions, whether developed internally or in-licensed, and to protect technologies and improvements and trade secrets that may be important to the business. Under the terms of the license agreement with UBC, we have the right to pursue litigation against infringers of the technology licensed by UBC, subject to notifying UBC and obtaining UBC’s prior consent before naming UBC as a party in such litigation.

71

UBC Patents

The table below sets forth the granted and pending patents that we have obtained in UBC’s name for our licensed technologies under the following patent applications:

● International patent application PCT/CA2014/000484, filed on June 4, 2014, describing the methods and uses of FS1 and related metabolites (including FS2) as antifibrotic compounds. This patent covers the (1) topical (cosmetic/OTC) use for hypertrophic scars and keloidal scars, (2) topical use for Rx treatment to prevent the formation of burn scars and breakdown existing burn scars, and (3) systemic use as Rx treatment of organ fibrosis (e.g., lung, kidney, liver).

● The U.S. International patent application PCT/CA2015/000506, filed on September 26, 2015, describing combinations of FS1 or related metabolites (including FS2) and APCs as an immune modulator, for treatment of T1D or AA.

INTELLECTUAL PROPERTY

Anti-fibrosis Monotherapy

"Antifibrogenic Compounds, Methods and Use Thereof"
PCT/CA2014/000484

Country	Status	Expiration
AUSTRALIA	Granted	4 June 2034
BRUNEI	Granted	4 June 2034
BRAZIL	Granted	4 June 2034
CANADA	Granted	4 June 2034
EUROPE (EPO)	Granted	4 June 2034
JAPAN	Granted	4 June 2034
KOREA	Granted	4 June 2034
NEW ZEALAND	Granted	4 June 2034
PHILIPPINES	Granted	4 June 2034
RUSSIA	Granted	4 June 2034
SINGAPORE	Granted	4 June 2034
SOUTH AFRICA	Granted	4 June 2034
UNITED STATES	Granted	4 June 2034

APCs + FS for immunomodulation

"A Combination Of Kynurenine and Antigen Presenting Cells (APC) as Therapeutics and Methods for Their Modulation"
PCT/CA2015/000506

Country	Status	Expiration
AUSTRALIA	Granted	25 Sept 2035
CANADA	Granted	25 Sept 2035
EUROPE (EPO)	Granted	25 Sept 2035
HONG KONG	Granted	25 Sept 2035
JAPAN	Granted	25 Sept 2035
MEXICO	Granted	25 Sept 2035
RUSSIA	Granted	25 Sept 2035
UNITED STATES	Pending	25 Sept 2035

BirchBioMed Additional Filings

We have filed the following patent applications in our own name:

● Pending international patent application PCT/CA2022/050722, filed on May 9, 2022, describing the methods and uses of FS2 to reduce the appearance of post-acne atrophic scarring.

● Pending international patent application PCT/CA23/051220, filed on September 14, 2023, describing the methods and uses of FS2 to reduce the appearance of rhytids and wrinkles.

The next action to be taken for both of these international (PCT) applications is “entering the National Phase.” This is when we select the countries in which we wish to pursue patent protection. For most countries, the time limit for entering the national phase expires in 30 months from the original filing date (31 months for Europe and Australia). The 30-month national phase entry deadline for International Application No. PCT/CA2022/050722 is November 7, 2023. We have selected Australia, Brazil, Canada, China, Europe, Japan, Mexico, the United States, and South Korea for entering the National Phase by the November 7, 2023 deadline. The 30-month national phase entry deadline for International Application No. PCT/CA2023/051220 is March 14, 2025.

There is no guarantee that we will be granted patents from these applications, or that if granted, that third parties will not initiate legal proceedings against us to enforce a patent covering the uses and methods or claiming that any patent granted to us is invalid and/or unenforceable, or that UBC will not claim such uses and methods are subject to the UBC License Agreement. We are subject to the intellectual property and patent risks discussed in the section entitled “Risk Factors”.

UBC License Agreement

On June 10, 2015, we entered into a license agreement with UBC. Under this license agreement, we have an exclusive, worldwide, sublicensable, and royalty-bearing license under certain UBC patent rights to use, manufacture, have made, distribute, and sell certain products related to fibroproliferative therapy and immunomodulatory therapy. Under the terms of the license, we are prohibited from cross-licensing or sublicensing the patents without prior written consent from UBC.

72

UBC owns all rights, title, and interest in and to the technology under the UBC License Agreement and any improvements thereto. We are obligated to use reasonable efforts to develop and obtain regulatory approvals to market each licensed product and to maximize net sales after receipt of such approvals, as well as to achieve certain specified development, regulatory, and commercial milestones. Such milestones include, but are not limited to: (a) completion of a seed capital financing round of at least $1,000,000 by June 10, 2016, which was amended and achieved (see below); (b) commence, using reasonable efforts, a Phase 2 clinical trial of a fibroproliferative therapy product by June 10, 2018, which was accomplished when we received authorization from HC on November 10, 2017 to begin our Phase 2 clinical trial (since amended to a Phase 2b/Phase 3 clinical trial) to “reduce scarring-severity and improve clinical appearance/cosmetic-outcome of healed skin grafts and corresponding donor sites.”; and (c) commence, using reasonable efforts, a Phase 1 clinical trial of a immunomodulatory therapy product by June 10, 2019, which we accomplished as per the terms of our “Second Amended and Restated License Agreement” (see below). Over the full duration of the UBC License Agreement, the University could receive up to $220 million in milestone payments based on clinical development and sales performance, as well as royalties based on future sales.

The license agreement has been amended once and amended and restated twice as follows:

1)	The first amendment, effective as of May 20, 2016, deleted the language in Article 13.4 (a), which called for us to complete $1,000,000 “in seed capital financing within 12 months of the Start Date” and substituted it with a requirement that we complete $900,000 “in seed capital within 12 months of the Start Date”. The Start Date is June 10, 2015.

2)	On June 24, 2019, we signed an “Amended and Restated License Agreement” that deleted the original Article 3.2 excluding us from having the right to use the technology in Canada for a “Natural Health Product”; in so doing, the license granted all Canadian rights to us. This was in addition to the worldwide license for use of the technology that was already granted under the original license agreement. The Amended and Restated License Agreement also deleted the original Article 13.4 (b), which required us to “retain Dr. Aziz Ghahary for at least 12 months to assist in the scientific and technical development of the Technology” (as defined therein). The Amended and Restated License Agreement also modified Article 8.0 to (a) require no annual license fee until year 5 of the anniversary start date, and (b) thereafter provide payment of the annual license fee of $49,375 in quarterly installments until (c) year 7 of the anniversary start date, at which time full payment of $79,000 will be made annually.

3)	On September 10, 2020, we signed a “Second Amended and Restated License Agreement” modifying Article 20.1 to include language that stopped automatic and immediate termination of the license by allowing us to contest and remedy within 60 days “any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose . . . .” The “Second Amended and Restated License Agreement” also modified Article 13.4 (c) to extend the deadline for using “reasonable efforts to commence a Phase 1 Clinical Trial of a Immunomodulatory Therapy Product in any indication” from “within 4 years of the Start Date” to “within 8 years of the Start Date” and added that reasonable efforts under Article 13.4(c) “shall include spending a minimum of $300,000 … each year, starting in year 6, that is specific to the development of an Immunomodulatory Therapy Product. This performance requirement will be deemed to have been met if achieved by the Licensee or any sublicensee.” We have met this requirement by selecting Dr. Joseph Gergis, M.D. as Principal Investigator to conduct our Phase 2b/ Phase 3 clinical trial of an Immunomodulatory Therapy Product and engaging a leading regulatory company (Nutrasource of Guelph, ON; https://www.nutrasource.ca/) to assist in completing our trial protocol and to seek authorization from HC to begin patient enrolment for a Phase 2b/ Phase 3 trial of FS2 in combination with a one-time cell injection for the treatment of mature alopecia areata.

The license agreement will continue until the later of June 10, 2035 or two years after the expiry of the last patent licensed under the license agreement unless earlier terminated. Either party may terminate the license agreement due to a breach which is not remedied within a certain time. UBC may terminate the license agreement, upon providing notice, in the event: (a) we become insolvent; (b) fail to pay amounts required by court order within 30 days of such order; (c) breach applicable securities laws or regulations; (d) take steps to windup or otherwise terminate the business; (e) the technology or any improvement become subject to any security interest, lien charge, or encumbrance in favor of a third party when such encumbrance is registered against us; or (f) if any sublicensee is in breach of a sublicense and we fail to cause the sublicensee to cure such breach within the required time period.

Under the terms of the UBC License Agreement, as amended, we are required to make certain payments, including: (a) an annual license fee; (b) milestone payments upon achievement of certain development and regulatory milestone events for each fibroproliferative therapy product and immunomodulatory therapy product; (c) quarterly royalty payments on all revenue received for the sale or commercialization of licensed products; (d) a one-time royalty upon certain commercial milestone achievements; (e) a percentage of all sublicensing revenue pursuant to all sublicensing agreements we may enter into related to the license; and (f) a one-time payment in the event we are a party to certain transactions (including a firm commitment underwritten initial public offering or a change in control).

The annual license fee required by the UBC License Agreement is $49,375 for years 4 – 6 of the agreement, and $79,000 for years 7 to the end of term of the agreement. As of November 30, 2023, we have made $227,125 in annual license fee payments including the full annual license fees for years 4 – 7. Starting in year 8 on December 9, 2024, the annual license fee will be due in one annual payment.

73

Royalty and milestone payments are based on achieving certain development and other approval milestones and revenue thresholds which are set forth in the UBC License Agreement. To date we have not met any milestone or royalty thresholds and have made no milestone or royalty payments under the UBC License Agreement. The only milestone that the Company expects to meet in the next twelve months is the enrollment of the first patient in a Phase 2b/ Phase 3 clinical trial for an Immunomodulatory Therapy Product, as defined in the UBC License Agreement, which requires a $50,000 payment. The Company does not expect to meet any thresholds that would require a quarterly or one-time royalty payment in the next twelve months.

In the event that we enter into sublicenses approved by UBC, we will be required to pay UBC a percentage of all sublicensing revenue, which includes all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee under each agreement relating to sublicense of our rights in the technology and any improvements, and/or any products whether by way of sublicense (including under a development agreement or otherwise), covered by the UBC License Agreement. Any sublicenses related to fibroproliferative therapy will require a percentage of sublicensing revenue equal to 63.375% if executed before the start of a Phase 2 clinical trial, 39% if executed after the start of a Phase 2 clinical trial, or 29.25% if executed after the start of a Phase 3 clinical trial. Any sublicenses related to immunomodulatory therapy will require a percentage of sublicensing revenue equal to 65% if executed before a Phase 1 clinical trial is completed, 35% if executed after the Phase 1 clinical trial final data analysis is completed, or 25% if executed after a Phase 2 clinical trial final data analysis is completed. To date we have not entered into any sublicenses under the UBC License Agreement.

Under the terms of the UBC License Agreement, as amended, we are required to pay an exit fee to UBC equal to 7.9% of the aggregate consideration payable in connection with a liquidation event or the pre-money valuation for an initial public offering. To date we have not experienced a liquidation event or initial public offering. We do not expect to experience a liquidation event, as defined in the UBC License Agreement, before the completion of this Offering, that would qualify as an initial public offering.

Government Regulation

Regulatory bodies around the world have established frameworks to ensure that therapeutics (i.e., drugs and biologics) are both safe and effective. These frameworks are always evolving. Our topical, monotherapy, and autoimmune platforms can be affected by several levels of legislation, depending upon which user market is captured (e.g., cosmetic formulation, natural health product, or conventional drug) and the drug delivery mechanism.

In our topical product candidate platform, we are developing FS2 for topical use to prevent scars and breakdown existing scars, including hypertrophic scars and keloidal scars. We are also in the process of conducting market studies to support commercialization of FS2 for topical use on atrophic scars (namely acne atrophic scarring). In our autoimmune product candidate platform, we are in the process of advancing AI-001 combination therapy, based on the use of FS2 in combination with cell injection, to a clinical Phase 2b/ Phase 3 trial for AA and subsequently T1D. In our organ fibrosis monotherapy product candidate platform, we are currently planning on building upon our preclinical research into systemic fibrosis by conducting clinical studies on the use of FS2 (systemic) for the treatment of organ fibrosis in the lungs, kidneys and liver, beginning with idiopathic pulmonary fibrosis. We have applied for and received HC approval for the addition of FS2 to the Natural Health Product Ingredients Database as a medicinal ingredient and has initiated steps to seek a Pre-Clinical Trial Application (CTA) Consultation Meeting with HC to present relevant data, discuss concerns and resolve any outstanding issues in order to begin the Phase 1b / 2a clinical trial for the treatment of organ fibrosis in the lungs in Q4 of 2024, and a Pre-IND meeting with the FDA in Q1 of 2025. We believe FS2 can be developed into product formulations that will serve as ground-breaking treatments in each of our product candidate platforms.

Our short-term goal is to complete the development of FS2 as a topical cream for the treatment of hypertrophic scars and keloid scars, facial atrophic (i.e., “pitted”) acne scars, and wrinkles and rhytids and to monetize this platform through licensing or sale, subject to UBC approval. We believe the use of FS2 as a topical monotherapy for these indications may be approved in Canada, the U.S., and in other countries as an NHP, OTC, or cosmetic product, depending on the jurisdiction, which means they could be purchased by the public without a prescription.

Canada – HC Approval Process

Over-the-counter health products that claim to be natural exist worldwide. In Canada such products are regulated as NHPs under the Canadian Food & Drug Act and regulated by HC’s NNHPD under the Natural Health Products Regulations. In all other regions, NHPs are essentially regulated as either foods, vitamins, or cosmetics. NHPs and OTCs in Canada are allowed to carry health claims and can be sold over the counter and do not require a prescription. The claims, however, must either be backed by sound, scientific evidence or be derived from traditional and historical sources. The NNHPD is responsible for all new product applications and clinical trials as they pertain to NHPs and OTCs. New product applications for HC approval under the NHP pathway requires human data demonstrating safety and efficacy. If deemed acceptable and approved, the NNHPD issues a unique eight-digit Natural Product Number (“NPN”) identifier, which must be displayed on the Principal Display Panel of the finished product label. Separate from this, NHPs must be manufactured, packaged, labelled, and imported according to NHP GMP. HC approval as either an NHP or OTC drug would allow for label claims on-packaging around scar prevention and treatment and sale over the counter without a prescription. The approval process for an NHP is markedly faster than that of other drugs and can afford a faster track to market.

74

We have initiated the first steps necessary to seek Canadian approval of FS2 as a topical cream for the treatment of hypertrophic and keloid scars under the NHP framework by applying for and receiving HC approval for the addition of kynurenic acid to the NHP Ingredients Database as a medicinal ingredient. All NHP ingredients, whether medicinal or non-medicinal, must be listed in this database in order to be referenced in a Product License Application form – the paperwork required to obtain NHP approval. We are currently establishing FS2’s NHP claims potential and assembling the corresponding evidence package to address safety and efficacy and anticipate submitting a complete Product License Application dossier and HC review in the second half of 2024.

The Company is focusing on a “medium risk” NHP claim for the treatment of hypertrophic scars and keloidal scars, which requires: two Phase 2 clinical trials, ideally demonstrating a well described study population, randomized, blinded assessment and, in addition to validity, evidence demonstrating reasonable causality supporting the efficacy of the product. It is important to note that the safety of medium risk products may be demonstrated through published compilations referring to traditional use. The Company believes it has met these requirements for the use of topical FS2 for the treatment of hypertrophic scars and keloid scars, with statistically significant results, and approval is subject to NHP Product License Application dossier compilation, submission, and review, which is expected in the second half of 2024.

Cosmetics in Canada are regulated by HC. All cosmetics sold in Canada must be safe to use, not pose a health risk, and meet the requirements of the Canadian Food and Drugs Act and Cosmetic Regulations. A “cosmetic” is defined in Canada as a substance or mixture of substances, manufactured, sold or represented for use in cleansing, improving or altering the complexion, skin, hair or teeth and includes deodorants and perfumes. There is no pre-market registration for cosmetics that would lead to an official approval for sale in Canada but all cosmetic products placed on the Canadian market, whether manufactured in Canada or abroad, have to be notified to HC using the Cosmetic Notification Form (CNF) within 10 days of being placed on the market. Failure to do so may result in a product being denied entry into Canada or being removed from sale. The information that needs to be provided on the CNF includes, among other things, the product name, the product function, a list of ingredients and their concentrations, the product form (e.g. lotion, cream), the name and address of the manufacturer and the distributor, etc. Cosmetic products placed on the Canadian market must comply with the Canadian Food and Drugs Act, Cosmetic Regulations, as well as the Consumer Packaging and Labeling Act.

United States - FDA Approval Process

In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending New Drug Applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the U.S. generally involves the following:

●	Completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice regulations;
●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;
●	Approval by an IRB, at each clinical site before each trial may be initiated;
●	Performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety and efficacy of the proposed drug product for each indication;
●	Submission to the FDA of an NDA;
●	Satisfactory completion of an FDA advisory committee review, if applicable;
●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP, requirements and to assure that the facilities, methods, and controls are adequate to preserve the drug’s identity, strength, quality, and purity;
●	Satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;
●	Payment of user fees and securing FDA approval of the NDA; and
●	Compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy (“REMS”), and the potential requirement to conduct post-approval.

75

Similar requirements must be upheld in both Canada and the European Union.

Depending on regulatory discretion, the FDA may grant orphan drug status for early adopter markets addressing niche patient populations with burn wound hypertrophic scars and keloids. In order for us to obtain orphan drug status on our product candidates we will need to file an application with the FDA. We are not currently in the process of preparing an application for orphan drug status for any of our product candidates but are reviewing whether an application for any of our product candidates would be appropriate. We also anticipate that some of our product candidates for the treatment and/prevention of internal scarring diseases will require regulatory approval of FS2 (or an analogue).

In the United States, the FDA – while responsible for regulating cosmetics – does not approve them. Although the agency has legal regulatory authority to act in the event safety issues arise, it does not subject cosmetics to premarket approval — that is, a review of safety, quality, and effectiveness by FDA experts and before a product can be sold to consumers. The same holds true for FDA approval of compounded drugs — a practice in which a pharmacist or a doctor combines ingredients to create medications that meet the needs of individual patients. Cosmetics are subject to labeling requirements of the FDCA, the Fair Packaging and Labeling (FP&L) Act, and the regulations published by the FDA under the Authority of these two laws. In general, the FDA labeling requirements focus on misbranding, whether labeling is false or misleading; ensuring correct information; providing correct detail (name, address) about the manufacturer, packer, or distributor; packaging; inclusion of all material facts; and language that is understandable to the consumer, etc.

Preclinical studies

Preclinical studies include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to initiate.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

●	Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.
●	Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
●	Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2, and Phase 3 trials may not be completed successfully within any specified period, or at all.

The FDA may place a clinical hold or order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an IRB for approval. The IRB oversees the ethical and medical implications of patient rights, health, and safety at each clinical trial investigation site. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, such as adhering to the study protocol, or may impose other conditions to allow a clinical trial to continue. Information about certain clinical trials must be submitted within specific timeframes to the NIH, for public dissemination on their www.clinicaltrials.gov website.

Section 505(b)(1) NDAs

NDAs are submitted under Section 505(b)(1) of the FDCA when a sponsor relies on its own data or data to which the sponsor has a right of reference. Typically, Section 505(b)(1) NDAs are submitted for new molecular entities, but they can be submitted for other new drug products as well. Section 505(b)(1) NDAs contain full reports of investigations of safety and effectiveness.

76

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to determine the metabolism and pharmacological actions of the drug in humans, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study, dosage tolerance, and optimum dosage, and to identify short-term side effects and risks associated with the drug. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency, robust data, and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity, or prevention of a disease with a potentially serious outcome, and confirmation of the result in a second trial would be practically or ethically impossible.

Section 505(b)(2) NDAs

Section 505(b)(2) of the FDCA authorizes NDAs that contain full reports of investigations of safety and effectiveness but enables the applicant to rely, in part, on studies not conducted by the applicant but on the FDA’s prior findings of safety and effectiveness in approving a similar product or published literature in support of its application. This can include data concerning the pharmacology and safety of an endogenous chemical entity (e.g., a molecule such as FS2). A Section 505(b)(2) NDA is one that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. If the Section 505(b)(2) applicant can establish that reliance on FDA’s previous approval and findings of safety and effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. A Section 505(b)(2) applicant can also reference specific published literature necessary to the approval of the application, even if the applicant does not have a right of reference. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an applicant for an abbreviated new drug application (“ANDA”) would, as described below in the section entitled “Orange Book Listing” on page 79. Thus approval of a Section 505(b)(2) NDA can be delayed until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification that the listed patent is invalid or not infringed and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit, or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant. This is the case even if the application also includes clinical investigations supporting approval of the application.

Both Section 505(b)(1) NDAs and Section 505(b)(2) NDAs

After completion of the required formulation development and preclinical and clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before any marketing of the product. The NDA must include the results of all preclinical, clinical, and other testing as well as a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.3 million, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $114,450 per product and $585,200 per establishment. These fees are typically increased annually. The application fee can be waived in limited circumstances, including if a drug is designated as an orphan drug or if the applicant is a small business (defined as the entity and any affiliates having less than 500 employees) submitting its first NDA.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. Most such applications for standard review drug products should be reviewed within ten to twelve months; most applications for priority review drugs should be reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment or provide a treatment where no adequate therapy exists. The review process may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an expert advisory committee for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or facilities at which the drug is manufactured. The FDA will not approve the product unless the manufacturing facilities’ compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

77

After the FDA evaluates the information submitted in the NDA and the cGMP operations of the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter is issued to communicate that an NDA will not be approved in its present form and generally outlines the deficiencies in the submission. The complete response letter may require substantial additional testing, or information, for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. If the FDA is not satisfied with the information, the FDA can issue a non-approval letter or a second complete response letter.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”), which are the most extensive elements of a REMS program. ETASU can include, but is not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained, or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data like that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Fast Track Designation and Accelerated Approval

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and demonstrate the potential to address unmet medical needs for the condition. Determining whether a need is serious is a judgment determination but is generally based on whether the drug will have an impact on survival, day-to-day functioning, or the likelihood that the condition, if untreated, could worsen. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biological may request the FDA to designate the drug or biologic as a Fast Track product at any time during the clinical development of the product, and the FDA must determine if the drug candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request.

Under the Fast Track program and the FDA’s accelerated approval regulations, the FDA may approve a drug for a serious or life-threatening illness that fill an unmet need, defined as providing a therapy where none exists or that may be better than existing therapies. A drug also may be approved if it demonstrates an advantage over existing therapy. The FDA may approve a fast track drug that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of post-approval clinical trials sometimes referred to as Phase 4 trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with the FDA, the FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s time to review an application does not begin until the last section of the NDA is submitted. Additionally, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

78

Breakthrough Designation

The Food and Drug Administration Safety and Innovation Act amended the FDCA to require the FDA to expedite the development and review of a breakthrough therapy. A drug or biological product can be designated as a breakthrough therapy if it is intended, alone or in combination with one or more drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that it may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A sponsor may request that a drug or biological product be designated as a breakthrough therapy at any time during the clinical development of the product, and the FDA must determine if the drug candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. If so designated, the FDA shall act to expedite the development and review of the product’s marketing application, including by meeting with the sponsor throughout the product’s development, providing timely advice to the sponsor to ensure that the development program to gather nonclinical and clinical data is as efficient as practicable, involving senior managers and experienced review staff in a cross-disciplinary review, assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor, and taking steps to ensure that the design of the clinical trials is as efficient as practicable.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to- consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. If at any time the FDA becomes aware of new information regarding the safety of an approved product, the FDA may issue an early public safety alert that makes initial recommendations in light of the new information until the FDA fully evaluates the information and makes final conclusions and recommendations. The FDA may also require manufacturers to change product labeling to address the new safety concerns.

In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to cGMP after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must comply with GMP guidelines in maintaining a quality system and enacting a continuous improvement process. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The Hatch-Waxman Amendments to the FDCA

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an ANDA, based on chemistry and bioequivalence data. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book including that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

79

Patent Term Extension and Market Exclusivity

Under the Hatch-Waxman Amendments to the FDCA, a portion of a product’s U.S. patent term that was lost during clinical development and regulatory review by the FDA may be restored. The term of the patent may be extended from its original expiration date if the term of the patent is not expired, if the patent was not previously expired, if the patent extension is submitted within 60 days of the NDA, if the product, use, or method of manufacturing has been subject to a regulatory review period before commercial marketing and the NDA is the first permitted commercial use of the product. The Hatch-Waxman Amendments also provide for statutory protection, known as non-patent exclusivity, against the FDA’s acceptance or approval of certain competitor applications.

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all the review phase (the time between NDA submission and approval), up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted. Only one patent applicable to an approved drug is eligible for the extension and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity never previously approved by the FDA. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, Section 505(b)(2) NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs and provide certain incentives for the development of drugs intended to treat a rare disease or condition. A rare disease, generally, is a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Although legislation does not explicitly convey any advantage in, or shorten the duration of the regulatory review process, drug products with orphan drug designation historically receive enhanced coordination with the FDA, an accelerated review process, and combined safety/efficacy trials. Furthermore, a company with an orphan drug designation is entitled to receive tax credits, development grants, and application fee reductions. Of greatest significance, the first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as if the second applicant demonstrates the clinical superiority of its product to the product with orphan drug exclusivity through a demonstration of superior safety, superior efficacy, or a major contribution to patient care. In addition, if a company seeks orphan drug designation for a drug for which the active moiety has already been approved for the orphan indication at issue, the FDA will not designate the same drug as an orphan drug unless the company articulates a plausible hypothesis of the clinical superiority of its drug to the approved drug. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss with registered bodies and authorities the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

80

Canada

Regulation of drugs in Canada aligns closely with that in the United States. All drugs are regulated in Canada under the Food and Drugs Act (Canada) and regulations thereunder, which are enforced by HC. The legislation governs all aspects of the clinical evaluation, manufacture, sale, and marketing of drugs. As in the United States, all prescription drugs (including biologics) and non-prescription drugs must be manufactured in compliance with GMP, and manufacturing sites must obtain establishment licenses issued by HC. In Canada, clinical trials for investigational drugs are subject to prior approval by HC. Every sponsor of a clinical trial must ensure that the trial is conducted in accordance with GCP and in accordance with applicable law. Before a drug meeting the definition of a “new drug” under the Food and Drugs Act is approved for marketing in Canada, an applicant must file a new drug submission which includes a comprehensive common technical document. The definition of a “new drug” includes a drug that contains or consists of a substance, whether as an active or inactive ingredient, carrier, coating, excipient, menstruum or other component, that has not been sold as a drug in Canada for sufficient time and in sufficient quantity to establish in Canada the safety and effectiveness of that substance for use as a drug. A drug that does not meet the definition of a “new drug” is subject to approval by HC based on review of a drug identification number (DIN) application. Monographs have been developed by HC for many natural health products (see description below) and some non-prescription drugs. If an applicant wants to market a product that follows a monograph exactly, the process to obtain approval will be faster because Health Canada has already pre-cleared the information. The NNHPD product licensing system allows applicants to reference monographs for certain non-prescription drugs to support the safety and efficacy of these products, allowing for an expedited review of the license/din application.

Natural Health Products Regulations (Canada only)

Over-the-counter health products that claim to be natural exist worldwide. In Canada such products are regulated as NHPs under the Canadian Food & Drug Act and regulated by HC’s NNHPD under the Natural Health Products Regulations. In all other regions, NHPs are essentially regulated as either foods, vitamins, or cosmetics. NHPs and OTCs in Canada are allowed to carry health claims and can be sold over the counter and do not require a prescription. The claims, however, must either be backed by sound, scientific evidence or be derived from traditional and historical sources.

The NNHPD is responsible for all new product applications and clinical trials as they pertain to NHPs and OTCs. New product applications for HC approval under the NHP pathway requires human data demonstrating safety and efficacy. If deemed acceptable and approved, the NNHPD issues a unique eight-digit Natural Product Number (“NPN”) identifier, which must be displayed on the Principal Display Panel of the finished product label. Separate from this, NHPs must be manufactured, packaged, labelled, and imported according to NHP GMP. HC approval as either an NHP or OTC drug would allow for label claims on-packaging around scar prevention and treatment and sale over the counter without a prescription. The approval process for an NHP is markedly faster than that of other drugs and can afford a faster track to market.

We have initiated the first steps necessary to seek Canadian approval of FS2 as a topical cream for the treatment of hypertrophic and keloid scars under the NHP framework by applying for and receiving HC approval for the addition of kynurenic acid to the NHP Ingredients Database as a medicinal ingredient. All NHP ingredients, whether medicinal or non-medicinal, must be listed in this database in order to be referenced in a Product License Application form – the paperwork required to obtain NHP approval. We are currently establishing FS2’s NHP claims potential and assembling the corresponding evidence package to address safety and efficacy and anticipate submitting a complete Product License Application dossier and HC review in the second half of 2024.

The Company is focusing on a “medium risk” NHP claim for the treatment of hypertrophic scars and keloidal scars, which requires: two Phase 2 clinical trials, ideally demonstrating a well described study population, randomized, blinded assessment and, in addition to validity, evidence demonstrating reasonable causality supporting the efficacy of the product. It is important to note that the safety of medium risk products may be demonstrated through published compilations referring to traditional use. The Company believes it has met these requirements for the use of topical FS2 for the treatment of hypertrophic scars and keloid scars, with statistically significant results, and approval is subject to NHP Product License Application dossier compilation, submission, and review, which is expected in the second half of 2024.

European Union Drug Review Approval

In the European Economic Area (“EEA”), which is comprised of the 27 Member States of the European Union plus Norway, Iceland, and Liechtenstein, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of marketing authorizations: (1) the Community MA, which is issued by the European Commission through the Centralized Procedure based on the opinion of the Committee for Medicinal Products for Human Use, a body of the European Medicines Agency (“EMA”), and which is valid throughout the entire territory of the EEA; and (2) the National MA, which is issued by the competent authorities of the Member States of the EEA and only authorizes marketing in that Member State’s national territory and not the EEA as a whole.

81

The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, and autoimmune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific, or technical innovation or for products which are in the interest of public health in the EU. The National MA is for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure, an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State. If the Reference Member State proposes to authorize the product, and the other Member States do not raise objections, the product is granted a national MA in all the Member States where the authorization was sought. Before granting the MA, the EMA, or the competent authorities of the Member States of the EEA assess the risk-benefit balance of the product based on scientific criteria concerning its quality, safety, and efficacy.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the United States, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement, including rates and terms, from third-party payors. Third-party payors include federal and state government programs, such as Medicare, Medicaid, and TRICARE, managed care providers, private health insurers, and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain regulatory approvals. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. Our antifibrosis platform is opportune to satisfy several aspects of the reimbursement process as it lends itself to a low-cost treatment for which there is currently no effective therapeutic option.

The U.S. government and state legislatures have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs. By way of example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, contain provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of government controls and measures and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. Alternatively, in the event that third-party payors of prescription-based medications are unlikely to champion our modalities, then our development path can easily be shortened to target products within the NHP, cosmetic, and medical device markets that afford a lower cost in barrier to entry. In addition, an increasing emphasis on cost containment measures in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing.

Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies, and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

If we obtain regulatory approval of our products in the United States, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry, including but not limited to: (1) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (2) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law”; (3) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (4) the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations adopted pursuant thereto at 45 C.F.R. Parts 160, 162, and 164 and any such other any other applicable federal privacy law or rule, including the American Recovery and Reinvestment Act of 2009, Public Law 111-5; 18 U.S.C. § 666, which is commonly referred to as the “Federal Bribery Statute”; (6) 42 U.S.C. §§ 1320a through 7b(b), which is commonly referred to as the “Anti-Kickback Statute”; and (7) any similar federal, state, or local statutes or regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to privacy regulation with respect to patient individually identifiable information and other data security regulations by both the federal government and the states in which we conduct our business. We also may have significant data privacy and cyber security requirements for any electronic information.

Facilities

We operate out of leased office facilities located in King City, Ontario which we believe are sufficient for our current needs. We do not currently intend to create our own research, development or manufacturing facilities but rather will enter contracts with qualified organizations to conduct those functions on its behalf out of third-party facilities, which will be in addition to our continued use of UBC facilities for research efforts.

Legal Proceedings

We are not currently involved in any material legal proceedings. From time-to-time we are, and we anticipate that we will be, involved in legal proceedings, claims and litigation arising in the ordinary course of our business and otherwise. The ultimate costs to resolve any such matters could have a material adverse effect on our financial statements. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

82

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of each of our directors and executive officers as of December 31, 2023.

Name	Age	Position
Mark S. Miller	72	Chief Executive Officer and Chairman
Jon S. Verbeck	63	Chief Financial Officer
Carlos Camozzi, M.D., Ph.D.	71	Chief Medical Officer
Susan Elliott	67	Chief Marketing Officer and Director
Hervé Girsault	64	Chief Business Officer
Teresa Bair	52	Director
Charles N. Ellis, M.D.	71	Director
Joseph Sardano	70	Director

Directors are elected at each annual meeting of our shareholders and hold office until their successors are elected or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors, absent an employment or consulting agreement.

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes, or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this Offering Circular. There are no arrangements or understanding between any of our directors or officers and any other persons pursuant to which our directors and officers were selected as a director or officer.

Mark S. Miller is a co-founder and has served as our Chairman and Chief Executive Office since January 1, 2015. Mr. Miller has extensive corporate experience, has held executive management positions at, and served in a consultancy capacity with top Fortune 100 companies. Mr. Miller is the former President and Chief Executive Officer of ATS Biotech Inc. (from 2016 to 2017), an advanced, biomedical wound care (medical device) company specializing in the development and manufacture of medical devices that are currently being manufactured in the United States, none of which have any competitive standing relative to the Company’s products. He is also co-founder and Board Chairman of The Carlisle Group, Inc. (the “Carlisle Group”), a full-service marketing and C-suite consulting company, and Board Chairman of Trivest Global Holdings Ltd. A former executive with Ford Motor Company, Mr. Miller was part of the Ford executive team assigned to the reorganization and rejuvenation of Jaguar Cars, where he served as Vice President of Corporate and Public Affairs. He also has held executive and management positions with Ford Aerospace, Piper Aircraft, and Pepsi-Cola of Central Virginia. A national, award-winning print and broadcast journalist, Mr. Miller has held editorial and/or senior management positions with The Washington Post, The Boston Globe, Hearst Newspapers, Gannett Newspapers, Public Radio (“WBJC”) and WJZ-TV. Twice nominated by his editors for the Pulitzer Prize, Mr. Miller is the recipient of The Paul Myhre Award (The University of Missouri’s highest award for journalistic excellence) and The New York State Bar Association Media Award. Mr. Miller was Director of Public and Governmental Affairs for the Maryland State College and University System and served as an adjunct Professor of Journalism at Towson University. In his capacity as a science/medical writer, Mr. Miller is the author of Bad Trips (Chelsea House Publishers, New York) and numerous articles published in The Johns Hopkins Alcohol Research Report, The Journal of The Johns Hopkins Center for Alternatives to Animal Testing, In Brief (journal of The Johns Hopkins School of Hygiene and Public Health), The Associated Press and Reuters. Mr. Miller is an honors graduate of The University of Virginia, a cum laude graduate of the University’s College of Arts & Sciences, and a graduate of Duke University’s Fuqua School of Business: Executive Strategic Marketing Program and The University of Michigan’s Rackham Graduate School: L.E.A.D executive leadership program.

Jon S. Verbeck, CPA, has served as our Chief Financial Officer since 2019. Prior to this, Mr. Verbeck has served as the Managing Director of Verbeck Associates, LLC (“Verbeck Associates”), a boutique business advisory firm he founded in 2006. Mr. Verbeck began his career at KPMG, working on both the audit and tax staff. Mr. Verbeck has held multiple financial management and CFO positions throughout his career with responsibility for all aspects of the business including strategy development, sales management, purchasing, production operations, IT, administration, and finance. Mr. Verbeck holds a BS in Accounting from Syracuse University and is a Certified Public Accountant, licensed by the State of New York. He is a member of the New York Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.

Carlos Roberto Camozzi, M.D., Ph.D. has served as our Chief Medical Officer since March 1, 2023. Dr. Camozzi has more than 40 years’ experience in the healthcare industry. Prior to joining the Company, he founded CRC-Management Consulting GmbH, which he has led since 2018, advising and consulting C-suite executives in the pharmaceutical industry to bring innovative, safe, and effective therapeutic options to patients suffering rare diseases and those with high unmet medical needs. Dr. Camozzi has successfully led several regulatory interactions, consultations, submissions and approvals, with both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA), of several pre-INDs and INDs, CTAs and IRBs/ECs, Orphan Drug Applications (ODA) and Orphan Drug Designations (ODD), Pediatric Investigational Plans (PIP), successful review approaches (i.e., priority review, breakthrough therapy, accelerated approval, fast track, conditional approval, exceptional circumstances), and Marketing Authorizations Applications (MAA). Outstanding regulatory achievements include the FDA approval of Carbaglu™ for the treatment of NAGS deficiency and the EMA re-assessment and first ever approval of a gene-therapy (Glybera™) in the western world. He has served as Medical Director and member of the Executive Committee of NLS Pharmaceutics; Medical Director, Head of Medical Affairs, and Development Projects Coordinator for Orphan Europe (member of the Recordati Group), a pioneer in the development and commercialization of orphan drugs; and Scientific Strategy Director, Division of Molecular Pathology - Basel University Hospital. Dr. Camozzi received his medical degree from the School of Medicine, National University of Buenos Aires, his Ph.D. in Clinical Chemistry from the National University of Buenos Aires, as well as in Pediatrics, Neonatology and Neuropsychiatry. He also received a degree as Doctor in Clinical Pharmacology from the Superior National Institute of Health, Catholic University of Argentina.

83

Susan Elliott is a co-founder and has served as our Chief Marketing Officer since January 1, 2015 and as one of our Directors since January 2015. Ms. Elliott is the owner/principal and founder of Elliott, Clark Communications (“ECC”), since its inception in 1989 (incorporated in 1992), where she has developed strategic communications and orchestrated product launches for many prominent companies, including Nissan, The Nissan Foundation, Infiniti, Toyota, Chrysler, BMW, Mitsubishi, Honda, Jaguar North America, The Canadian International Auto Show and Green Living Enterprises. Ms. Elliott was a trusted advisor to C-Suite executives on marketing strategy/implementation, product placement and media relations. Ms. Elliott was also in charge of establishing and directing the Canadian operations for public relations firm Bob Thomas & Associates; served as Vice President, Business Development/PR for Chiat/Day/Mojo Advertising; was in charge of merchandising for Mazda Canada Inc. (handling the company’s marketing, advertising, public relations, and sales promotion activities); and served as Senior Account Management for British Leyland/Jaguar, Burmah Castrol, and Starword Communications. A long-time member of the Automotive Journalists Association of Canada (“AJAC”), Ms. Elliott was awarded the group’s highest honor, the Tony Sloga Award. Ms. Elliott is also a member of the board of Trivest. Ms. Elliott attended Ryerson College in Toronto, where she studied Business Management, Marketing and Advertising.

Hervé Girsault, MBA, has served as our Chief Business Officer since March 1, 2023. He has more than 25 years’ experience in the Healthcare industry in executive leadership positions. Prior to joining the Company, he founded CHG BioVenture SA, an advisory consultancy company located near Zurich, which he has led since 2006, working with CEOs and Boards of Directors in the development and execution of corporate strategies, acting as Chief Business Officer including responsibility for fund raising or as Global Head of M&A, Business Development & Licensing. His major clients include privately owned biopharma companies and biotech in the U.S. and in the EU. More recently, he was instrumental in listing NLS Pharmaceuticals, on Nasdaq. In 2009, Hervé Girsault was appointed CEO of Synarc Inc. a specialist CRO in the U.S. with $90 million in annual revenues and over 600 employees over multiple countries. Under his leadership, the company went from negative Ebit to over $30 million in Ebit in 16 months and was sold at a high multiple to a large PE firm following negotiations he conducted. Prior to founding his advisory company, Hervé Girsault spent 10 years at Novartis, first as Global Head of M&A and Business Development at Novartis Consumer Health, then as CEO of Novartis Consumer Health Benelux and lastly as Global Head of Out-Licensing and Partnering at Novartis Pharma. In that timeframe, he closed 34 transactions and was awarded by Dr. Daniel Vasella, Novartis Chairman of the Board and CEO, the Novartis Leadership Excellence Award in 2002 for having closed 11 transactions in one year, all approved by the Board without any modifications. Prior to joining Novartis, Hervé Girsault was co-founder and General Manager of Gerber France, the first fully-owned company of Gerber Product Company in Europe. Gerber Products Company was ultimately acquired by Sandoz. Hervé Girsault owns an MBA with Honors from Columbia Business School in New York and an Executive Leadership degree from Harvard Business School.

Teresa Bair, J.D., has served as one of our Directors since 2020 and is the Chief Legal Officer and Secretary of Kura Oncology, Inc. (Nasdaq: KURA), since October 2021. Ms. Bair has more than 25 years of combined in-house and law firm experience, serving as General Counsel and Senior Vice President, Administration at Athenex, Inc., from June 2015 to October 2021, where she helped lead the organization through its evolution from a private, preclinical-stage company to a global, publicly traded biopharmaceutical company, directly contributing to multiple new drug application filings and an U.S. Food and Drug Administration approval. Previously, she was a partner at Harris Beach PLLC from November 1999 to June 2015, advising business clients, including Fortune 500 companies, across diverse industries on commercial litigation matters. Ms. Bair serves on the Boards of Directors of Infinite Group, Inc., a publicly held cybersecurity company, the University at Buffalo Law Alumni Association, and the Western New York Women’s Foundation. She also serves on the Board of Trustees of the University at Buffalo Foundation as well as the Advisory Boards of Varia Ventures and the Buffalo Institute for Genomics & Data Analytics. She earned her J.D. from State University of New York at Buffalo School of Law and her B.S. in administration from Bowling Green State University. Our Board believes that Ms. Bair’s breadth of experience with and leadership of the introduction and commercialization of new technologies and services within the healthcare industry qualifies her to serve as a director

Charles N. Ellis, M.D., has served as one of our Directors since 2019 and is currently Professor Emeritus of Dermatology in the University of Michigan Medical School. Prior to this he served as the William B. Taylor Professor of Dermatology at the University of Michigan Medical School from 2008 to 2018. For nearly forty years, Dr Ellis served the University of Michigan Department of Dermatology in multiple roles including as William B. Taylor Professor and Associate Chair; director of the Residency Training Program; and director of the Clinical Research Unit. While directing the Research Unit, he designed and managed hundreds of clinical trials in dermatology and published more than 250 journal articles and book chapters. The importance of his publications has made Dr. Ellis one of the dozen most influential and cited dermatologists worldwide. He has been a consultant for many large and small pharmaceutical companies, undertaken many visiting professorships, served on the editorial boards of various journals. and has been granted five patents. He was the Founder and Director of the Medical Center’s Department of Service Excellence. Dr. Ellis was also Chief of the Dermatology Service at the VA Ann Arbor Hospital, where he continues his teaching and clinical practice. Dr. Ellis has been named an Honored Member of the American Academy of Dermatology. At the University of Michigan, he received the H. R. Johnson Award for Leadership in Diversity. In the University’s Health System, Dr. Ellis has been recognized as a “doctor’s doctor” and was chosen as an Inaugural Member of the Medical School’s League of Educational Excellence and named to its Academy of Medical Educators. Dr. Ellis received his medical degree from the University of Michigan Medical School with Distinction in Research and served his residency in the University’s Department of Dermatology.

84

Joseph Sardano has served as one of our Directors since 2018 and is a co-founder, Chief Executive Officer and Chairman of the Board of Sensus Healthcare Inc. (Nasdaq: SRTS), since its inception in 2010. Mr. Sardano has more than 40 years of experience in the healthcare industry. From 2008 to 2009, Mr. Sardano served as Chief Commercial Officer of Xoft, Inc., an electronic brachytherapy medical device company. From 2005 to 2008, Mr. Sardano served as managing partner and healthcare consultant for Molecular Imaging Ventures. From 2002 to 2005, Mr. Sardano served as Sr. Vice President of Global Sales and Marketing of CTI Molecular Imaging and Pet Net Pharmaceuticals, a developer of imaging and isotope solutions for the healthcare industry acquired by Siemens Medical Solutions, of which Mr. Sardano served as Vice President in 2005. From 1998 to 2002, Mr. Sardano served as Americas Sales Manager for Functional Imaging at GE Medical Systems. From 1997 to 1998, Mr. Sardano served as Vice President of Sales and Marketing for Elscint Inc., a developer and manufacturer of medical imaging solutions, including nuclear medicine, computed tomography magnetic resonance imaging, and x-ray scanners, the imaging activities of which were sold to GE Medical Systems in 1999. From 1991 to 1995, Mr. Sardano served as Region Sales Manager of Toshiba America Medical Systems. Mr. Sardano also currently serves as a board member for Birch BioMed, a Canadian company, as well as a board member for BioFlorida, which promotes Florida based healthcare companies and technologies. Mr. Sardano has a Bachelor of Arts degree from Concordia University in Montreal, Canada, as well as several Business Certificates from McGill University School of Management. Our Board believes that Mr. Sardano’s breadth of experience with and leadership of the introduction and commercialization of new technologies and services within the healthcare industry qualifies him to serve as a director.

Family Relationships

There are no family relationships between any of our directors or officers.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors, and employees, including our principal executive officer and principal accounting officer, but have not done so to date due to our relatively small size.

Committees of the Board of Directors

Our board of directors is comprised of five (5) directors. We do not have standing committees but intend to form an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee when required to do so by law or rules of any national securities exchange in the United States.

Scientific Advisory Board

Our scientific advisory board has significant experience in drug discovery, development and commercialization and consists of the following individuals, all of whom also currently serve as independent consultants and investigators:

Dr. Carlos Roberto Camozzi, M.D., Ph.D. A summary of Dr. Camozzi’s experience is discussed above.

Dr. Charles N. Ellis, M.D. A summary of Dr. Ellis’ experience is discussed above.

Dr. Aziz Ghahary, Ph.D., is a co-inventor of FS1/FS2. A Professor in UBC’s Department of Surgery, Dr. Ghahary is also Director of the Burn and Wound Healing Research Group at Vancouver General Hospital. Dr. Ghahary has published more than 160 peer-reviewed articles in eminent, internationally recognized journals and has extensive experience in the field of wound healing and dermal fibroproliferative disorders. He has previously identified a keratinocyte releasable antifibrogenic factor for dermal fibroblasts for a protein identified as “stratifin” (a sigma isoform of the 14-3-3 family proteins). He later showed two isoforms of 14-3-3 (eta and gamma) specifically present in the synovial fluid of the patients with rheumatic arthritis. Dr. Ghahary is the lead inventor on patent application “14-3-3 Proteins as Biomarkers for Arthritis” originally filed (UILO File # 06-117) in 2007. UBC licensed that technology to a spin-off company, Augurex Life Science Co., in 2007 and filed a PCT /CA2007000817 thereafter. Among 85 different technologies submitted to the BC Innovation Competition, this project ranked #1 and later received CIHR POP Phase 2 funding (equivalent to NIH funding in the U.S.). This product is now on the market in the U.S. and recently received Health Canada market approval for sale in Canada.

85

Dr. Reza Jalili, M.D. Ph.D., is a co-inventor of the autoimmune therapy technology licensed by Birch. He is an Assistant Professor in the Department of Surgery, Faculty of Medicine, at UBC. Dr. Jalili obtained his M.D. at Tehran University of Medical Sciences and his Ph.D. in Experimental Medicine from UBC before completing his Post-Doctoral Fellowship in the Department of Surgery. Dr. Jalili’s work focuses on finding novel treatments that can repair chronic wounds efficiently, while also reducing side effects in injured individuals. To do so, part of his research is centered on identifying which wound types heal easily and which cell types are involved in the wound healing process. In addition, Dr. Jalili also studies transplantation immunology: specifically, how to prevent graft rejection after transplantations. Dr. Jalili is currently investigating ways to suppress the immune system with few side effects so that graft rejection does not occur. Dr. Jalili is currently working with Dr. Aziz Ghahary to use IDO-expressing dermal fibroblasts to prevent the progression of Alopecia Areata, an autoimmune disease. In his earlier work Dr. Jalili was a lead investigator on strategies to induce tolerance following islet transplantation in mice with naturally occurring Type 1 Diabetes. While a Ph.D. student in Dr. Ghahary’s lab, he discovered a novel cell-based therapy to increase the survival rate of regulatory immune T-cells and prevent graft rejections following transplantation. His work has been published in several leading journals, including “Diabetes”, which is a top journal in the field.

Dr. Mark S. Nestor, M.D., Ph.D., is recognized as a world expert in skin cancer and cutaneous oncology, superficial radiation therapy, cutaneous laser surgery, photodynamic therapy, and the use of fillers and toxins in aesthetic medicine. Director of the Center for Cosmetic Enhancement® and the Center for Clinical and Cosmetic Research® in Aventura, Florida, he is a voluntary associate professor of the Department of Dermatology and Cutaneous Surgery at the University of Miami, Leonard Miller School of Medicine, and past president of the American Society for Photodynamic Therapy, the International Society for Cosmetic and Laser Surgeons, and Florida Society of Dermatology and Dermatologic Surgery. Dr. Nestor received his Ph.D. in Experimental Pathology and Immunology from UCLA and his medical degree from UCLA School of Medicine. He completed his residency in Dermatology at New York University. Dr. Nestor conducts FDA and non-FDA clinical trials on pharmaceuticals and devices used in clinical and aesthetic dermatology. He also serves as a consultant to numerous pharmaceutical and device companies—assisting them in the development of new medications, devices, and cosmeceuticals. Dr. Nestor also has authored more than 65 articles and book chapters and has delivered over 600 major presentations around the world. He has also directed over 50 meetings and symposia on relevant topics in the field of cosmetic dermatology, laser surgery and practice management. He also chairs the Annual South Beach Symposium.

Dr. Anthony Papp, M.D. Ph.D., is a plastic surgeon and Clinical Professor of Surgery at UBC Medical, with specific responsibility for the medical center’s Spinal Cord Injury Wound Clinic and Complex Wound Clinic. As a director for the BC Professional Firefighters’ Burn Unit at Vancouver General Hospital, he leads the Provincial Burn Program with responsibilities in teaching and research in addition to his clinical patient care. Dr. Papp completed his initial medical training in Finland, graduating from the University of Kuopio, Finland, and later specializing first in general surgery and plastic surgery. Dr. Papp served as a senior consultant (active staff) in the Department of Plastic Surgery in Kuopio University Hospital, where he was in charge of a national burn center. He also acted as the Head of Plastic Surgery there before he relocated to Vancouver in 2007. Dr. Papp has also worked in Abu Dhabi as a senior consultant in Sheikh Khalifa Medical City Hospital, taught and consulted for several of Finland’s leading hospitals, and served as a visiting professor in Winnipeg and Kuwait City. Dr. Papp has 35 original publications in international scientific journals, 60 international conference abstracts, 15 other publications and has written 20 book chapters. A world-renowned lecturer and reviewer/editor for several international scientific journals, Dr. Papp was named “Leading Physician of the World” and “Top Plastic Surgeon in British Columbia” by the International Association of Plastic Surgeons in 2015.

Dr. Scott Kain Rineer, M.D. MPH FACEP FAAEM, is board-certified in emergency medicine by the American Board of Emergency Medicine (ABEM) and is a Fellow of the American Academy of Emergency Medicine and the American College of Emergency Physicians. An expert in wounds and trauma injuries, Dr. Rineer received his medical degree from the Uniformed Services University of Health Sciences, F. Edward Hebert School of Medicine and received flight surgery training at the Naval Aerospace Medical Institute. Dr. Rineer served as Force Surgeon for the U.S. Marine Corps Forces Central Command, where he was responsible for the medical laydown and care for both OIF and OEF conflicts in Afghanistan. He was directly responsible for coordinating implementation of the Royal Jordanian Medical Services alongside USMC/USN, and joint and coalition medical forces. He was General Medical Officer at the Recruit Training Command in San Diego, flight surgeon in the Second Marine Aircraft Wing for VMA(AW)-332, VMAQ-3, SOES and Group Surgeon, MWSG-27. Multiple deployments included a six-month period at the MCAS Iwakuni, Japan with the “Moondogs” VMAQ-3. During his combat tours, Dr. Rineer earned the Combat Action Ribbon and the U.S. Army’s prestigious expeditionary field badge. He completed “Deep Freeze” Antarctica and is the recipient of the Antarctica Service Medal, a number of U.S. Naval Commendation Medals and the USN/USMC parachutist designation. Prior to reporting as the Senior Medical Officer aboard the USS Ronald Reagan, he completed his Aerospace Medicine Residency and the USAF Critical Care Air Transport Team training. Dr. Rineer’s postgraduate work includes a Master of Public Health (MPH) degree in Disaster Management and Humanitarian Assistance from at the USF’s College of Public Health. Since retiring as a Captain in the U.S. Navy, Dr. Rineer has been practicing Emergency Medicine in Florida.

86

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information regarding the compensation paid for the fiscal years ended September 30, 2023 and 2022 to each of the executive officers named below, who are collectively referred to as “named executive officers” elsewhere in this Offering Circular.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Total ($)
Mark S. Miller,	2023	210,850	129,960	(2)	340,810
Chief Executive Officer	2022	200,000	131,760	(2)	331,760

Susan Elliott,	2023	156,625	129,960	(2)	286,585
Chief Marketing Officer	2022	150,000	131,760	(2)	281,760

Jon S. Verbeck,	2023	62,000	0		62,000
Chief Financial Officer	2022	48,000	82,350	(3)	130,350

(1)	The amounts reported in this column represents the grant date fair value computed pursuant to the Black-Scholes pricing model in accordance with the requirements of accounting stock-based compensation and have been computed in accordance with FASB ASC Topic 718.

(2)	In the years ended September 30, 2023 and 2022, compensation for our employee directors included an annual grant of warrants to purchase 80,000 of our Common Shares which are immediately exercisable, have a term of 10 years, have an exercise price of $2.00 per share for those granted in 2022 and an exercise price of $2.50 per share for those granted in 2023, are subject to adjustment for stock splits, stock dividends or similar event, and may be exercised on a cashless basis.

(3)	At September 30, 2022, compensation for our CFO included an annual grant of warrants to purchase 50,000 of our Common Shares which are immediately exercisable, have a term of 10 years, have an exercise price of $2.00 per share.

The Company has entered into a consulting agreement with the Carlisle Group dated as of January 1, 2015, as amended by unanimous vote of the independent members of the board of directors, effective August 15, 2023, pursuant to which Mark Miller serves as the Company’s chief executive officer. The Company compensates the Carlisle Group for Mr. Miller’s time at an annual rate of $210,000. Mr. Miller does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated by, the Carlisle Group. Mr. Miller wholly owns the Carlisle Group.

The Company has entered into a consulting agreement with ECC, dated as of January 1, 2015, as amended by unanimous vote of the independent members of the board of directors, effective August 15, 2023, pursuant to which Susan Elliott serves as the Company’s chief marketing officer. The Company compensates ECC for Ms. Elliot’s time at an annual rate of $157,500. Ms. Elliott does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated by, ECC. Ms. Elliott wholly owns ECC.

The Company has entered into a consulting agreement with Verbeck Associates, dated November 1, 2019, as amended by unanimous vote of the independent members of the board of directors, effective July 15, 2023, pursuant to which Jon Verbeck serves as the Company’s chief financial officer. The Company compensates Verbeck Associates for Mr. Verbeck’s time at an annual rate of $96,000. Mr. Verbeck does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by Verbeck Associates. Mr. Verbeck wholly owns Verbeck Associates.

Potential Payments Upon Termination or Change in Control

Under the consulting agreements with the Carlisle Group and ECC, if Mr. Miller or Ms. Elliott are subject to materially diminished duties or responsibilities then the Carlisle Group and ECC may terminate the consulting agreement, respectively. In this event the Carlisle Group and ECC will be entitled to receive from the Company $200,000 and $150,000 plus an amount equal to the severance pay that would have been received in accordance with the Company’s severance package had the Carlisle Group or ECC been an employee, respectively. The Carlisle Group and ECC shall also be eligible for an additional $16,667 and $12,500 for each year the consulting agreement is in place, respectively. The Carlisle Group and ECC are subject to non-competition and non-solicitation provisions at all times during the term of the consulting agreement and for a period of 12 months after termination or expiration of the agreement.

Under the consulting agreement with Verbeck Associates, if the agreement is terminated prior to the completion of services, the Company shall pay Verbeck Associates the cost for the services performed up to the date of termination.

87

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table shows information about the number of unexercised stock options held by our named executive officers as of September 30, 2023:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark S. Miller:	200,000		—		$1.00	9/1/2025
	50,000		—		$1.00	9/1/2026
	50,000		—		$1.00	9/1/2027
	50,000		—		$1.00	9/1/2028
	80,000		—		$1.00	9/1/2029
	80,000		—		$1.00	9/1/2030
	80,000		—		$2.00	7/15/2031
	80,000		—		$2.00	7/15/2032
	80,000		—		$2.50	3/1/2033
Susan Elliot:	200,000		—		$1.00	9/1/2025
	50,000		—		$1.00	9/1/2026
	50,000		—		$1.00	9/1/2027
	50,000		—		$1.00	9/1/2028
	80,000		—		$1.00	9/1/2029
	80,000		—		$1.00	9/1/2030
	80,000		—		$2.00	7/15/2031
	80,000		—		$2.00	7/15/2032
	80,000		—		$2.50	3/1/2033
Jon S. Verbeck	50,000	(2)	50,000	(2)	$1.00	7/15/2025
	50,000		—		$2.00	7/15/2032

(1)	References to Option in this table are to warrants issued to our named executive officers for their services either as directors or as CFO, which are immediately exercisable, have a term of 10 years, have an exercise price of $2.00 per share, are subject to adjustment for stock splits, stock dividends or similar event, and may be exercised on a cashless basis.
(2)	Our CFO was granted 100,000 Common Share purchase warrants subject to the following performance-based vesting conditions: (1) 50,000 warrants becoming exercisable upon completion and issuance of audited September 30, 2019 financial statements, and (2) 50,000 warrants becoming exercisable conditioned upon closing of an initial public offering of the Company. As of the date of this Offering Circular only the first vesting condition has occurred.

Equity Compensation Plan Information

As of the date of this Offering Circular, we do not have any compensation plans, including individual compensation arrangements under which we could issue Common Shares. Our Board has approved an equity incentive plan (the “Plan”) and reserve a number of Common Shares equal to ten percent (10%) of the total number of Common Shares outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan. The Plan will not become effective until approved by the Company’s shareholders.

88

Director Compensation

In the year ended September 30, 2023, compensation for our non-employee directors included an annual grant of warrants to purchase 80,000 of our Common Shares. We intend for the compensation committee of the board of directors to determine the future compensation of our independent directors.

The following table sets forth information concerning non-employee director compensation during the year ended September 30, 2023. Refer to the “Summary Compensation Table” above for compensation earned by Mr. Miller and Ms. Elliot in 2023.

Name	Fees Earned or Paid in Cash $	Stock Options $ (1)	All other compensation $		Total $
Teresa Bair	—	126,960	—		126,960
Charles N. Ellis, M.D.	—	126,960	8,975	(2)	135,935
Joseph Sardano	—	126,960	—		126,960

(1)	Represents the grant date fair value computed pursuant to the Black-Scholes pricing model in accordance with the requirements of accounting stock-based compensation. The amounts reported in this column have been computed in accordance with FASB ASC Topic 718. The warrants issued to our directors during the year ended September 30, 2023 are immediately exercisable, have a term of 10 years, have an exercise price of $2.50 per share, are subject to adjustment for stock splits, stock dividends or similar event, and may be exercised on a cashless basis.
(2)	Dr. Ellis provides non-board related consulting services to the Company at a rate of $500 per hour.

The following table provides information regarding equity awards held by each non-employee director as of September 30, 2023:

Name	Stock Options Outstanding (#)(1)
Teresa Bair	240,000
Charles N. Ellis, M.D.	400,000
Joseph Sardano	450,000

(1)	Represents warrants issued to our directors which are immediately exercisable, have a term of 10 years, have an exercise price ranging from $1.00 to $2.50 per share, are subject to adjustment for stock splits, stock dividends or similar event, and may be exercised on a cashless basis.

89

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of July 1, 2024, concerning beneficial ownership of our Common Shares known to us to be held by (1) our named executive officers, (2) our directors, (3) our named executive officers and directors as a group and (4) each person or entity we know to beneficially own more than five percent of our Common Shares. The percentages of shares owned shown in the table below are based on 32,884,783 of our Common Shares outstanding as of July 1, 2024 and the percentage of Common Shares beneficially owned after the Offering also includes Common Shares issued in the Offering.

The beneficial ownership of our Common Shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem Common Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of the date of this Offering Circular to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of Common Shares beneficially owned after the Offering is based on Common Shares to be outstanding immediately after the Offering, which includes the Common Shares being offered for sale in this Offering.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Common Shares listed below have sole investment and voting power with respect to such shares.

None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

Unless otherwise noted, each shareholder’s address is c/o 130 Kingscross Drive, King City, Ontario, Canada L7B 1E6.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Shares		Percentage (1)	Shares		Percentage (1)
Named Executive Officers and Directors:

Mark S. Miller, CEO and Director	21,088,672	(2)	62.7%	21,088,672	(2)	59.3%

Jon S. Verbeck, CFO	100,000	(3)	*	100,000	(3)	*

Susan Elliott, CMO and Director	21,260,000	(4)	62.3%	21,260,000	(4)	58.9%

Teresa Bair, Director	240,000	(5)	*	240,000	(5)	*

Charles N. Ellis, Director	400,000	(6)	1.2%	400,000	(6)	1.1%

Joseph Sardano, Director	450,000	(7)	1.3%	450,000	(7)	1.3%

All directors and executive officers as a group (8 persons)	23,388,672	(8)	65.2%	23,388,672	(8)	61.9%

Greater than 5% Shareholders:

Trivest Global Holdings Limited (9)	20,000,000		60.8%	20,000,000		57.5%

Ryan Hartwell	20,000,000	(10)	60.8%	20,000,000	(10)	57.5%

Maxim Partners LLC	3,828,400		11.6%	3,750,000		11.0%

Karl Brenza, et. al.	1,750,000	(11)	5.3%	1,750,000	(11)	5.0%

* Represents beneficial ownership of less than 1% of our outstanding Common Shares.

(1)	Applicable percentages before the Offering are based on 32,884,783 shares outstanding as of July 1, 2024, adjusted as required by rules of the SEC. Applicable percentages after the Offering are based on 34,884,783 shares outstanding, assuming the maximum number of shares are sold in the Offering, adjusted as required by rules of the SEC. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the Common Shares indicated as beneficially owned by them.
(2)	Includes 20,000,000 Common Shares held by Trivest; 338,672 Common Shares held by the Carlisle Group Defined Contribution Plan; and presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 750,000 of our Common Shares. Mr. Miller may be considered the beneficial owner of all of the Common Shares owned by Trivest due to his one-third ownership of the company with Ms. Elliott and Mr. Hartwell. Mr. Miller may also be deemed to possess voting and dispositive power over the Common Shares owned by the Carlisle Group Defined Contribution Plan as its trustee.
(3)	Includes presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 100,000 of our Common Shares.
(4)	Includes 20,000,000 Common Shares held by Trivest and presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 1,260,000 of our Common Shares. Ms. Elliott may be considered the beneficial owner of all of the Common Shares owned by Trivest due to her one-third ownership of the company with Mr. Miller and Mr. Hartwell.
(5)	Includes presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 240,000 of our Common Shares
(6)	Includes presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 400,000 of our Common Shares
(7)	Includes presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 450,000 of our Common Shares
(8)	Includes presently exercisable, or exercisable within 60 days of July 1, 2024, warrants to purchase 3,200,000 of our Common Shares
(9)	Trivest is jointly owned by Mr. Miller and Ms. Elliott, who are officers and directors of the Company, and Dr. Ryan Hartwell.
(10)	Includes 20,000,000 Common Shares held by Trivest. Mr. Hartwell may be considered the beneficial owner of all of the Common Shares owned by Trivest due to his one-third ownership of the company with Mr. Miller and Ms. Elliott.
(11)	Includes 386,000 Common Shares held by Mr. Brenza and 1,364,000 Common Shares held by Day Spring Capital, LLC. Mr. Brenza may be considered the beneficial owner of all of the Common Shares owned by Day Spring Capital, LLC as he is the managing member and sole owner of the company.

90

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following sets forth a summary of transactions since October 1, 2020, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The Carlisle Group’s Defined Contribution Plan, a plan for which Mark Miller, an officer and director of the Company, is a trustee, loaned $308,086.22 to the Company, which is evidenced by a promissory note dated September 30, 2015, reflecting accrued interest of $7,478.91 at that date. Furthermore, Dr. Ryan Hartwell, a former officer and director of the Company, loaned $12,145 to the Company, which is evidenced by a promissory note dated September 30, 2015, reflecting accrued interest of $803.87 at that date. The principal on each of these notes bears interest at a rate of 12% per annum. On May 20, 2016, these notes including principal and accrued interest were converted into 338,672 and 13,860 Common Shares by the Carlisle Group’s Defined Contribution Plan and Dr. Ryan Hartwell, respectively.

The Company has entered into a consulting agreement with the Carlisle Group, dated as of January 1, 2015, as amended by unanimous vote of the independent members of the board of directors, effective August 15, 2023, pursuant to which Mark Miller serves as the Company’s chief executive officer. The Company compensates the Carlisle Group for Mr. Miller’s time at an annual rate of $210,000. Mr. Miller does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated by, the Carlisle Group. Mr. Miller’s distributions from the Carlisle Group are not affected by the arrangements in the consulting agreement. Therefore, Mr. Miller’s compensation is not directly tied to the dollar value of the transactions between the Carlisle Group and the Company, and the approximate dollar amount of his interest in the transaction cannot be determined.

The Company has entered into a consulting agreement with ECC, dated as of January 1, 2015, as amended by unanimous vote of the independent members of the board of directors, effective August 15, 2023, pursuant to which Susan Elliott serves as the Company’s chief marketing officer. The Company compensates ECC for Ms. Elliot’s time at an annual rate of $157,500. Ms. Elliott does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated by, ECC. Ms. Elliott’s distributions from ECC are not affected by the arrangements in the consulting agreement. Therefore, Ms. Elliott’s compensation is not directly tied to the dollar value of the transactions between ECC and the Company, and the approximate dollar amount of her interest in the transaction cannot be determined.

The Company entered into a General Consulting and Services Agreement with Mark S. Nestor, M.D., Ph.D., PA on October 17, 2017 pursuant to which Dr. Nestor will provide certain consultation, supervisory, and advisory services including acting as principal investigator, contributing to experimental design, drafting, FDA and ethics-board review clinical trial administrative documents and execution of clinical research for the Company to advance the Company’s initiatives through clinical development to market approval. The Company compensated Dr. Nestor at a rate of $4,000 per month. The agreement was terminated May 28, 2021.

The Company has entered into a consulting agreement with Verbeck Associates, dated November 1, 2019, as amended by unanimous vote of the independent members of the board of directors, effective July 15, 2023, pursuant to which Jon Verbeck serves as the Company’s Chief Financial Officer. The Company compensates Verbeck Associates for Mr. Verbeck’s time at an annual rate of $96,000. Mr. Verbeck does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by Verbeck Associates. Mr. Verbeck’s distributions from Verbeck Associates are not affected by the arrangements in the consulting agreement. Therefore, Mr. Verbeck’s compensation is not directly tied to the dollar value of the transactions between Verbeck and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

The Company entered into a consulting agreement with Jonathan Bourne, dated April 1, 2021, pursuant to which Mr. Bourne served as the Company’s Chief Science Officer. The Company awarded Mr. Bourne 80,000 warrants and compensated him for his time at an annual rate of $72,000. On October 1, 2022 the Company and Mr. Bourne entered into an amendment to the consulting agreement whereby he would no longer serve as chief science officer but continue to provide consulting services consisting of up to 720 hours to the Company annually, not to exceed 60 hours per month, at a rate of $60 an hour. The agreement was terminated June 30, 2023.

The Company entered into a consulting agreement with CHG BioVenture SA (“CHG”), dated March 1, 2023, pursuant to which Herve Girsault serves as the Company’s Chief Business Officer. The Company awarded Mr. Girsault 100,000 common shares and compensates CHG for Mr. Girsault’s time at an annual rate of $120,000. 50,000 common shares were issued to Mr. Girsault upon the agreement’s effective date and 50,000 common shares were issued upon the first anniversary date of the agreement. Annual compensation will begin after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. The agreement provides a funding success fee of 2% of the capital raised in certain funding rounds up to $5,000,000 and 3% over $5,000,000. Certain registered and exempt offering in the United States are carved out from the funding success fee including this Regulation A offering and any IPO by the Company in the future. The agreement also provides a business development success fee for net proceeds received related to business development transactions including but not limited to the sale of the Company, out-licensing, and the establishment of a joint venture. The business development success fee ranges from 2% to 3% of transaction proceeds generated based on specific treatment areas and the amount of proceeds generated. Mr. Girsault does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CHG. Mr. Girsault’s distributions from CHG are not affected by the arrangements in the consulting agreement. Therefore, Mr. Girsault’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

The Company leases its facility from 1424961 Ontario Inc., an Ontario corporation controlled by the Company’s Chief Executive Officer and major shareholder of the Company. Rent expense incurred under this operating lease was $22,232, $23,455, and $14,745 respectively, for each of the years ended September 30, 2023, 2022, and 2021.

91

NO MARKET FOR OUR COMMON SHARES

Our Common Shares will not initially be listed for trading on a stock exchange or other trading market, and the Common Shares are subject to certain transfer restrictions. Though the Company intends to seek to list its Common Shares on a national securities exchange in the United States in the future, there is no assurance that it will be able to meet the initial listing standards or will qualify to list its Common Shares. Even if the Company is able to list its Common Shares, an active trading market for its Common Shares may not develop, or, even if it develops, may not last, in which case the trading price of the Common Shares could be adversely affected. Investing in our Common Shares is speculative and involves substantial risk. You should purchase these securities only as a long-term investment and be prepared to hold them for an indefinite period of time and only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our Common Shares.

92

DESCRIPTION OF SECURITIES

The following description summarizes the material terms and provisions of the Common Shares that we may issue in connection with this Offering. It may not contain all the information that is important to you. For the complete terms of our Common Shares, please refer to our notice of articles and articles of incorporation (collectively, the “Articles”), which are filed as exhibits to the Offering Statement which includes this Offering Circular. See “Where You Can Find More Information”. The Business Corporations Act (British Columbia) (“BCBCA”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles as in effect at the time of any offering of securities under this Offering Circular.

Our Articles authorize us to issue an unlimited number of Common Shares without par value. As of March 31, 2024, there were 32,884,782 Common Shares issued and outstanding held by 120 holders of record.

Common Shares

Voting

The holders of Common Shares are entitled to one vote per share with respect to each matter on which the holders of our Common Shares are entitled to vote.

All holders of Common Shares will be entitled to receive notice of any meeting of shareholders, and to attend and vote at such meetings, except those meetings at which only holders of a specific class of shares are entitled to vote separately as a class as required by law. A quorum for the transaction of business at a meeting of shareholders is satisfied if at least two persons who are, or who represent by proxy, shareholders who in the aggregate hold at least 5% of the issued Common Shares entitled to be voted at the meeting are present. Directors are elected annually at the annual general meeting by the shareholders entitled to vote in person or by proxy. All actions by shareholders are approved by a majority of votes cast or two-thirds of the votes cast in the case of passing a special resolution, except as otherwise required by law. The Articles do not provide for cumulative voting.

Other Terms

In the event of our liquidation, dissolution or winding up, the holders of Common Shares shall be entitled to share equally and ratably in all assets remaining legally available for distribution to shareholders. Holders of Common Shares have no preemptive, subscription, redemption, sinking fund, or conversion rights.

Dividends

The Company has never paid any dividends. The holders of Common Shares are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefor. The payment of dividends on our Common Shares in the future will depend on our earnings, capital requirements, operating and financial condition, and such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Common Shares in the foreseeable future.

Amendment of Articles

The Company can amend the Articles by special resolution, except as otherwise set forth in the Articles.

Equity Compensation Information

As of the date of this Offering Circular, we did not have any compensation plans under which we could issue Common Shares. Our Board has approved an equity incentive plan (the “Plan”) and reserve a number of Common Shares equal to ten percent (10%) of the total number of Common Shares outstanding, for issuance to certain members of management and key employees of the Company pursuant to the Plan. The Plan will not become effective until approved by the Company’s shareholders.

Residual Interests

The Company issued residual interest accompanying a private placement as discussed in Note 7 and Note 8 of the notes to the financial statements filed herewith. The residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control. The private placement stipulated that for each dollar invested, $0.99 was allocated toward the purchase of common shares and $0.01 was allocated towards the purchase of residual interests. The investor’s rights to any residual interest payments began upon the closing of the private placement and continues until the earlier of a change in control or the 15-year period beginning with the first annual payment for such interest in revenues. The investor’s residual interest percentage amount is calculated by dividing the amount invested in the offering by one million multiplied by one-half of one percent.

Based on estimates of the potential future revenue of the Company’s anticipated initial product and the timing of cash flows, the Company recorded residual interest debt of $148,441 and $146,008 at March 31, 2024 and September 30, 2023, respectively.

93

Outstanding Warrants

We have issued warrants exercisable into Common Shares to members of our board, advisory board, management and key employees and consultants through individual compensation arrangements. As of March 31, 2024, there were warrants outstanding to purchase a total of 4,931,500 Common Shares, including 50,000 performance-based warrants which have not yet vested, which expire between 2024 and 2033, issued pursuant to these compensation arrangements. These warrants entitle the holder to purchase one share of our Common Shares at an exercise price ranging from $1.00 to $2.50 per Common Share, with a weighted average exercise price of $1.53 per share. Each of these warrants has a net exercise (also known as a cashless exercise) provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Shares at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations.

As of March 31, 2024, there were 1,205,025 warrants outstanding to purchase a total of 3,615,075 Common Shares, that were issued pursuant to private placements and which expire in August 2025. The warrants issued pursuant to the private placements entitle the holder to purchase three of our Common Shares at an exercise price of $1.50 per Common Share. Each of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Shares at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations.

As of June 28, 2024, there were warrants outstanding to purchase a total of 452,400 Common Shares, which expire in 2033 and 2034, that were issued in connection with convertible notes. The warrants issued in connection with the convertible notes entitle the holder to purchase one of our Common Shares at an exercise price of $2.50 per Common Share. Each of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Shares at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations.

Convertible Notes

In fiscal year ended September 30, 2023, we issued eleven convertible promissory notes to eleven investors with an aggregate face value of $1.85 million for aggregate gross proceeds of $1.85 million, together with warrants to purchase up to 222,000 of our Common Shares. In the six months ended March 31, 2024 we issued five convertible promissory notes to five investors with an aggregate face value of $320,000 for aggregate gross proceeds of $320,000, together with warrants to purchase up to 38,400 of our Common Shares. From April 1, 2024 to June 28, 2024, when we concluded the convertible promissory note offering, we issued nine convertible promissory notes to nine investors with an aggregate face value of $1.60 million for aggregate gross proceeds of $1.60 million, together with warrants to purchase up to 192,000 of our Common Shares. We issued a total of 25 convertible promissory notes in the convertible promissory note offering with total proceeds of $3,770,000. Each of the notes bears interest at 12% per annum.

The Company may voluntarily prepay the notes in full or part at any time, provided however, that the notes cannot be prepaid within thirty days prior to a qualified financing. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the notes shall automatically convert at the earlier of (i) the 36-month anniversary from the issuance of the note, (ii) a qualified financing, or (iii) at the election of the note holder, the bona fide sale of the Company. The notes have maturity dates ranging from March 1, 2026 to June 28, 2027. The notes are convertible into our Common Shares at a price per share equal to the lesser of (i) 65% of the price per shares paid by other purchasers in a qualified financing, and (ii) the amount obtained by dividing $150 million by the fully diluted capitalization of the Company. A qualified financing under the notes includes a firm commitment underwritten initial public offering or a transaction pursuant to which the Company issues and sells equity securities for aggregate gross proceeds of at least $10 million, with the principal purpose of raising capital. If the maximum offering amount is sold this Offering will be a qualified financing and the convertible notes will automatically convert pursuant to their terms

94

REPORTS

We will furnish the following reports, statements, and tax information to each shareholder:

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: (i) an annual report with the SEC on Form 1-K; (ii) a semi-annual report with the SEC on Form 1-SA; (iii) current reports with the SEC on Form 1-U; and (iv) a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending September 30, our board will cause to be mailed or made available, by any reasonable means, to each Shareholder as of a date selected by our board, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board. The board shall be deemed to have made a report available to each shareholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the shareholders.

Tax Information. On or before September 30 of the year immediately following our fiscal year, which is currently October 1 through September 30, we will send to each shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates. We do not anticipate issuing stock certificates representing shares purchased in this Offering to the holders of our Common Shares. However, we are permitted to issue stock certificates and may do so at the request of our transfer agent. The number of Securities held by each shareholder, will be maintained by us or our transfer agent in our Company register.

EXPERTS

Bonadio & Co., LLP, our independent registered public accounting firm, has audited our financial statements for the years ended September 30, 2023 and 2022, as set forth in their report. We have included our financial statements in this Offering Circular and elsewhere in this Offering Statement in reliance on Bonadio & Co., LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities in this Offering will be passed upon for us by our counsel, Fasken Martineau DuMoulin LLP, Toronto, Ontario, Canada.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as set forth below, no expert or counsel named in this Offering Circular, as having prepared or certified any part of this Offering Circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares, was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Harter Secrest & Emery LLP has an indirect interest in the Company and owns 538,554 Common Shares of the Company. 520,408 Common Shares were acquired on January 28, 2016 in connection with the Company’s founding. 18,146 shares were acquired at a price of $2.00 per share on May 31, 2022 as a partial settlement of outstanding legal fees and expenses incurred by the Company.

95

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase our Common Shares who satisfy the “qualified purchaser” standards should proceed as follows:

●	Read this entire Offering Circular (including all Exhibits hereto) and any supplements accompanying this Offering Circular.

●	Electronically complete and execute a copy of the Subscription Agreement. A specimen copy of the Subscription Agreement, including instructions for completing it, is included in this Offering Circular as Exhibit 4.1.

●	Deliver funds directly by wire, credit card or electronic funds transfer via ACH to the segregated account owned by the Company. The Company will not cover credit card fees on behalf of investors.

By executing the Subscription Agreement and paying the total purchase price for our Common Shares subscribed for, each investor agrees to accept the terms of the Subscription Agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and for non-accredited investors that such subscription for Common Shares does not exceed ten percent (10%) of the greater of such investor’s annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Right to Reject Subscriptions. After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, generally without interest and without deduction.

Acceptance of Subscriptions. Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at the next closing. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Transfer Agent

The Company has also engaged Odyssey Trust Company, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The Company estimates the aggregate fee due to Odyssey Trust Company for the above services to be $15,000 annually. Upon the Company’s confirmation that an investor’s funds have cleared, the Company will instruct its transfer agent to issue the Common Shares subscribed to and accepted by the Company to the investor. The transfer agent will notify an investor when Common Shares are ready to be issued and the transfer agent has set up an account for the investor.

Escrow Agent

There is an escrow established for this Offering. The Company has engaged Enterprise Bank and Trust as agent to hold any funds that are tendered by investors for this Offering. Funds will be released from the escrow upon closings, which will occur upon the receipt of investors’ subscriptions and the Company’s acceptance of such subscriptions.

We will offer our Common Shares on a best-efforts basis. As there is no minimum offering, provided that an investor purchases shares in the amount of the minimum investment, $1,035 (200 shares including a 3.5% processing fee), upon the acceptance of any subscription to this Offering Circular and receipt of funds, the Company may immediately deposit those funds into the operating bank account of the Company and may use the proceeds in accordance with the Use of Proceeds.

ADDITIONAL INFORMATION

We have filed with the SEC an Offering Statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the Offering Statement, does not contain all the information set forth in the Offering Statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the Offering Statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the Offering Statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

BirchBioMed Inc.

130 Kingscross Drive

King City, Ontario, Canada L7B 1E6

Phone: (905)-833-3414

The Company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

96

BIRCHBIOMED INC.

97

Bonadio & Co., LLP
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
BirchBioMed, Inc.

April 8, 2024

Opinion on the Financial Statements
We have audited the accompanying balance sheets of BirchBioMed, Inc. (the Company) as of September 30, 2023 and 2022, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of BirchBioMed, Inc. as of September 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2022 Financial Statements
As discussed in Note 3 to the financial statements, the Company has restated its financial statements as of and for the year ended September 30, 2022, to correct misstatements.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with generally accepted auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

171 Sully's Trail
Pittsford, NY 14534
p (585) 381-1000
f (585) 381-3131

www.bonadio.com

(Continued)

ALBANY • BUFFALO • DALLAS • EAST AURORA • NEW YORK CITY • ROCHESTER • RUTLAND, VT • SYRACUSE • UTICA • VIRGINIA BEACH

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Continued)

Basis for Opinion (Continued)
Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2020.

Bonadio & Co., LLP

F-2

BirchBioMed, Inc.

Balance Sheets

September 30, 2023 and 2022

	2023	2022
		(Restated)

Assets
Current Assets:
Cash	$1,381,801	$462,452
Other current assets	112,838	89,629
Total Current Assets	1,494,639	552,081

Fixed assets, net	-	484
Total Assets	$1,494,639	$552,565

Liabilities & Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued liabilities	$270,462	$186,246
Accrued payroll liabilities	2,046	1,148
Current portion of note payable	9,358	-
Total Current Liabilities	281,866	187,394

Note payable, net of current portion	16,230	28,924
Convertible notes payable, at fair value, net of debt discount	1,730,818	-
Accrued interest	88,250	-
Residual interest debt	146,008	144,110
Total Liabilities	$2,263,172	$360,428

Stockholders’ Equity (Deficit):
Common share, no par value per share; no maximum amount authorized: 32,809,779 and 32,659,779 shares issued and outstanding at September 30, 2023 and September 30, 2022, respectively	$9,241,766	$8,896,766
Additional paid in capital	6,528,665	5,217,058
Accumulated deficit	(16,538,964)	(13,921,687)
Total Stockholders’ equity (deficit)	(768,533)	192,137
Total Liabilities and Stockholders’ equity (deficit)	$1,494,639	$552,565

The accompanying notes are an integral part of the financial statements.

F-3

BirchBioMed, Inc.

Statements of Operations

Years Ended September 30, 2023 and 2022

	2023	2022
		(Restated)

Operating Expenses:
Research and development	$86,836	$42,683
General and administrative	2,263,625	2,130,391

Total operating expenses	2,350,461	2,173,074

Loss from operations	(2,350,461)	(2,173,074)

Other Income (expenses):
Foreign exchange gain	1,436	482
Interest (expense) income	(138,540)	15,305
Fair value change of convertible notes payable	(129,643)	-
Other income (expense)	(69)	648
Total other (expense) income	(266,816)	16,435

Net loss	$(2,617,277)	$(2,156,639)

Loss per common share - basic and diluted	$(0.08)	$(0.07)

Weighted average of shares outstanding - basic and diluted	32,794,278	32,594,963

The accompanying notes are an integral part of the financial statements.

F-4

BirchBioMed, Inc.

Statements of Stockholders’ Equity (Deficit)

Years Ended September 30, 2023 and 2022

	Common Stock		Common shares	Additional paid in	Accumulated	Total stockholders’ equity
	Shares	Amount	subscribed	capital	deficit	(deficit)
Balance at September 30, 2021 (Restated)	32,103,951	$7,339,217	$1,240,023	$3,948,868	$(11,765,048)	$763,060

Issuance of common stock	67,588	195,940	-	-	-	195,940

Conversion of accounts payable to common shares	60,646	121,586	-	-	-	121,586

Issuance of common shares subscribed in 2021	427,594	1,240,023	(1,240,023)	-	-	-

Common share based compensation	-	-	-	1,268,190	-	1,268,190

Net loss	-	-	-	-	(2,156,639)	(2,156,639)

Balance at September 30, 2022 (Restated)	32,659,779	$8,896,766	$-	5,217,058	$(13,921,687)	$192,137

Issuance of common shares	50,000	145,000	-	-	-	145,000

Common shares issued for services	100,000	200,000	-	-	-	200,000

Common share based compensation	-	-	-	1,015,680	-	1,015,680

Warrants issued with convertible notes payable	-	-	-	295,927	-	295,927

Net loss	-	-	-	-	(2,617,277)	(2,617,277)

Balance at September 30, 2023	32,809,779	$9,241,766	$-	6,528,665	$(16,538,964)	$(768,533)

The accompanying notes are an integral part of the financial statements.

F-5

BirchBioMed, Inc.

Statements of Cash Flow

Years Ended September 30, 2023 and 2022

	2023	2022
		(Restated)

Cash flows from operating activities:
Net loss	$(2,617,277)	$(2,156,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	484	1,118
Changes in fair value of convertible notes payable	129,643	-
Change in present value of residual interest debt	1,899	(16,006)
Amortization of debt discount	47,101	-
Common share based compensation expense	1,015,680	1,268,190
Common shares issued for services	200,000	-
Increase (decrease) in note payable due to foreign exchange gain (loss)	(200)	(2,546)
Changes in operating assets and liabilities:
Other current assets	(23,209)	94,588
Accounts payable and accrued liabilities	84,216	(55,818)
Accrued interest	88,250	-
Accrued payroll liabilities	898	(125,953)
Net cash used in operating activities	(1,072,515)	(993,066)

Cash flows from financing activities:
Proceeds from convertible notes payable	1,850,000	-
Sale of common shares	145,000	195,940
Principal payments of note payable	(3,136)	-
Net cash provided by financing activities	1,991,864	195,940

Increase (decrease) in cash	919,349	(797,126)

Cash at beginning of period	462,452	1,259,578

Cash at end of period	$1,381,801	$462,452

Cash paid for interest	$1,288	$388
Cash received from tax refund	-	303,716

Non-cash financing activities
Fair value of warrants issued with common shares	$-	$56,368
Fair value of warrants issued with convertible notes	295,927	-
Conversion of accounts payable to common shares	-	121,586
Issuance of common shares subscribed	-	1,240,023

The accompanying notes are an integral part of the financial statements.

F-6

BirchBioMed, Inc.

Notes to Financial Statements

1.	Organization and Nature of Business

BirchBioMed, Inc. (“Birch”, “The Company,” or “Company”) was incorporated under the laws of the Province of British Columbia, Canada in February 2015. The Company is a clinical-stage immunology company focused on the evaluation and development of commercially viable anti-scarring drugs and autoimmune therapeutics. A University of British Columbia (“UBC”) spinoff, Birch holds the exclusive, worldwide non-perpetual pharmaceutical license from UBC for two medical therapeutic technologies that mark significant breakthroughs in the treatment of fibrosis and certain autoimmune diseases.

The Company has completed one Phase 2 clinical trial that showed statistically significant, positive results of a double-blind study into the safety and efficacy of Birch’s lead drug candidate (FS2) in the treatment of mature keloid scars. Birch is currently conducting a second Phase 2 clinical trial to evaluate the safety and efficacy of FS2 in scar prevention. The Company is also facilitating other studies determining other uses and medical applications for FS2.

Risk and Uncertainties

The Company’s efforts are focused on obtaining approvals from the US Food and Drug Administration (“FDA”) and foreign regulatory agencies prior to commercial sales in the United States or foreign jurisdictions, respectively. There can be no assurances that the Company’s current and future product candidates will receive the necessary approvals. If approval is denied or delayed, it may have a material adverse impact on the business and the financial condition.

The Company is subject to risks common to early-stage companies in the pharmaceutical industry, including dependence on the clinical and commercial success of its product candidates, ability to obtain regulatory approval and its product candidates, compliance with regulatory requirements, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of the Company’s approved products, if any, by physicians and patients, significant competition and ability to manage third-party manufacturers, suppliers and contract research organizations.

2.	Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of these financial statements are as follows:

Basis of Presentation

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in U.S. Dollars (“USD”).

Going Concern

In the current and prior year, management identified the following conditions that created an uncertainty about the ability of the Company to continue as a going concern. Since its inception, the Company has had no revenue and has had recurring net losses including a net loss for the years ended September 30, 2023 and 2022. The following describes management’s plans that are intended to mitigate the condition and events that raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to meet its obligations and continue as a going concern is dependent upon its ability to continue to develop product viability and achievement of profitable operations. The Company is currently pursuing financing to raise the additional capital needed to continue planned operations. Such financing could include private financing, bridge financing, a public offering or collaboration agreements. Although the Company plans to pursue additional financing, there could be no assurance that the Company will be able to secure financing when needed or to obtain such financing in terms satisfactory to the Company, if at all. These conditions in events create substantial doubt about the ability of the Company to continue as a going concern through one year of the date that the financial statements are issued.

F-7

BirchBioMed, Inc.

Notes to Financial Statements

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgements and assumptions that affect the amounts reported in the financial statements. On an ongoing basis, management evaluates its estimates, including those related to accrued expenses, share-based payment compensation, residual interest debt, and fair value of convertible notes payable. Management bases its estimates on historical experience and on assumptions that it believes are reasonable, however, actual results could significantly differ from those estimates.

Foreign Currency

The Company’s functional and reporting currency is the US dollar (“USD”). Foreign currency transactions conducted in Canadian dollars (“CAD”) are initially measured in USD on the day the transaction is recorded, with the associated foreign exchange gain (loss) being recorded to the statement of operations. Transaction gains or losses are recorded at year end for the remeasurement of monetary assets and liabilities in the statement of operations as foreign exchange gain (loss).

Cash

Cash includes bank demand deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash.

Other Current Assets

The Company receives a refund for Harmonized Sales Tax (HST) paid to certain vendors. The Company records the amounts at the estimated refund.

Fixed Assets

Fixed assets are recorded at cost, reduced by accumulated depreciation. Depreciation expense related to fixed assets is computed using the straight-line method based on estimated useful lives of the assets. The estimated useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from the fixed assets.

The estimated useful lives of depreciation of the principal classes of assets are as follows:

Useful life
Office and electronic equipment	3-5 years

Expenditures for maintenance and repairs, which do not materially extend the useful life of the assets, are charged to expense as incurred. Depreciation expense totaled $484 and $1,118 for the years ended September 30, 2023 and 2022, respectively.

F-8

BirchBioMed, Inc.

Notes to Financial Statements

Fair Value Option

ASC 825-10, Financial Instruments, provides a fair value option (the “FVO”) election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Unrealized gains and losses on items for which the FVO has been elected are reported in earnings, except for the effect of changes in our credit, which are recognized in other comprehensive income/loss. The decision to elect the FVO is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method.

The Company elected to account for the convertible notes payable issued using FVO, which allows for valuing the convertible notes at fair value in its entirety versus bifurcation of the embedded derivatives (see Note 6). The fair value of the convertible notes is determined using the probability-weighted expected return method, which is widely used for valuing convertible notes. The significant assumptions used in the model are the probability and timing of the expected event(s) and the implied yield. If different assumptions are used, the fair value of the convertible notes and the change in estimated fair value could be materially different. A significant increase in the probability of a qualified financing occurring, in isolation, would result in a significantly higher fair value; and a significant decrease in the probability of a qualified financing occurring would result in a significantly lower fair value.

Residual Interest Debt

Common shares issued with residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control are recorded as debt in accordance with ACS 470-10-25 using assumptions related to timing of future revenue to calculate the estimated value. The Company uses the retrospective approach on a quarterly basis to adjust the carrying value of the debt to the present value of the revised estimated cash flows, discounted at the effective interest rate. The effective interest rate is computed and updated based on the revised estimate of remaining cash flows based on management’s revised future revenue forecast.

Share-Based Payment Arrangements

The Company utilizes equity incentives which include warrants that may be granted to employees, directors, consultants, and advisers.

Share-based payment compensation expense related to the warrants granted is recognized based on the grant date, subject to vesting requirements, estimated fair values, using the Black Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period.

Share-based payment compensation expense related to the warrants granted to non-employees is measured based on the fair values, determined using the Black Scholes option pricing model at the grant date, and recognized ratably over the requisite service period, similar to the treatment of warrants granted to employees and directors, or for performance-based awards when it is deemed probable that the performance condition will be met.

F-9

BirchBioMed, Inc.

Notes to Financial Statements

Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The input hierarchy is broken down into three levels based on the reliability of the inputs as follows.

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation does not entail a significant degree of judgment. The Company currently has no assets or liabilities that are valued using Level 1 inputs.

Level 2 - Valuations based on quoted prices that are not active or for which all significant inputs are observable directly or indirectly. The Company currently has no assets or liabilities that are valued using Level 2 inputs.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The Company elected FVO to measure the convertible notes using Level 3 inputs on issuance and at each reporting date. Significant unobservable inputs used in the probability-weighted expected return method is the probability and timing of the expected event(s) and the implied yield. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values. The Company currently has no assets that are valued using level three inputs.

Research and Development

Costs to develop the Company’s products are expensed in the period which they are incurred and included in research and development expenses in the accompanying statements of operations.

Income Taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts (tax base) of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets and liabilities are measured at the tax rate expected to apply when the underlying asset or liability is realized (settled) based on the rates that are enacted at the reporting date. A deferred tax asset is recognized for unused tax losses and tax credits, reduced by a valuation allowance to the extent that it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. In making the assessment, the Company must assume that the taxing authority will examine the income tax position and have full knowledge of all relevant information. The second step is to measure the tax benefit as the largest amount that is more than fifty percent likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may or may not accurately forecast actual outcomes.

F-10

BirchBioMed, Inc.

Notes to Financial Statements

At September 30, 2023 and 2022, management believes the Company had no uncertain tax positions that would require adjustment to the financial statements. The Company’s income tax filings are subject to audit by various Canadian authorities. Any interest and penalties assessed to the Company would be reflected as an operating expense.

Loss Per Common Share

The Company calculates its net income or loss per share on basic and diluted net income or loss per share (EPS), as defined by ASC 260-10. Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The diluted effect of outstanding warrants issued by the Company are reflected in diluted EPS using the treasury stock method. Under the treasury stock method, warrants will generally have a diluted effect when the average market price of common stock during the period exceeds their exercise price. The diluted effect of convertible notes are reflected in diluted EPS using the if-converted method. For periods of net loss, basic and diluted EPS are the same, as the assumed exercise of stock warrants and conversion of notes are anti-dilutive. Weighted average common shares outstanding were 32,794,278 and 32,594,963 as of September 30, 2023 and 2022, respectively. For the year ended September 30, 2023 and 2022, 6,358,525 and 5,517,725, shares of unexercised warrants are excluded from the diluted calculation due to their anti-dilutive effect. For the year ended September 30, 2023, 596,384 shares from convertible notes are excluded from the diluted calculation due to their anti-dilutive effect.

Accounting Standards Update

In February 2016, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. ASU 2016-02 will fundamentally alter the accounting for leases with a term of 12 months or more. ASU 2016-02 will be effective for the Company’s year ended September 30, 2023. The Company is in the process of evaluating the impact of this new standard on its accounting and reporting for leases. Adoption of the standard had no impact on the Company’s financial statements.

3.	Restatement of 2022 Financial Statements

The financial statements for the year ended September 30, 2022, have been restated to characterize amounts for residual interests in future revenue as debt in accordance with ASC 470-10-25 for the year ended September 30, 2022, that were erroneously accounted for previously as equity.

F-11

BirchBioMed, Inc.

Notes to Financial Statements

The following table summarizes changes made to the Statement of Operations for the year ended September 30, 2022 and Balance sheet at September 30, 2022.

	Year ended
	September 30, 2022
Statement of Operations
	As Reported	Adjustment	As Restated
Other Income (expense):
Interest (expense) income	$(701)	$16,006	$15,305
Total other income	429	16,006	16,435

Net loss	$(2,172,645)	$16,006	$(2,156,639)

	Year ended
	September 30, 2022
Balance Sheet
	As Reported	Adjustment	As Restated
Liabilities:
Residual interest debt	$-	144,110	$144,110
Total Liabilities	216,318	144,110	360,428

Stockholders’ equity (deficit):
Common Shares	$8,838,991	$57,876	$8,896,766
Residual interest	57,876	(57,876)	-
Total stockholders equity (deficit)	$336,247	$(144,110)	$192,137

Total Liabilities and Stockholders’ equity	$552,565	$-	$552,565

4.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	September 30,	September 30,
	2023	2022
Trade payables	$159,948	$75,476
Corporate credit cards	5,514	5,770
Professional fees	105,000	105,000
Total accounts payable and accrued liabilities	$270,462	$186,246

During the year ended September 30, 2022, the Company exchanged 60,646 shares of common shares as payment of trade payables. The exchanges were recorded at the fair value of common stock of $2.00 per share.

5.	Note Payable

In April 2020, the Company received funds from the Canadian economic stimulus package in response to the effects of COVID-19 global pandemic that commenced during 2020. The loan proceeds of $25,588 and $28,924 ($40,000 CAD) at September 30, 2023 and September 30, 2022, respectively, are interest-free through January 1, 2024, at which time payments on this note begin, and interest accrues at 5%. The Canadian economic stimulus package provides a portion of the borrowing ($10,000 CAD) to be forgiven to the extent the Company meets the defined eligibility criteria, which requires repayment of 75% of the note by December 31, 2023. The Company paid $3,136 ($5,000 CAD) during the year ended September 30, 2023, and the note was fully paid in October 2023 and $10,000 CAD was forgiven.

F-12

BirchBioMed, Inc.

Notes to Financial Statements

Scheduled principal repayments of long–term debt are as follows at September 30, 2023:

2024	9,358
2025	13,034
2026	3,196
2027	-
$25,588

6.	Convertible notes payable

During the year ended September 30, 2023, the Company issued 12% Convertible Notes together with Warrants to purchase common shares. The outstanding principal amount, including accrued and unpaid interest, will automatically convert at the earlier of (i) the 36-month anniversary of the issuance date, (ii) a Qualified Financing (i.e., an initial public offering), or (iii) the bona fide sale of the Company. Upon Maturity or Qualified Financing, the Note will automatically convert into Equity Securities at the lesser of: (i) the Conversion Price Cap divided by the Fully Diluted Capitalization; or (ii) a 35% discount to the price of the Equity Securities. Prior to the sale of the Company or any Change of Control, the Note Holders are entitled to either: (i) receive a cash payment equal to the outstanding principal and interest; or (ii) have the outstanding principal and interest automatically convert into common stock at the lesser of (1) the Conversion Price Cap divided by the Fully Diluted Capitalization; or (2) a 35% discount to the Company’s enterprise value divided by the Fully Diluted Capitalization. The Warrant Holders are entitled to purchase the Company’s common shares at an exercise price of $2.50 per share. The Warrants are immediately exercisable for a period of ten years from the issuance date through and including the expiration date.

The Convertible Notes were issued with warrants to purchase up to 222,000 shares of the Company’s common stock at $2.50 per share which were valued at $295,927 and recorded as debt discount. The Convertible Notes were recorded at an initial fair value totaling $1,850,000 less debt discount of $295,927. The debt discount is amortized over the term of the Convertible Notes. During the year ended September 31, 2023, $47,102 of debt discount was amortized to interest expense.

The Company elected the fair value option to account for the convertible notes payable at fair value and mark to market each reporting period. At September 30 2023, the fair value of the Convertible Notes was $1,979,643. For the year ended September 30, 2023, the change in the fair value of the Convertible Notes was recorded in the Statements of Operations at amount of $129,643.

September 30,
2023
Convertible notes payable, at fair value at issuance	$1,850,000
Changes in fair value of convertible notes payable	129,643
Unamortized debt issuance costs - convertible notes	(248,875)
Convertible notes payable, at fair value net of debt discount	$1,730,768

F-13

BirchBioMed, Inc.

Notes to Financial Statements

The valuation model for the fair value of the Convertible Notes requires the input of subjective assumptions including expected probability and timing of the expected event(s) and the implied yield. Changes in the input assumptions as well as the Company’s underlying share price can materially affect the fair value estimates.

The significant assumptions used in the fair value model for the Convertible Notes include the following, with a change in risk-free interest and probability of a qualified financing having the most significant impact on the related fair values.

Risk-free interest rate	4.8-5.25%
Implied spread	16.66-24.82%
Applicable discount rate	65.00%
Probability of qualified financing	80.00%

The fair value of the debt issuance costs on the Convertible Notes requires the input of subjective assumptions including expected volatility and risk-free interest rates. Changes in the input assumptions as well as the Company’s underlying share price can materially affect the fair value estimates.

The fair value of the warrants issued with the Convertible Notes was estimated using the following weighted average assumptions based on the issuance date:

Expected term in years:	10 years
Expected volatility	76.28%
Risk-free interest rate	4.07-4.34%
Expected dividend rate	0%

7.	Long-term debt - residual interests

The Company issued residual interest accompanying the Private Placement (see Note 8). The residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control. The Private Placement stipulates that for each dollar invested, $0.99 is allocated toward the purchase of shares and $0.01 is allocated towards the purchase of residual interests. The investor’s rights to any residual interest payments began upon the closing of the offering and continues until the earlier of a change in control or the 15-year period beginning with the first annual payment for such interest in revenues. The investor’s residual interest percentage amount is calculated by dividing the amount invested in the offering by one million multiplied by one-half of one percent.

Based on estimates of the future revenue of the Company’s initial product and the timing of cash flows, the Company recorded residual interest debt of $146,008 and $144,110 at September 30, 2023 and 2022, respectively. The Company recorded interest expense of $1,899 and an interest income of $16,006 for the year ended September 30, 2023 and September 30, 2022, respectively.

8.	Equity

A.	Common stock:

(1)	Authorized: Company is authorized to issue an unlimited number of common stock shares without par value.

(2)	Outstanding: There were 32,809,779 and 32,659,779 shares of common stock outstanding as of September 30, 2023 and September 30, 2022, respectively.

F-14

BirchBioMed, Inc.

Notes to Financial Statements

B.	Common Stock Subscribed

Common stock subscribed represents sales of common stock prior to the issuance of shareholder certificates.

C.	Private Placement

The Company is offering up to $10,000,000 of common shares (the “Shares”) and residual interests in the net revenues, if any, attributable to the Company’s first product, in its specific form of application, to generate revenue and the net value attributable to the Company, if any, from a Change of Control of the Company (the “Residual Interests), (collectively, the Shares and the Residual Interests are referred to herein as the “Securities”) for sale to United States investors pursuant to Regulation D under the United States Securities Act of 1933, as amended. As of September 30, 2023 and September 30, 2022, $5,425,671 of Securities have been sold in the Private Placement.

D.	Subscription Agreement

The Company issued an additional private placement under a subscription agreement dated August 5, 2020 offering 1,000,000 shares at $2.90 per unit. Each Unit consists of one (1) newly issued Share priced at $2.00 per Share and one (1) whole common share purchase warrant priced by the Company at $0.90. Each Warrant entitles the holder thereof to purchase three (3) Shares at an exercise price of $1.50 per Share, subject to adjustment in certain events, and exercisable for a period of 12 months from the date of issuance of the Warrant. In October 2021, the Company increased the number of Units offered by 500,000 for an aggregate of 1,500,000 Units. During the year ended September 30, 2023 and 2022, the Company issued 50,000 and 67,588 Units, respectively, for proceeds of $145,000 and $195,940, respectively. Accordingly, as of September 30, 2023, the total amount raised under this subscription agreement was approximately $3,500,000. The subscription agreement was closed on December 5, 2022.

E.	Warrants Issued for Services

From time to time, the Company issues warrants to purchase its common stock to employees and non-employees for services. These warrants are valued using a Black Scholes model and using the volatility, market price, exercise price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued.

In June 2020, the Company authorized the creation and issuance of up to 100,000 common share purchase warrants of the Company at an exercise price of $1 for a period of five years following the date of issuance, subject to the following performance based vesting conditions: 1) tranche one - 50,000 warrants are exercisable upon completion and issuance of audited September 30, 2019 financial statements, and 2) tranche 2 - 50,000 warrants exercisable conditioned upon closing of an initial public offering of the Company.

F-15

BirchBioMed, Inc.

Notes to Financial Statements

Warrant activity is summarized as follows:

	Service Based Warrants		Performance Based Warrants
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding September 30, 2021	3,503,100	$1.24	100,000	$1.00
Granted	770,000	$2.00	-	$-
Expired	(10,400)	1.00	-	-
Warrants outstanding September 30, 2022	4,262,700	$1.38	100,000	$1.00
Granted	640,000	$2.50	-	$-
Expired	(71,200)	1.00	-	-
Warrants outstanding September 30, 2023	4,831,500	$1.53	100,000	$1.00

Warrants exercisable at September 30, 2023	4,831,500	$1.53	50,000	$1.00

Warrants un-exercisable at September 30, 2023	-	$-	50,000	$1.00

Weighted average fair value of warrants granted during fiscal year:

2023	$1.59	n/a
2022	$1.65	n/a

At September 30, 2023, the weighted average remaining contractual term of the outstanding warrants is 5.56 years.

Share-based compensation expense was $1,015,680 and $1,268,190 for the years ended September 30, 2023 and 2022, respectively.

As of September 30, 2023 and 2022, all the outstanding service-based warrants were fully vested and exercisable.

At September 30, 2023, the Company had 100,000 performance-based warrants outstanding, of which 50,000 have vested and 50,000 are non-vested. The fair value of these vested warrants is $75,150. Unrecognized compensation costs of $75,150 related to the remaining 50,000 of unvested performance-based warrants will be recognized when the performance condition is considered probable of occurring.

The fair value of the warrants issued was estimated using the following weighted average assumptions:

	2023	2022
Expected term in years:	10 years	10 years
Expected volatility	76.28%	79.87%
Risk-free interest rate	4.17%	3.05%
Expected dividend rate	0%	0%

Expected Term: The expected term of a warrant is the period-of-time that the warrant is expected to be outstanding.

Expected Volatility: The Company utilizes comparable public company volatility over the same period-of-time as the life of the warrant.

F-16

BirchBioMed, Inc.

Notes to Financial Statements

Risk-free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes model on the implied yield at the grant date of the U.S. Treasury zero coupon issue with an equivalent term to the share-based payment award being valued. Where the expected term of a share-based payment award does not correspond with the term for which a zero-coupon interest rate is quoted, the Company uses the nearest interest rate from the available maturities.

Expected Dividend Rate: The Company has never paid any dividends and does not anticipate paying any dividends in the foreseeable future, and therefore used an expected dividend rate of zero in the valuation model.

9.	University of British Columbia (UBC) License Agreement

On June 10, 2015, the Company entered into a license agreement with UBC. Under this license agreement, the Company has an exclusive, worldwide, sublicensable and royalty-bearing license under certain UBC patent rights to use, manufacture, have made, distribute, and sell certain products related to fibroproliferative therapy and immunomodulatory therapy. Under the terms of the license, the Company is unable to cross-license or sublicense the patents without prior written consent of UBC.

Under terms of the license agreement, the Company is required to make certain payments, including: (a) a $49,375 annual fee beginning in June 2019 increasing to $79,000 in December 2022; (b) quarterly royalty payments on all revenue received for the sale or commercialization of licensed products; (c) a percentage of all sublicensing revenue pursuant to all sublicensing agreements the Company may enter into related to the license; (d) milestone payments upon achievement of certain development and regulatory milestone events for each fibroproliferative therapy product and immunomodulatory therapy; (e) a one-time royalty upon certain commercial milestone achievements; and (f) a one-time payment in the event the Company is a party to certain transactions (including a change in control) or 7.9% of the aggregate consideration payable in connection with the transaction, or 7.9% of the pre-money valuation for an initial public offering, distributed as 3.9% in cash equal to one-half the fair market value of such shares (payable within 60 days of closing) as the case may be. Except for the annual fee, none of the required payment triggers have been met at September 30, 2023.

UBC owns all right, title, and interest in and to the technology (patents) under the UBC License Agreement and any improvements thereto. The Company is obligated to use reasonable efforts to develop and obtain regulatory approvals to market each licensed product and to maximize net sales after the receipt of such approvals, as well as to achieve certain specified development, regulatory and commercial milestones. Such milestones include, but are not limited to, using reasonable efforts to commence a Phase 1 clinical trial of an immunomodulatory therapy product by June 10, 2023.

The license agreement will continue until the latter of June 10, 2035 or two years after the expiry of the last patent licensed under the license agreement. Either party may terminate the license agreement due to a breach which is not remedied within a certain time period. UBC may terminate the license agreement upon providing notice in the event: (a) the Company becomes insolvent; (b) fails to pay amounts required by court order within 30 days of such order; (c) breaches applicable securities law or regulations; (d) takes steps to windup or otherwise terminate the business; (e) the technology or any improvement become subject to any security interest, lien, charge or encumbrance in favor of a third party when such an encumbrance is registered against the Company and is not contested by the Company or is not dismissed within 60 days of commencement; or (f) if any sublicensee is in breach of a sublicense and the Company fails to cause the sublicensee to cure such breach within the required time period.

F-17

BirchBioMed, Inc.

Notes to Financial Statements

10.	Related party agreements

a.	The Company has entered into a consulting agreement with The Carlisle Group Inc. (“Carlisle”) dated as of January 1, 2015, pursuant to which Mark Miller serves as the Company’s chief executive officer. The Company compensates Carlisle for Mr. Miller’s time at an annual rate of $200,000. The agreement was replaced effective August 15, 2023 at an annual rate of $210,000. Mr. Miller does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by Carlisle. Mr. Miller’s distributions from Carlisle are not affected by the arrangements in the consulting agreement. Therefore, Mr. Miller’s compensation is not directly tied to the dollar value of the transactions between Carlisle and the Company, and the approximate dollar amount of his interest in the transaction cannot be determined. Additionally, the Company has a month-to-month lease for office space with Carlisle at a monthly rate of $2,500.

b.	The Company has entered into a consulting agreement with Elliott Clark Communications Inc. (“ECC”), dated January 1, 2015, pursuant to which Susan Elliott serves as the Company’s chief marketing officer. The Company compensates ECC for Ms. Elliot’s time at an annual rate of $150,000. The agreement was replaced effective August 15, 2023 at an annual rate of $157,500. Ms. Elliott does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by ECC. Ms. Elliott distribution’s from ECC are not affected by the arrangements in the consulting agreement. Therefore, Ms. Elliott’s compensation is not directly tied to the dollar value of the transactions between ECC and the Company, and the approximate dollar amount of her interest in the transaction cannot be determined.

c.	The Company has entered into a consulting agreement with Verbeck Associates LLC (“Verbeck”), dated November 1, 2019, pursuant to which Jon Verbeck serves as the Company’s Chief Financial Officer. The Company compensates Verbeck Associates for Mr. Verbeck’s time at an annual rate of $48,000. The agreement was replaced effective July 15, 2023 at an annual rate of $96,000. Mr. Verbeck does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by Verbeck Associates. Mr. Verbeck’s distributions from Verbeck Associates are not affected by the arrangements in the consulting agreement. Therefore, Mr. Verbeck’s compensation is not directly tied to the dollar value of the transactions between Verbeck and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

d.	The Company entered into a consulting agreement with Jonathan Bourne, dated April 1, 2021, pursuant to which Mr. Bourne served as the Company’s Chief Science Officer. The Company awarded Mr. Bourne 80,000 warrants and compensated him for his time at an annual rate of $72,000. On October 1, 2022 the Company and Mr. Bourne entered into an amendment to the consulting agreement whereby he would no longer serve as chief science officer but continue to provide consulting services consisting of up to 720 hours to the Company annually, not to exceed 60 hours per month, at a rate of $60 an hour. The agreement was terminated June 30, 2023. The warrants are outstanding at the year ended September 30, 2023.

F-18

BirchBioMed, Inc.

Notes to Financial Statements

e.	The Company has entered into a consulting agreement with CHG BioVenture SA (“CHG”), dated March 1, 2023, pursuant to which Herve Girsault serves as the Company’s Chief Business Officer. The Company awarded Mr. Girsault 100,000 common shares and compensates CHG for Mr. Girsault’s time at an annual rate of $120,000. 50,000 common shares were issued to Mr. Girsault upon the agreement’s effective date and 50,000 common shares will be issued upon the second anniversary date of the agreement. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. The agreement provides a funding success fee of 2% of the capital raised in the funding round up to $5,000,000 and 3% over $5,000,000. The agreement also provides a business development success fee for net proceeds received related to licensing or business development received from third parties in certain specific treatment areas ranging from 2%-3% of transaction proceeds generated. Mr. Girsault does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CHG. Mr. Girsault’s distributions from CHG are not affected by the arrangements in the consulting agreement. Therefore, Mr. Girsault’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

f.	The Company has entered into a consulting agreement with CRC Management Consulting GmbH (“CRC”), dated March 1, 2023, pursuant to which Dr. Carlos Camozzi serves as the Company’s Chief Medical Officer. The Company awarded Mr. Camozzi 100,000 common shares and compensates CRC for Mr. Camozzi’s time at an annual rate of $96,000. 50,000 common shares were issued to Mr. Camozzi upon the effective date and 50,000 common shares will be issued upon the second anniversary date of the agreement. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. Mr. Camozzi does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CRC. Mr. Camozzi’s distributions from CRC are not affected by the arrangements in the consulting agreement. Therefore, Mr. Camozzi’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

11.	Agreements with Principal Investigators / Scientific Advisory Board Members

a.	The Company has retained Drs. Aziz Ghahary, Anthony Papp, and Reza Jalili (collectively, the “Advisors”) to act as members of the Company’s Science Advisory Board, effective upon the close of the Offering. The Advisors will provide specified scientific services to the Company, participate as members of the Scientific Advisory Board and assist the Board of Directors of the Company by making recommendations and discussing from time-to-time matters pertaining to the Company’s business. Dr. Papp was paid approximately $16,900 ($22,500 CAD) and $17,700 ($22,500 CAD) during the years ended September, 2023 and 2022, respectively. No fees were paid to the other members during the years ended September, 2022 or 2023.

F-19

BirchBioMed, Inc.

Notes to Financial Statements

b.	The Company has a strategic advisory committee. One member receives a monthly fee of $4,500 based on a consulting agreement dated June 1, 2021. The other committee members are not compensated annually. During the years ended September 30, 2023 and 2022, three committee members were awarded 80,000 warrants each to purchase up to that number of the Company’s common shares with the fair value at the time of issuance of $380,880 and $527,400 for the years ended September 30, 2023 and 2022, respectively. These warrants awarded during the years ended September 30, 2023 and 2022 have an exercise price of $2.50 and $2.00, respectively and have a contractual term of 10 years. They may be exercised at any time through the expiry date.

12.	Income taxes

The Company’s financial statements recognize the current and deferred income tax consequences that result from the Company’s activities. The Company does not have a provision for income taxes for the years ended September 30, 2023 and 2022 as there are no current or deferred taxes.

The Company received a tax refund from Canada Revenue Agency for approximately $116,000 during the year ended September 30, 2022. This was recorded as a reduction of research and development expenses.

Reconciliation of the effective tax rate:

	September
	2023	2022 (Restated)
Loss before income taxes	$(2,617,277)	$(2,156,639)
Basic combined Canadian statutory income tax rate	28%	27%
Computed income rate benefit	(732,837)	(582,292)
Increase resulting from:
Non-deductible share-based compensation	284,390	342,411
Change in valuation allowance	448,447	239,881
Total tax (recovery) expense	$-	$-

At September 30, 2023 and 2022, the net deferred tax assets have not been recognized in these financial statements. A valuation allowance is recognized to reduce the deferred tax assets as it is more likely than not that tax benefit will not be realized.

F-20

BirchBioMed, Inc.

Notes to Financial Statements

Net deferred income tax assets as of September 30, 2023 and 2022 were comprised of the following:

	September
	2023	2022 (Restated)
Deferred tax assets
Tax losses carried forward	14,341,815	12,008,928
Research and development expenses	24,314	11,524
Deferred tax assets	$14,366,129	$12,020,452

Valuation allowance	(14,366,129)	(12,020,452)
Net deferred tax assets	$-	$-

As of September 30, 2023, the amounts and expiration dates of tax attributes and temporary differences, which are available to reduce future years’ taxable income, are as follows:

Tax losses carried forward	Federal	Provincial
2035	$553,476	$553,476
2036	1,219,837	1,219,837
2037	906,270	906,270
2038	916,831	916,831
2039	1,748,460	1,748,460
Thereafter	8,996,941	8,996,941
	$14,341,815	$14,341,815

13.	Subsequent events

The Company has evaluated subsequent events through April 8, 2024, the date on which the financial statements were available to be issued.

F-21

BirchBioMed, Inc.

Financial Statements

Three and Six Months Ended March 31, 2024 and 2023

(Unaudited)

F-22

BirchBioMed, Inc.

Financial Statements

Three and Six Months Ended March 31, 2024 and 2023

Contents

Financial Statements (Unaudited)

F-23

BirchBioMed, Inc.

Balance Sheets

(Unaudited)

	March	September
	2024	2023
Assets
Current Assets:
Cash	$877,105	$1,381,801
Other current assets	138,525	112,838
Total Current Assets	1,015,630	1,494,639

Total Assets	$1,015,630	$1,494,639

Liabilities & Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$237,486	$270,462
Accrued payroll liabilities	1,662	2,046
Current portion of note payable	-	9,358
Total Current Liabilities	239,148	281,866

Note payable, net of current portion	-	16,230
Convertible notes payable, at fair value, net of debt discount	2,297,174	1,730,818
Accrued interest	208,250	88,250
Residual interest debt	148,441	146,008
Total Liabilities	$2,893,013	$2,263,172

Stockholders’ Deficit:
Common share, no par value per share; no maximum amount authorized: 32,884,782 and 32,809,782 shares issued and outstanding at March 31, 2024 and September 30, 2023, respectively	9,241,766	$9,241,766
Additional paid in capital	6,579,861	6,528,665
Accumulated deficit	(17,849,010)	(16,538,964)
Total Stockholders’ Deficit	(1,877,383)	(768,533)
Total Liabilities and Stockholders’ Deficit	$1,015,630	$1,494,639

The accompanying notes are an integral part of the financial statements.

F-24

BirchBioMed, Inc.

Statements of Operations

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March	March	March	March
	2024	2023	2024	2023

Operating Expenses:
Research and development	$35,973	$7,553	$60,150	$33,848
General and administrative	471,922	1,247,175	838,332	1,504,220
Total operating expenses	357,910	1,254,728	898,482	1,538,068

Loss from operations	(507,895)	(1,254,728)	(898,482)	(1,538,068)

Other Income (expenses):
Foreign exchange gain	2,460	79	1,692	2,375
Interest expense	(89,805)	(9,622)	(178,848)	(9,531)
Fair value change of convertible notes payable	(133,648)	(20,830)	(241,785)	(20,830)
Other income	-	-	7,377	-
Total other expense	(220,993)	(30,373)	(411,564)	(27,986)

Net loss	$(728,888)	$(1,285,101)	$(1,310,046)	$(1,566,054)

Loss per common share - basic and diluted	$(0.02)	$(0.04)	$(0.04)	$(0.05)

Weighted average of shares outstanding - basic and diluted	32,834,782	32,743,115	32,822,282	32,708,671

The accompanying notes are an integral part of the financial statements.

F-25

BirchBioMed, Inc.

Statements of Stockholders’ Deficit

(Unaudited)

	Common Stock		Common stock	Additional paid in	Accumulated	Total stockholders’ equity
	Shares	Amount	subscribed	capital	deficit	(deficit)

Balance at September 30, 2023	32,809,782	$9,241,766	$-	$6,528,665	$(16,538,964)	$(768,533)

Warrants issues with convertible notes payable	-	$-	-	41,623	-	41,623

Net loss	-	-	-	-	(581,158)	(581,158)

Balance at December 31, 2023	32,809,782	$9,241,766	$-	$6,570,288	$(17,120,122)	$(1,308,068)

Common shares issued for services	75,000	150,000	-	-	-	150,000

Warrants issues with convertible notes payable	-	-	-	$9,573	-	$9,573

Net loss	-	-	-	-	(728,888)	$(728,888)

Balance at March 31, 2024	32,884,782	$9,391,766	$-	$6,579,861	$(17,849,010)	$(1,877,383)

	Common Stock		Common stock	Additional paid in	Accumulated	Total stockholders’ equity
	Shares	Amount	subscribed	capital	deficit	(deficit)

Balance at September 30, 2022	32,659,782	$8,896,766	$-	$5,217,058	$(13,921,687)	$192,137

Net loss	-	-	-	-	(280,953)	(280,953)

Common shares subscribed	-	-	145,000	-	-	145,000

Balance at December 31, 2022	32,659,782	$8,896,766	$145,000	$5,217,058	$(14,202,640)	$56,184

Common share based compensation	-	-	-	1,015,680	-	1,015,680

Warrants issues with convertible notes payable	-	-	-	223,964	-	223,964

Net loss	-	-	-	-	(1,285,101)	(1,285,101)

Balance at March 31, 2023	32,659,782	$8,896,766	$145,000	$6,456,702	$(15,487,741)	$10,727

The accompanying notes are an integral part of the financial statements.

F-26

BirchBioMed, Inc.

Statements of Cash Flow

(Unaudited)

	Six Months Ended
	March 31	March 31
	2024	2023
Cash flows from operating activities:
Net loss	$(1,310,046)	$(1,566,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	-	(525)
Changes in fair value of convertible notes payable	241,785	20,830
Change in present value of residual interest debt	2,433	2,577
Amortization of debt discount	55,767	6,222
Common shares issued for services	150,000	-
Forgiveness of Canadian economic stimulus note payable	(7,547)	-
Common share based compensation expense	-	1,015,680
Increase in note payable due to foreign exchange gain	-	554
Changes in operating assets and liabilities:
Other current assets	(25,687)	(19,623)
Accounts payable and accrued expenses	(32,976)	68,509
Accrued interest	120,000	-
Accrued payroll liabilities	(384)	25
Net cash used in operating activities	(806,655)	(471,805)

Cash flows from financing activities:
Proceeds from convertible notes payable	320,000	1,400,000
Sale of common shares	-	145,000
Principal payments of note payable	(18,041)	-
Net cash provided by financing activities	301,959	1,545,000

Increase (decrease) in cash	$(504,696)	1,073,195

Cash at beginning of period	$1,381,801	462,452

Cash at end of period	$877,105	$1,535,647

Supplementary cash flow information
Cash paid for interest	$648	$731

Non-cash financing activities
Fair value of warrants issued with common shares	$-	$56,368
Fair value of warrants issued with convertible notes	$51,196	$223,964

The accompanying notes are an integral part of the financial statements.

F-27

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

1.	Organization and Nature of Business

BirchBioMed, Inc. (“Birch”, “The Company,” or “Company”) was incorporated under the laws of the Province of British Columbia, Canada in February 2015. The Company is a clinical-stage immunology company focused on the evaluation and development of commercially viable anti-scarring drugs and autoimmune therapeutics. A University of British Columbia (“UBC”) spinoff, Birch holds the exclusive, worldwide non-perpetual pharmaceutical license from UBC for two medical therapeutic technologies that mark significant breakthroughs in the treatment of fibrosis and certain autoimmune diseases.

The Company has completed one Phase 2 clinical trial that showed statistically significant, positive results of a double-blind study into the safety and efficacy of Birch’s lead drug candidate (FS2) in the treatment of mature keloid scars. Birch is currently conducting a second Phase 2 clinical trial to evaluate the safety and efficacy of FS2 in scar prevention. The Company is also facilitating other studies determining other uses and medical applications for FS2.

Risk and Uncertainties

The Company’s efforts are focused on obtaining approvals from the US Food and Drug Administration (“FDA”) and foreign regulatory agencies prior to commercial sales in the United States or foreign jurisdictions, respectively. There can be no assurances that the Company’s current and future product candidates will receive the necessary approvals. If approval is denied or delayed, it may have a material adverse impact on the business and the financial condition.

The Company is subject to risks common to early-stage companies in the pharmaceutical industry, including dependence on the clinical and commercial success of its product candidates, ability to obtain regulatory approval and its product candidates, compliance with regulatory requirements, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of the Company’s approved products, if any, by physicians and patients, significant competition and ability to manage third-party manufacturers, suppliers and contract research organizations.

2.	Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of these financial statements are as follows:

Basis of Presentation

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in U.S. Dollars (“USD”). These interim financial statements reflect all adjustments, including normal recurring adjustments, that, in the opinion of management, are necessary to present fairly our financial position and the results of operations of the Company for the periods presented. The results of operations for the three and six months ended March 31, 2024, are not necessarily indicative of the results that may be expected for any future period or the fiscal year ending September 30, 2024 and should be read in conjunction with the financial statements for the year ended September 30, 2023.

F-28

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

Going Concern

Management has identified the following conditions that created an uncertainty about the ability of the Company to continue as a going concern. Since its inception, the Company has had no revenue and has had recurring net losses including a net loss for the three and six-month periods ended March 31, 2024 and 2023. The following describes management’s plans that are intended to mitigate the condition and events that raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to meet its obligations and continue as a going concern is dependent upon its ability to continue to develop product viability and achievement of profitable operations. The Company is currently pursuing financing to raise the additional capital needed to continue planned operations. Such financing could include private financing, bridge financing, or collaboration agreements. Although the Company plans to pursue additional financing, there could be no assurance that the Company will be able to secure financing when needed or to obtain such financing in terms satisfactory to the Company, if at all. These conditions in events create substantial doubt about the ability of the Company to continue as a going concern through one year of the date that the financial statements are issued.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements in the reported amount of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accrued expenses and share-based payment compensation. Management bases its estimates on historical experience and on assumptions that it believes are reasonable, however, actual results could significantly differ from those estimates.

Foreign Currency

The Company’s functional and reporting currency is the US dollar (“USD”). Foreign currency transactions conducted in Canadian dollars (“CAD”) are initially measured in USD on the day the transaction is recorded, with the associated foreign exchange gain (loss) being recorded to the statement of operations. Transaction gains or losses are recorded at quarter end for the remeasurement of monetary assets and liabilities in the statement of operations as foreign exchange gain (loss).

Cash

Cash includes bank demand deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash.

Other Current Assets

The Company receives a refund for Harmonized Sales Tax (HST) paid to certain vendors. The Company records the amounts at the estimated refund.

Fixed Assets

Fixed assets are recorded at cost, reduced by accumulated depreciation. Depreciation expense related to fixed assets is computed using the straight-line method based on estimated useful lives of the assets. The estimated useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from the fixed assets.

F-29

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

The estimated useful lives of depreciation of the principal classes of assets are as follows:

Useful life
Office and electronic equipment	3-5 years

Expenditures for maintenance and repairs, which do not materially extend the useful life of the assets, are charged to expense as incurred. Depreciation expense totaled $0 for the three-month and six-month periods ended March 31, 2024, respectively and $263 and $525 for the three-month and six-month periods ended March 31, 2023, respectively.

Fair Value Option

ASC 825-10, Financial Instruments, provides a fair value option (the “FVO”) election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Unrealized gains and losses on items for which the FVO has been elected are reported in earnings, except for the effect of changes in our credit, which are recognized in other comprehensive income/loss. The decision to elect the FVO is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method.

The Company elected to account for the convertible notes payable issued using FVO, which allows for valuing the convertible notes at fair value in its entirety versus bifurcation of the embedded derivatives (see Note 5). The fair value of the convertible notes is determined using the probability-weighted expected return method, which is widely used for valuing convertible notes. The significant assumptions used in the model are the probability and timing of the expected event(s) and the implied yield. If different assumptions are used, the fair value of the convertible notes and the change in estimated fair value could be materially different. A significant increase in the probability of a qualified financing occurring, in isolation, would result in a significantly higher fair value; and a significant decrease in the probability of a qualified financing occurring would result in a significantly lower fair value.

Residual Interest Debt

Common shares issued with residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control are recorded as debt in accordance with ACS 470-10-25 using assumptions related to timing of future revenue to calculate the estimated value. The Company uses the retrospective approach on a quarterly basis to adjust the carrying value of the debt to the present value of the revised estimated cash flows, discounted at the effective interest rate. The effective interest rate is computed and updated based on the revised estimate of remaining cash flows based on management’s revised future revenue forecast.

Share-Based Payment Arrangements

The Company utilizes equity incentives which include warrants that may be granted to employees, directors, consultants, and advisers.

Share-based payment compensation expense related to the warrants granted is recognized based on the grant date, subject to vesting requirements, estimated fair values, using the Black Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period.

F-30

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

Share-based payment compensation expense related to the warrants granted to non-employees is measured based on the fair values, determined using the Black Scholes option pricing model at the grant date, and recognized ratably over the requisite service period, similar to the treatment of warrants granted to employees and directors, or for performance-based awards when it is deemed probable that the performance condition will be met.

Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The input hierarchy is broken down into three levels based on the reliability of the inputs as follows.

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation does not entail a significant degree of judgment. The Company currently has no assets or liabilities that are valued using Level 1 inputs.

Level 2 - Valuations based on quoted prices that are not active or for which all significant inputs are observable directly or indirectly. The Company currently has no assets or liabilities that are valued using Level 2 inputs.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The Company elected FVO to measure the convertible notes using Level 3 inputs on issuance and at each reporting date. Significant unobservable inputs used in the probability-weighted expected return method is the probability and timing of the expected event(s) and the implied yield. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values. The Company currently has no assets that are valued using level three inputs.

Research and Development

Costs to develop the Company’s products are expensed in the period which they are incurred and included in research and development expenses in the accompanying statements of operations.

Income Taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts (tax base) of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets and liabilities are measured at the tax rate expected to apply when the underlying asset or liability is realized (settled) based on the rates that are enacted at the reporting date. A deferred tax asset is recognized for unused tax losses and tax credits, reduced by a valuation allowance to the extent that it is more likely than not that some portion or all of the deferred tax asset will not be realized.

F-31

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. In making the assessment, the Company must assume that the taxing authority will examine the income tax position and have full knowledge of all relevant information. The second step is to measure the tax benefit as the largest amount that is more than fifty percent likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may or may not accurately forecast actual outcomes.

At March 31, 2024 and 2023, management believes the Company had no uncertain tax positions that would require adjustment to the financial statements. The Company’s income tax filings are subject to audit by various Canadian authorities. Any interest and penalties assessed to the Company would be reflected as an operating expense.

Loss Per Common Share

The Company calculates its net income or loss per share on basic and diluted net income or loss per share (EPS), as defined by ASC 260-10. Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The diluted effect of outstanding warrants issued by the Company are reflected in diluted EPS using the treasury stock method. Under the treasury stock method, warrants will generally have a diluted effect when the average market price of common stock during the period exceeds their exercise price. The diluted effect of convertible notes are reflected in diluted EPS using the if-converted method. For periods of net loss, basic and diluted EPS are the same, as the assumed exercise of stock warrants and conversion of notes are anti-dilutive. Weighted average common shares outstanding were 32,834,782 and 32,822,282 for the three and six month period ending March 31, 2024, compared to 32,743,115 and 32,708,671 for the three and six month ending March 31, 2023, respectively.

For the six months ended March 31, 2024 and 2023, the dilutive effect of 6,396,925 and 6,375,725, respectively, of unexercised warrants and 724,024 and 435,017, respectively, of common shares potentially issuable pursuant to convertible notes have not been included in the average shares outstanding for the calculation of net loss per share as the effect would be anti-dilutive as a result of our net loss in these periods.

F-32

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

3.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	March 31,	September 30,
	2024	2023
Trade payables	$132,486	$159,948
Corporate credit cards	-	5,514
Professional fees	105,000	105,000
Total accounts payable and accrued liabilities	$237,486	$270,462

4.	Note Payable

In April 2020, the Company received funds ($40,000 CAD) from the Canadian economic stimulus package in response to the effects of COVID-19 global pandemic that commenced during 2020. The loan balance of $0 and $25,588 at March 31, 2024 and September 30, 2023, respectively, is interest-free through January 1, 2024, at which time payments on this note begin, and interest accrues at 5%. The Canadian economic stimulus package provides a portion of the borrowing ($10,000 CAD) to be forgiven to the extent the Company meets the defined eligibility criteria, which requires repayment of 75% of the note by December 31, 2023. The Company paid the outstanding balance in October 2023 of $18,041 net of $7,547 ($10,000 CAD) that was forgiven.

5.	Convertible notes payable

The Company has issued 12% Convertible Notes together with Warrants to purchase common shares. The outstanding principal amount, including accrued and unpaid interest, will automatically convert at the earlier of (i) the 36-month anniversary of the issuance date, (ii) a Qualified Financing (i.e., an initial public offering), or (iii) the bona fide sale of the Company. Upon Maturity or Qualified Financing, the Note will automatically convert into Equity Securities at the lesser of: (i) the Conversion Price Cap divided by the Fully Diluted Capitalization; or (ii) a 35% discount to the price of the Equity Securities. Prior to the sale of the Company or any Change of Control, the Note Holders are entitled to either: (i) receive a cash payment equal to the outstanding principal and interest; or (ii) have the outstanding principal and interest automatically convert into common stock at the lesser of (1) the Conversion Price Cap divided by the Fully Diluted Capitalization; or (2) a 35% discount to the Company’s enterprise value divided by the Fully Diluted Capitalization. The Warrant Holders are entitled to purchase the Company’s common shares at an exercise price of $2.50 per share. The Warrants are immediately exercisable for a period of ten years from the issuance date through and including the expiration date.

For the three months ended March 31, 2024 and 2023, Convertible Notes totaling $60,000 and $1,400,000, respectively, were recorded at fair value and were issued with warrants valued at $9,573 and $223,964, respectively, to purchase up to 7,200 and 168,000 shares, respectively of the Company’s common shares at $2.50 per share. For the six months ended March 31, 2024 and 2023, Convertible Notes totaling $320,000 and $1,400,000, respectively were recorded at fair value and were issued with warrants valued at $51,196 and $223,964, respectively, to purchase up to 38,400 and 168,000 shares, respectively of the Company’s common shares at $2.50 per share. The debt discount is amortized over the term of the Convertible Notes. During the three and six months ended March 31, 2024, $28,129 and $55,757, respectively, of debt discount was amortized to interest expense. During the three and six months ended March 31, 2023, a total of $6,221 of debt discount was amortized to interest expense.

F-33

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

At March 31 2024 and September 30, 2023, the fair value of the Convertible Notes were $2,541,428 and $1,979,643, respectively. For the three and six months ended March 31, 2024, the change in the fair value of the Convertible Notes recorded in the Statements of Operations was $133,648 and $241,785, respectively.

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March	March	March	March
	2024	2023	2024	2023
Convertible notes payable, at fair value at beginning of period	$2,347,780	$-	$1,979,643	$-
Proceeds from issuance of convertible notes payable	60,000	1,400,000	320,000	1,400,000
Changes in fair value of convertible notes payable	133,648	20,830	241,785	20,830
Unamortized debt issuance costs - convertible notes	(244,254)	(217,742)	(244,254)	(217,742)
Convertible notes payable, at fair value, net of debt discount at end of period	$2,297,174	$1,203,088	$2,297,174	$1,203,088

The valuation model for the fair value of the Convertible Notes requires the input of subjective assumptions including expected probability and timing of the expected event(s) and the implied yield. Changes in the input assumptions as well as the Company’s underlying share price can materially affect the fair value estimates.

The significant assumptions used in the fair value model for the Convertible Notes include the following, with a change in risk-free interest and probability of a qualified financing having the most significant impact on the related fair values.

	2024	2023
Risk-free interest rate	4.58-5.25%	4.84%
Implied spread	18.66-33.71%	18.66%
Applicable discount rate	65.00%	65.00%
Probability of qualified financing	80.00%	80.00%

The fair value of the debt issuance costs on the Convertible Notes requires the input of subjective assumptions including expected volatility and risk-free interest rates. Changes in the input assumptions as well as the Company’s underlying share price can materially affect the fair value estimates.

The fair value of the warrants issued with the Convertible Notes was estimated using the following weighted average assumptions based on the issuance dates:

	2024	2023
Expected term in years:	10 years	10 years
Expected volatility	76.28%	76.28%
Risk-free interest rate	3.93% - 4.62%	4.17%
Expected dividend rate	0%	0%

6.	Long-term debt - residual interests

The Company issued residual interest accompanying the Private Placement (see Note 7). The residual interests in future revenues attributable to the Company’s first product to generate revenue and the net value attributable to the Company from a change in control. The Private Placement stipulates that for each dollar invested, $0.99 is allocated toward the purchase of shares and $0.01 is allocated towards the purchase of residual interests. The investor’s rights to any residual interest payments began upon the closing of the offering and continues until the earlier of a change in control or the 15-year period beginning with the first annual payment for such interest in revenues. The investor’s residual interest percentage amount is calculated by dividing the amount invested in the offering by one million multiplied by one-half of one percent.

F-34

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

Based on estimates of the future revenue of the Company’s initial product and the timing of cash flows, the Company recorded residual interest debt of $148,441 and $146,008 at March 31, 2024 and September 30, 2023, respectively. The Company recorded interest income of $2,036 and interest expense of $2,433 for the three-month and six-month periods ended March 31, 2024, respectively compared to interest expense of $2,997 and $2,578, for the three-month and six-month periods ended March 2023, respectively.

7.	Equity

A. Common stock:

(1)	Authorized: Company is authorized to issue an unlimited number of common stock shares without par value.

(2)	Outstanding: There were 32,884,782 and 32,809,782 shares of common stock outstanding as of March 31, 2024 and September 30, 2023, respectively.

B. Common Stock Subscribed

Common stock subscribed represents sales of common stock prior to the issuance of shareholder certificates.

C. Private Placement

The Company is offering up to $10,000,000 of common shares (the “Shares”) and residual interests in the net revenues, if any, attributable to the Company’s first product, in its specific form of application, to generate revenue and the net value attributable to the Company, if any, from a Change of Control of the Company (the “Residual Interests), (collectively, the Shares and the Residual Interests are referred to herein as the “Securities”) for sale to United States investors pursuant to Regulation D under the United States Securities Act of 1933, as amended. As of March 31, 2024 and September 30, 2023, $5,425,671 of Securities have been sold in the Private Placement.

D. Subscription Agreement

The Company issued an additional private placement under a subscription agreement dated August 5, 2020 offering 1,000,000 shares at $2.90 per unit. Each Unit consists of one (1) newly issued Share priced at $2.00 per Share and one (1) whole common share purchase warrant priced by the Company at $0.90. Each Warrant entitles the holder thereof to purchase three (3) Shares at an exercise price of $1.50 per Share, subject to adjustment in certain events, and exercisable for a period of 12 months from the date of issuance of the Warrant. In October 2021, the Company increased the number of Units offered by 500,000 for an aggregate of 1,500,000 Units. During the six months ended March 31, 2023, the Company received proceeds of $145,000 for common stock subscriptions. The subscription agreement was closed on December 5, 2022. As of September 30, 2023, the total amount raised under this subscription agreement was approximately $3,500,000, respectively. No Units were issued during the six months ended March 31, 2024.

F-35

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

E. Warrants Issued for Services

From time to time, the Company issues warrants to purchase its common stock to employees and non-employees for services. These warrants are valued using a Black Scholes model and using the volatility, market price, exercise price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued.

In June 2020, the Company authorized the creation and issuance of up to 100,000 common share purchase warrants of the Company at an exercise price of $1 for a period of five years following the date of issuance, subject to the following performance based vesting conditions: 1) tranche one - 50,000 warrants are exercisable upon completion and issuance of audited September 30, 2019 financial statements, and 2) tranche 2 - 50,000 warrants exercisable conditioned upon closing of an initial public offering of the Company. Warrant activity is summarized as follows:

	Service Based Warrants		Performance Based Warrants
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding September 30, 2023	4,831,500	$1.53	100,000	$1.00
Granted	-	$-	-	$-
Expired	-	-	-	-
Warrants outstanding March 31, 2024	4,831,500	$1.53	100,000	$1.00

Warrants un-exercisable at March 31, 2024	-	$-	50,000	$1.00

At March 31, 2024, the weighted average remaining contractual term of the outstanding warrants is 5.07 years.

Share-based compensation expense was $0 for the three and six months ended March 31, 2024, respectively compared to $1,015,680 for the three and six months ending March 31, 2023, respectively. No warrants were issued for the three in six months ended March 31, 2024.

As of March 31, 2024, all the outstanding service-based warrants were fully vested and exercisable.

At March 31, 2024, the Company had 100,000 performance-based warrants outstanding, of which 50,000 have vested and 50,000 are non-vested. The fair value of these vested warrants is $75,150. Unrecognized compensation costs of $75,150 related to the remaining 50,000 of unvested performance-based warrants will be recognized when the performance condition is considered probable of occurring.

F-36

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

8.	University of British Columbia License Agreement

On June 10, 2015, the Company entered into a license agreement with UBC. Under this license agreement, the Company has an exclusive, worldwide, sublicensable and royalty-bearing license under certain UBC patent rights to use, manufacture, have made, distribute, and sell certain products related to fibroproliferative therapy and immunomodulatory therapy. Under the terms of the license, the Company is unable to cross-license or sublicense the patents without prior written consent of UBC.

Under terms of the license agreement, the Company is required to make certain payments, including: (a) a $49,375 annual fee beginning in June 2019 increasing to $79,000 in December 2022; (b) quarterly royalty payments on all revenue received for the sale or commercialization of licensed products; (c) a percentage of all sublicensing revenue pursuant to all sublicensing agreements the Company may enter into related to the license; (d) milestone payments upon achievement of certain development and regulatory milestone events for each fibroproliferative therapy product and immunomodulatory therapy; (e) a one-time royalty upon certain commercial milestone achievements; and (f) a one-time payment in the event the Company is a party to certain transactions (including a change in control) or 7.9% of the aggregate consideration payable in connection with the transaction, or 7.9% of the pre-money valuation for an initial public offering, distributed as 3.9% in cash equal to one-half the fair market value of such shares (payable within 60 days of closing) as the case may be. Except for the annual fee, none of the required payment triggers have been met at March 31, 2024.

UBC owns all right, title, and interest in and to the technology (patents) under the UBC License Agreement and any improvements thereto. The Company is obligated to use reasonable efforts to develop and obtain regulatory approvals to market each licensed product and to maximize net sales after the receipt of such approvals, as well as to achieve certain specified development, regulatory and commercial milestones. Such milestones include, but are not limited to, using reasonable efforts to commence a Phase 1 clinical trial of an immunomodulatory therapy product by June 10, 2023.

The license agreement will continue until the latter of June 10, 2035 or two years after the expiry of the last patent licensed under the license agreement. Either party may terminate the license agreement due to a breach which is not remedied within a certain time period. UBC may terminate the license agreement upon providing notice in the event: (a) the Company becomes insolvent; (b) fails to pay amounts required by court order within 30 days of such order; (c) breaches applicable securities law or regulations; (d) takes steps to windup or otherwise terminate the business; (e) the technology or any improvement become subject to any security interest, lien, charge or encumbrance in favor of a third party when such an encumbrance is registered against the Company and is not contested by the Company or is not dismissed within 60 days of commencement; or (f) if any sublicensee is in breach of a sublicense and the Company fails to cause the sublicensee to cure such breach within the required time period.

9.	Related party agreements

a.	The Company has entered into a consulting agreement with The Carlisle Group Inc. (“Carlisle”) dated as of January 1, 2015, pursuant to which Mark Miller serves as the Company’s chief executive officer. The Company compensates Carlisle for Mr. Miller’s time at an annual rate of $200,000. The agreement was replaced effective August 15, 2023 at an annual rate of $210,000. Mr. Miller does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by Carlisle. Mr. Miller’s distributions from Carlisle are not affected by the arrangements in the consulting agreement. Therefore, Mr. Miller’s compensation is not directly tied to the dollar value of the transactions between Carlisle and the Company, and the approximate dollar amount of his interest in the transaction cannot be determined. Additionally, the Company has a month-to-month lease for office space with Carlisle at a monthly rate of $2,500.

F-37

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

b.	The Company has entered into a consulting agreement with Elliott Clark Communications Inc. (“ECC”), dated January 1, 2015, pursuant to which Susan Elliott serves as the Company’s chief marketing officer. The Company compensates ECC for Ms. Elliot’s time at an annual rate of $150,000. The agreement was replaced effective August 15, 2023 at an annual rate of $157,500. Ms. Elliott does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by ECC. Ms. Elliott distribution’s from ECC are not affected by the arrangements in the consulting agreement. Therefore, Ms. Elliott’s compensation is not directly tied to the dollar value of the transactions between ECC and the Company, and the approximate dollar amount of her interest in the transaction cannot be determined.

c.	The Company has entered into a consulting agreement with Verbeck Associates LLC (“Verbeck”), dated November 1, 2019, pursuant to which Jon Verbeck serves as the Company’s Chief Financial Officer. The Company compensates Verbeck Associates for Mr. Verbeck’s time at an annual rate of $48,000. The agreement was replaced effective July 15, 2023 at an annual rate of $96,000. Mr. Verbeck does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by Verbeck Associates. Mr. Verbeck’s distributions from Verbeck Associates are not affected by the arrangements in the consulting agreement. Therefore, Mr. Verbeck’s compensation is not directly tied to the dollar value of the transactions between Verbeck and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

d.	The Company entered into a consulting agreement with Jonathan Bourne, dated April 1, 2021, pursuant to which Mr. Bourne served as the Company’s Chief Science Officer. The Company awarded Mr. Bourne 80,000 warrants and compensated him for his time at an annual rate of $72,000. On October 1, 2022 the Company and Mr. Bourne entered into an amendment to the consulting agreement whereby he would no longer serve as chief science officer but continue to provide consulting services consisting of up to 720 hours to the Company annually, not to exceed 60 hours per month, at a rate of $60 an hour. The agreement was terminated June 30, 2023. The warrants remain outstanding at the quarter ended March 31, 2024.

e.	The Company has entered into a consulting agreement with CHG BioVenture SA (“CHG”), dated March 1, 2023, pursuant to which Herve Girsault serves as the Company’s Chief Business Officer. The Company awarded Mr. Girsault 100,000 common shares and compensates CHG for Mr. Girsault’s time at an annual rate of $120,000. 50,000 common shares were issued to Mr. Girsault upon the agreement’s effective date and 50,000 common shares were issued upon the first anniversary date of the agreement. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. The agreement provides a funding success fee of 2% of the capital raised in the funding round up to $5,000,000 and 3% over $5,000,000. The agreement also provides a business development success fee for net proceeds received related to licensing or business development received from third parties in certain specific treatment areas ranging from 2%-3% of transaction proceeds generated. Mr. Girsault does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CHG. Mr. Girsault’s distributions from CHG are not affected by the arrangements in the consulting agreement. Therefore, Mr. Girsault’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined .

F-38

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

f.	The Company has entered into a consulting agreement with CRC Management Consulting GmbH (“CRC”), dated March 1, 2023, pursuant to which Dr. Carlos Camozzi serves as the Company’s Chief Medical Officer. The Company awarded Mr. Camozzi 100,000 common shares and compensates CRC for Mr. Camozzi’s time at an annual rate of $96,000. 50,000 common shares were issued to Mr. Camozzi upon the effective date, 25,000 common shares were issued upon the first anniversary, and 25,000 common shares will be issued on the second anniversary date of the agreement. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. Mr. Camozzi does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CRC. Mr. Camozzi’s distributions from CRC are not affected by the arrangements in the consulting agreement. Therefore, Mr. Camozzi’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

10.	Agreements with Principal Investigators / Scientific Advisory Board Members

a.	The Company has retained Drs. Aziz Ghahary, Anthony Papp, and Reza Jalili (collectively, the “Advisors”) to act as members of the Company’s Science Advisory Board, effective upon the close of the Offering. The Advisors will provide specified scientific services to the Company, participate as members of the Scientific Advisory Board and assist the Board of Directors of the Company by making recommendations and discussing from time-to-time matters pertaining to the Company’s business. Dr. Papp was paid approximately $10,000 ($12,500 CAD) and $12,000 ($15,000 CAD) during the three and six months ended March, 2024, respectively compared to $5,600 ($7,500 CAD) and $9,300 ($12,500 CAD) during the three and six months ended March 31, 2023, respectively. No fees were paid to the other members during the three and six months ended March 31, 2024 or 2023.

b.	The Company has a strategic advisory committee. One member receives a monthly fee of $4,500 based on a consulting agreement dated June 1, 2021. The other committee members are not compensated annually. During the quarter ended March 31, 2023, three committee members were awarded 80,000 warrants each to purchase up to that number of the Company’s common shares with the fair value at the time of issuance of $380,880. No warrants were awarded during the three and six months ended March 31, 2024. The warrants awarded during the quarter ended March 31, 2023 have an exercise price of $2.50 and have a contractual term of 10 years. They may be exercised at any time through the expiry date.

F-39

BirchBioMed, Inc.

Notes to Financial Statements

(Unaudited)

11.	Income taxes

The Company’s financial statements recognize the current and deferred income tax consequences that result from the Company’s activities. The Company does not have a provision for income taxes for the six months ended March 31, 2024 and 2023 as there are no current or deferred taxes.

Reconciliation of the effective tax rate:

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March	March	March	March
	2024	2023	2024	2023
Loss before income taxes	$(728,888)	$(1,285,101)	$(1,310,046)	$(1,566,054)
Basic combined Canadian statutory income tax rate	27%	27%	27%	27%
Computed income rate benefit	(196,799)	(346,977)	(353,712)	(422,834)
Increase resulting from:
Non-deductible share-based compensation	-	274,234	-	274,234
Change in valuation allowance	196,799	72,743	353,712	148,600
Total tax (recovery) expense	$-	$-	-	-

At March 31, 2024 and 2023, the net deferred tax assets have not been recognized in these financial statements. A valuation allowance is recognized to reduce the deferred tax assets as it is more likely than not that tax benefit will not be realized.

Net deferred income tax assets as of March 31, 2024 and September 30, 2023 were comprised of the following:

	March	September
	2024	2023
Deferred tax assets
Tax losses carried forward	15,651,861	14,341,815
Research and development expenses	16,241	24,314
Deferred tax assets	$15,668,102	$14,366,129

Valuation allowance	(15,668,102)	(14,366,129)
Net deferred tax assets	$-	$-

As of March 31, 2024, the amounts and expiration dates of tax attributes and temporary differences, which are available to reduce future years’ taxable income, are as follows:

Tax losses carried forward	Federal	Provincial
2035	$553,476	$553,476
2036	1,219,837	1,219,837
2037	906,270	906,270
2038	916,831	916,831
2039	1,748,460	1,748,460
Thereafter	10,306,987	10,306,987
	$15,651,861	$15,651,861

12.	Subsequent events

The Company has evaluated subsequent events through July 30, 2024, the date on which the financial statements were available to be issued.

Since March 31, 2024, the Company has received proceeds of $1,400,000 from Convertible Notes issued with warrants to purchase up to 168,000 shares of the Company’s common stock at $2.50.

F-40

PART III - EXHIBITS

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Agreement with DealMaker Securities LLC
2.1*	Incorporation Agreement
2.2*	Articles of BirchBioMed Inc., as amended (included in Exhibit 2.1)
3.1*	Form of Convertible Promissory Note
3.2*	Form of Common Share Purchase Warrant
4.1*	Form of Subscription Agreement
6.1*±	Second Amended and Restated License Agreement between the University of British Columbia and BirchBioMed Inc. dated September 10, 2020
6.2*+	Consulting Agreement between BirchBioMed Inc. and Elliot Clark Communications Inc. dated January 1, 2015
6.3*+	Consulting Agreement between BirchBioMed Inc. and The Carlisle Group, Inc. dated January 1, 2015
6.4*+	Consulting Services Agreement between BirchBioMed Inc. and Verbeck Associates, LLC dated November 1, 2019
6.5*+^	Engagement Letter between BirchBioMed Inc. and CHG BioVenture SA dated March 1, 2023
8.1*	Escrow Agreement between BirchBioMed Inc. and Enterprise Bank and Trust
10.1*	Power of Attorney (included on signature page hereto).
11.1*	Consent of Bonadio & Co., LLP
11.2*	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 12.1).
12.1*	Opinion of Fasken Martineau DuMoulin LLP
14.1*	Appointment of Agent for Service of Process (Form F-X)

* Filed herewith.

+ Management contract or compensatory arrangement.

± Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

^ Certain portions of this exhibit have been omitted (indicated by asterisks) pursuant to Item 601(b) of Regulation S-K of the Securities Act of 1933, as amended, because such omitted information is (i) not material and (ii) is the type that the company treats as private or confidential.

98

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King City, Ontario, Canada, on July 30, 2024.

BIRCHBIOMED INC.

By:	/s/ Mark S. Miller
Name:	Mark S. Miller
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Miller and Susan Elliott, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this offering statement and any offering statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Miller
Mark S. Miller	Chief Executive Officer (Principal Executive Officer) and Board Chairman	July 30, 2024

/s/ Jon S. Verbeck
Jon S. Verbeck	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2024

/s/ Carlos Roberto Camozzi
Carlos Roberto Camozzi	Chief Medical Officer	July 30, 2024

/s/ Susan Elliott
Susan Elliott	Chief Marketing Officer, and Director	July 30, 2024

/s/ Hevé C. Girsault
Hervé C. Girsault	Chief Business Officer	July 30, 2024

/s/ Teresa Bair
Teresa Bair, Esq.	Director	July 30, 2024

/s/ Charles N. Ellis
Charles N. Ellis, M.D.	Director	July 30, 2024

/s/ Joseph Sardano
Joseph Sardano	Director	July 30, 2024

99